   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 1996
                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          BORLAND INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              7372                               94-2895440
    (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                               ----------------

                                100 BORLAND WAY
                         SCOTTS VALLEY, CA 95066-3249
                                (408) 431-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               PAUL W. EMERY, II
                         VICE PRESIDENT AND SECRETARY
                                100 BORLAND WAY
                         SCOTTS VALLEY, CA 95066-3249
                                (408) 431-1000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                WITH COPIES TO:
            PETER M. ASTIZ                         JOHN A. BURGESS
            ANDREW D. ZEIF                       RICHARD N. KIMBALL
           BAKER & MCKENZIE                    JOSEPH E. MULLANEY III
            660 HANSEN WAY                          HALE AND DORR
          PALO ALTO, CA 94304                      60 STATE STREET
                                                  BOSTON, MA 02109

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==================================================================================
                                                          PROPOSED
                                           PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM       AGGREGATE     AMOUNT OF
    SECURITIES TO BE          TO BE     OFFERING PRICE    OFFERING    REGISTRATION
       REGISTERED         REGISTERED(1)  PER UNIT(2)      PRICE(2)       FEE(3)
----------------------------------------------------------------------------------
 Common Stock, par value
  $0.01 per share(1)...     5,760,787   Not Applicable Not Applicable  $9,588.09
=================================================================================

(1) The amount of shares of Common Stock of the Registrant to be issued is based upon the number of outstanding shares of and options to purchase common stock of OPEN ENVIRONMENT CORPORATION ("OEC") as of September 30, 1996.
(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of the market value of the maximum number of shares of OEC common stock to be exchanged in the Merger, computed in accordance with Rule 457(c) on the basis of the average of the high and low prices per share of such stock on the Nasdaq National Market on October 8, 1996.
(3) A registration fee of $19,564.00 was paid on June 7, 1996 in accordance with Rule 0-11 under the Securities Exchange Act.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          BORLAND INTERNATIONAL, INC.

                               ----------------

                CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4
            AND PROSPECTUS PURSUANT TO ITEM 501(b) OF REGULATION S-K

                      FORM S-4 ITEM                                            LOCATION IN PROSPECTUS
                      -------------                                            ----------------------
 A.  INFORMATION ABOUT THE TRANSACTION
      1. Forepart of Registration Statement and Outside Front
          Cover Page of Prospectus.................................  Outside Front Cover Page

      2. Inside Front and Outside Back Cover Pages of
          Prospectus...............................................  Table of Contents; Available Information; Incorporation of
                                                                      Certain Documents by Reference

      3. Risk Factors, Ratio of Earnings to Fixed Charges
          and Other Information....................................  Summary; Risk Factors; The Merger; The Companies

      4. Terms of the Transaction..................................  Incorporation of Certain Documents by Reference; Summary; The
                                                                      Special Meeting; The Merger; Certain Provisions of the
                                                                      Merger Agreement; The Companies; Comparisons of Stockholders'
                                                                      Rights

      5. Pro Forma Financial Information...........................  Summary; Unaudited Combined Condensed Pro Forma Financial
                                                                      Information

      6. Material Contacts with Company Being Acquired.............  Summary; The Merger; Certain Provisions of the Merger Agreement

      7. Additional Information Required for Reoffering by
          Persons and Parties Deemed to be Underwriters............  Not Applicable

      8. Interests of Named Experts and Counsel....................  Not Applicable

      9. Disclosure of Commission Position on Indemnification
          for Securities Act Liabilities...........................  Not Applicable

 B.  INFORMATION ABOUT THE REGISTRANT

     10. Information with Respect to S-3 Registrants...............  Available Information; Incorporation of Certain Documents by
                                                                      Reference; Summary; The Companies; The Merger

     11. Incorporation of Certain Information by Reference.........  Incorporation of Certain Documents by Reference

     12. Information with Respect to S-2 or S-3 Registrants........  Not Applicable

     13. Incorporation of Certain Information by Reference.........  Not Applicable

     14. Information with Respect to Registrants Other Than S-3 or S-2 Registrants.......................................  Not Applicable

 C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

     15. Information with Respect to S-3 Companies.................  Not Applicable

                        FORM S-4 ITEM                                             LOCATION IN PROSPECTUS
                        -------------                                             ----------------------
     16. Information with Respect to S-2 or S-3 Companies..........  Not Applicable

     17. Information with Respect to Companies Other Than S-2 or
          S-3 Companies............................................  Outside Front Cover Page; Available Information; Incorporation
                                                                      of Certain Documents by Reference; Summary; The Companies;
                                                                      The Merger

 D.  VOTING AND MANAGEMENT INFORMATION

     18. Information if Proxies,
          Consents or Authorizations Are to be Solicited...........  Available Information; Incorporation of Certain Documents by
                                                                      Reference

         (1) Date, Time and Place Information......................  Outside Front Cover Page; Summary; The Special Meeting

         (2) Revocability of Proxy.................................  Summary; The Special Meeting

         (3) Dissenters' Rights of Appraisal.......................  Summary; Comparisons of Stockholders' Rights

         (4) Persons Making the Solicitation.......................  Outside Front Cover Page; Summary; The Special Meeting

         (5) Interest of Certain Persons in Matters to be
             Acted Upon and Voting Securities and Principal
             Holders Thereof.......................................  Summary; The Special Meeting; The Merger; Certain Provisions
                                                                      of the Merger Agreement

         (6) Vote Required for Approval............................  Summary; The Special Meeting

         (7) Directors and Executive Officers' Executive
             Compensation, and Certain Relationships and Related
             Transactions..........................................  Summary; The Merger; Certain Provisions of the Merger
                                                                      Agreement; The Companies

     19. Information if Proxies, Consents or Authorizations
          are not to be Solicited in an Exchange Offer.............  Not Applicable

                         OPEN ENVIRONMENT CORPORATION
                               25 TRAVIS STREET
                          BOSTON, MASSACHUSETTS 02134

To the Stockholders of OPEN ENVIRONMENT CORPORATION:

  Enclosed are a Notice of Special Meeting of Stockholders, a Prospectus/Proxy Statement, and a Proxy for a Special Meeting of Stockholders (the "Special Meeting") of Open Environment Corporation ("OEC") to be held on Monday, November 18, 1996 at 10:00 a.m., Boston time, at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts.

  At the Special Meeting you will be asked to consider and vote on a proposal to approve and adopt a Merger Agreement and the transactions contemplated thereby pursuant to which a wholly-owned subsidiary of Borland International, Inc. ("Borland") will be merged with and into OEC (the "Merger"), as a result of which OEC will become a wholly-owned subsidiary of Borland. The terms of the Merger Agreement provide that holders of the Common Stock of OEC will receive for each share of OEC Common Stock owned as of the effective time of the Merger 0.66 of a share of common stock of Borland, par value $0.01 per share (the "Exchange Ratio"). Details of the matters to be considered at the Special Meeting are set forth in the accompanying Prospectus/Proxy Statement, which you should read carefully.

  After careful consideration, the Board of Directors of OEC has unanimously approved the Merger Agreement and recommends that all stockholders vote for its approval. The Board of Directors of OEC has received a written opinion from its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, dated as of July 30, 1996, that the Exchange Ratio is fair from a financial point of view to the holders of OEC Common Stock as of that date.

  All stockholders are invited to attend the Special Meeting in person. The affirmative vote of a majority of the outstanding shares of Common Stock of OEC will be necessary for approval and adoption of the Merger Agreement.

  IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If you attend the Special Meeting in person you may, if you wish, vote personally on all matters brought before the Special Meeting even if you have previously returned your Proxy.

                                          Sincerely,


                                          Philip R. Copeland
                                          Acting Chief Executive Officer

October 17, 1996

                         OPEN ENVIRONMENT CORPORATION
                               25 TRAVIS STREET
                          BOSTON, MASSACHUSETTS 02134
                              TEL: (617) 562-0900

                                ---------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 18, 1996

                                ---------------

  NOTICE IS HEREBY GIVEN THAT a Special Meeting of Stockholders (the "Special Meeting") of Open Environment Corporation, a Delaware corporation ("OEC"), will be held on Monday, November 18, 1996 at 10:00 a.m., Boston time, at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 11, 1996, as amended by Amendment No. 1 dated July 31, 1996 and Amendment No. 2 dated October 8, 1996 (the "Merger Agreement") among Borland International, Inc., a Delaware corporation ("Borland"), Aspen Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Borland ("Merger Subsidiary"), and OEC, and the transactions contemplated by the Merger Agreement, pursuant to which, among other things (a) Merger Subsidiary would be merged (the "Merger") with and into OEC, as a result of which OEC would become a wholly-owned subsidiary of Borland and (b) each stockholder of OEC would receive for each share of OEC common stock, par value $.01 per share ("OEC Common Stock") owned as of the effective time of the Merger, 0.66 of a share of Borland common stock, par value $0.01 per share, as described in the accompanying Prospectus/Proxy Statement. A copy of the Merger Agreement is attached to the Prospectus/Proxy Statement as Appendix A-1, A-2 and A-3.

    2. To grant the Board of Directors of OEC discretionary authority to adjourn the Special Meeting in order to solicit additional votes for the Merger.

    3. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Stockholders of record of OEC Common Stock at the close of business on October 7, 1996 will be entitled to vote as set forth in the accompanying Prospectus/Proxy Statement at the Special Meeting and any adjournments or postponements thereof. Only holders of record of OEC Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination by any OEC Common Stockholder entitled to vote at the Special Meeting at OEC's headquarters at 25 Travis Street, Boston, Massachusetts, for purposes pertaining to the Special Meeting, during normal business hours for a period of ten days prior to the Special Meeting.

  You are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend, please complete, sign, date and promptly return the enclosed Proxy in the enclosed self-addressed, stamped envelope. A stockholder of OEC who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting.

  THE BOARD OF DIRECTORS OF OEC HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF OEC RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF OEC, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR COOPERATION IS APPRECIATED. DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

                                      By order of the Board of Directors,

                                      OPEN ENVIRONMENT CORPORATION

                                      James J. Driscoll
                                      Secretary

Boston, Massachusetts
October 17, 1996

PROSPECTUS/PROXY STATEMENT
--------------------------

      BORLAND INTERNATIONAL, INC.           OPEN ENVIRONMENT CORPORATION
    PROSPECTUS FOR THE ISSUANCE OF         PROXY STATEMENT FOR THE SPECIAL
 5,760,787 SHARES OF COMMON STOCK, PAR   MEETING OF STOCKHOLDERS TO BE HELD
         VALUE $0.01 PER SHARE                    NOVEMBER 18, 1996

  This Prospectus/Proxy Statement (the "Prospectus/Proxy Statement") is being furnished to the stockholders of Open Environment Corporation, a Delaware corporation ("OEC"), in connection with the solicitation of proxies by the Board of Directors of OEC (the "OEC Board") for use at a special meeting of stockholders of OEC to be held on Monday, November 18, 1996, at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts, commencing at 10:00 a.m., Boston time, and any adjournments or postponements thereof (the "Special Meeting").

  At the Special Meeting, holders of shares of common stock, par value $0.01 per share, of OEC ("OEC Common Stock") will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of May 11, 1996, as amended by Amendment No. 1 dated July 31, 1996 and Amendment No. 2 dated October 8, 1996 (the "Merger Agreement"), among Borland International, Inc., a Delaware corporation ("Borland"), Aspen Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Borland ("Merger Subsidiary"), and OEC, and the transactions contemplated thereby, pursuant to which Merger Subsidiary will merge with and into OEC (the "Merger"). As a result of the Merger, OEC will become a wholly-owned subsidiary of Borland and each share of OEC Common Stock outstanding at the effective time of the Merger (the "Effective Time") will be converted into the right to receive 0.66 of a share of common stock of Borland, par value $0.01 per share (the "Borland Common Stock"). A copy of the Merger Agreement is attached to this Prospectus/Proxy Statement as Appendix A-1, A-2 and A-3 and is incorporated herein by reference. The stockholders of OEC also will consider and vote upon such other business as may come before the Special Meeting or any adjournments or postponements thereof.

  This Prospectus/Proxy Statement also constitutes the prospectus for the offering of shares of Borland Common Stock to be issued in the Merger to the holders of OEC Common Stock. Borland has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") of which this Prospectus/Proxy Statement is a part. All information concerning OEC contained or incorporated by reference in this Prospectus/Proxy Statement has been furnished by OEC, and all information concerning Borland and Merger Subsidiary contained or incorporated by reference in this Prospectus/Proxy Statement has been furnished by Borland.

  SEE "RISK FACTORS" ON PAGE 15 FOR INFORMATION THAT SHOULD BE CONSIDERED BY OEC STOCKHOLDERS REGARDING THE SECURITIES OFFERED HEREBY.

  This Prospectus/Proxy Statement and the accompanying proxy are first being mailed to OEC stockholders on or about October 17, 1996.

                               ----------------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

       The date of this Prospectus/Proxy Statement is October 17, 1996.

                             AVAILABLE INFORMATION

  Borland and OEC are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements (if required) and other information with the Commission. The reports, proxy statements and other information filed by Borland or OEC with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The shares of Borland Common Stock and OEC Common Stock are quoted on the Nasdaq National Market, and certain of Borland's and OEC's reports, proxy materials and other information may be available for inspection at the offices of The Nasdaq Stock Market at 1735 "K" Street, N.W., Washington, D.C. 20006.

  Borland has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Borland Common Stock to be issued pursuant to the Merger. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which were omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus/Proxy Statement or in any document incorporated by reference in this Prospectus/Proxy Statement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by Borland (File No. 0-16096) are incorporated by reference in this Prospectus/Proxy Statement:

    1. Annual Report on Form 10-K for the year ended March 31, 1996 (the "Borland 1996 Form 10-K");


    2. Quarterly Report on Form 10-Q for the three months ended June 30,
  1996;

    3. Proxy Statement with respect to Borland's Annual Meeting of Stockholders on September 5, 1996 filed with the Commission on August 7, 1996;

    4. The description of Borland's Preferred Share Purchase Rights (the "Borland Stockholders' Rights Plan") contained in its Registration Statement on Form 8-A filed with the Commission on December 23, 1994; and

    5. The description of Borland Common Stock contained in its Registration Statement filed with the Commission under the Exchange Act, as amended.

  All documents filed by Borland or OEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

  THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN APPENDICES TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM, IN THE CASE OF DOCUMENTS RELATING TO BORLAND, ATTN: CORPORATE SECRETARY, AT 100 BORLAND WAY, SCOTTS VALLEY, CALIFORNIA 95066-3249, (408) 431-1000, AND IN THE CASE OF DOCUMENTS RELATING TO OEC, ATTN: CORPORATE SECRETARY, AT 25 TRAVIS STREET, BOSTON, MASSACHUSETTS 02134, (617) 562-0900. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 11, 1996.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BORLAND OR OEC. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROSPECTUS/PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF BORLAND OR OEC SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

  Entera, DCE Adapter, Entera Workbench for Windows, App Designer, Entera/Fx, QuickRPC and Enterprise Learning Center are trademarks of OEC. Borland and Delphi are trademarks of Borland. This Prospectus/Proxy Statement may also include trademarks and trade names of companies other than OEC and Borland which are the property of their respective owners.

  NOTICE TO NEW HAMPSHIRE RESIDENTS: Neither the fact that a registration statement or an application for a license has been filed with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any documents filed under RSA 421-B of the New Hampshire Uniform Securities Act is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or transaction means that the Secretary of State has passed in any way on the merits or qualifications. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION....................................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................    2
SUMMARY..................................................................    5
 Risk Factors............................................................    5
 The Companies...........................................................    5
 The Special Meeting.....................................................    5
 The Merger and Certain Provisions of the
  Merger Agreement.......................................................    6
 Principal Stockholder Agreements........................................    9
 Comparisons of Stockholders' Rights.....................................    9
 Accounting Treatment....................................................    9
 Exchange Procedures.....................................................   10
 No Appraisal Rights.....................................................   10
 Selected Historical Consolidated and Pro Forma Unaudited Combined
  Condensed Financial Information........................................   11
 Selected Historical Consolidated Financial Information..................   11
 Summary Pro Forma Unaudited Combined Condensed Financial Information....   12
 Comparative Per Share Data..............................................   13
 Comparative Market Price Data...........................................   14
RISK FACTORS.............................................................   15
THE SPECIAL MEETING......................................................   19
 General.................................................................   19
 Purposes of the Special Meeting.........................................   20
 Vote Required...........................................................   20
 Voting of Proxies.......................................................   20
 Revocability of Proxies.................................................   20
 Solicitation of Proxies.................................................   20
 Record Date; Shares Entitled to Vote....................................   21
 Quorum..................................................................   21
THE MERGER...............................................................   21
 General.................................................................   21
 Background of the Merger................................................   22
 Potential Advantages and Disadvantages of the Merger to Borland and
  OEC....................................................................   26
 OEC's Reasons for the Merger; Recommendation
  of OEC's Board of Directors............................................   27
 Opinion of Financial Advisor............................................   28
 Borland's Reasons for the Merger........................................   32
 Effective Time..........................................................   33
 Terms of the Merger.....................................................   33
 Certain United States Federal Income Tax Consequences...................   33
 Regulatory Approvals....................................................   34
 Accounting Treatment....................................................   35
 Nasdaq Listing..........................................................   35
 Exchange Procedures.....................................................   35
 Interests of Certain Persons; Possible Conflicts
  of Interest............................................................   36
 Restrictions on Resales by Affiliates...................................   37
 Management of OEC After the Merger......................................   37

                                                                            PAGE
                                                                            ----
CERTAIN PROVISIONS OF THE MERGER AGREEMENT................................   38
 Exchange Procedures......................................................   38
 Certain Representations and Warranties...................................   39
 Conduct of Business Pending the Merger...................................   40
 No Solicitation of Transactions..........................................   40
 Indemnification of Directors and Officers................................   41
 Conditions to the Consummation of the Merger.............................   41
 Termination..............................................................   42
 Alternative Proposal Fee; Expenses; Damages..............................   43
 Amendment and Waiver.....................................................   43
 Effect of the Merger on Stock Options....................................   44
 Effect of the Merger on Certain Benefit Plans............................   44
PRINCIPAL STOCKHOLDER AGREEMENTS..........................................   45
 Voting and Proxy.........................................................   45
 Abstention from Voting...................................................   45
 Covenants and Representations............................................   45
 No Solicitation..........................................................   46
THE COMPANIES.............................................................   47
 Borland International, Inc...............................................   47
 Open Environment Corporation.............................................   47
 Liquidity and Capital Resources..........................................   65
 Merger Subsidiary........................................................   69
PRO FORMA UNAUDITED COMBINED CONDENSED
 FINANCIAL INFORMATION....................................................   70
COMPARISONS OF STOCKHOLDERS' RIGHTS.......................................   74
 Capital Stock............................................................   74
 Introduction of Business by Stockholders at
  Meetings of Stockholders................................................   74
 Number and Classification of Directors...................................   74
 Quorum and Interested Transactions.......................................   74
 Amendment of Bylaws Provisions
  Regarding Directors.....................................................   75
 Payment of Dividends.....................................................   75
 No Appraisal Rights......................................................   75
LEGAL MATTERS.............................................................   75
EXPERTS...................................................................   75
STOCKHOLDER PROPOSALS.....................................................   75
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................  F-1
APPENDIX A--Merger Agreement..............................................  A-1
 Amendment No. 1 to Merger Agreement......................................  A-2
 Amendment No. 2 to Merger Agreement......................................  A-3
APPENDIX B--Opinion of Donaldson, Lufkin & Jenrette Securities
  Corporation.............................................................  B-1
APPENDIX C--Principal Stockholder Agreements..............................  C-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere or incorporated by reference in this Prospectus/Proxy Statement. It does not purport to be complete and is qualified in its entirety by the full text, including the Appendices attached hereto. Certain capitalized terms used in this Summary are defined elsewhere in this Prospectus/Proxy Statement. The information contained in this Prospectus/Proxy Statement with respect to Borland and its affiliates has been provided by Borland, and the information with respect to OEC and its affiliates has been provided by OEC.

RISK FACTORS

  STOCKHOLDERS OF OEC SHOULD CAREFULLY EVALUATE CERTAIN RISK FACTORS RELATING TO OWNERSHIP OF BORLAND COMMON STOCK AFTER THE MERGER. SEE "RISK FACTORS."

THE COMPANIES

  Borland. Borland develops software development tools, including programming language software and database management systems, for the business and independent software developer community. Borland has several product lines and a series of additional complementary products and services which are targeted to meeting the needs of software developers for the desktop, local area network and client/server and Internet environments.

  Borland was incorporated in Delaware in July 1989 and in October 1989 succeeded to the business of a predecessor corporation incorporated in California in May 1983. Borland's principal executive office is located at 100 Borland Way, Scotts Valley, California 95066-3249, and its telephone number is
(408) 431-1000.

  OEC. OEC develops, markets and supports software that enables companies to create applications for distributed, client/server computing systems. OEC pioneered a multi-tiered software architecture that allows customers to rapidly develop, deploy and manage software applications to access critical information quickly on an enterprise-wide basis. OEC's principal executive office is located at 25 Travis Street, Boston, Massachusetts 02134, and its telephone number is (617) 562-0900.

  Merger Subsidiary. Merger Subsidiary was formed on May 3, 1996 by Borland solely for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Its principal executive office is located at 100 Borland Way, Scotts Valley, California 95066-3249, and its telephone number is (408) 431-1000.

  Prior to the discussions which led to the proposed Merger, there was no affiliation between OEC and Borland.

THE SPECIAL MEETING

  Time, Date and Place. The Special Meeting is scheduled to be held on Monday, November 18, 1996 at 10:00 a.m., Boston time, at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts.

  Purposes of the Special Meeting. The purposes of the Special Meeting are to
(i) consider and vote upon a proposal to approve and adopt the Merger Agreement, and (ii) transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

  Vote Required. Assuming that a quorum is present, the affirmative vote of the holders of a majority of all outstanding shares of OEC Common Stock is required to approve and adopt the Merger Agreement. As a result, abstentions, failures to vote and broker non-votes will have the same effect as votes against the Merger Agreement since they are not votes for approval. Pursuant to the Principal Stockholder Agreements (as hereafter defined) between Borland and certain stockholders of OEC, the Principal Stockholder Shares (as hereafter defined) (representing beneficial ownership of approximately 33% of the outstanding shares of OEC Common Stock) will be present and voted at the Special Meeting in favor of the Merger Agreement. See "Principal Stockholder Agreements."

  Voting of Proxies. Shares of OEC Common Stock represented by properly executed proxies received at or prior to the Special Meeting, and which have not thereafter been properly revoked as described below, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement, and in the discretion of the proxy holder as to any other matter that may properly come before the Special Meeting. See "The Special Meeting-- Voting of Proxies."

  Revocability of Proxies. An OEC stockholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting by any manner permitted by law, including (i) giving written notice of revocation by mail or facsimile to OEC prior to the Special Meeting or (ii) properly submitting to OEC by mail or facsimile a duly executed proxy bearing a later date. Submissions to OEC should be made to Open Environment Corporation, Attn:
Corporate Secretary, at 25 Travis Street, Boston, Massachusetts 02134, facsimile number (617) 562-5942. Any beneficial owner whose shares of OEC Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to change such stockholder's vote should contact such registered holder promptly and instruct such registered holder on such beneficial owner's behalf. There is no guarantee that there will be sufficient time prior to the Special Meeting for the registered holder to deliver a revocation upon instruction by the beneficial owner. See "The Special Meeting--Revocability of Proxies."

  Record Date; Shares Entitled to Vote. The close of business on October 7, 1996 has been fixed by the OEC Board as the record date (the "Record Date") for determining holders of shares of OEC Common Stock entitled to notice of and to vote at the Special Meeting. As of the Record Date, 7,562,749 shares of OEC Common Stock were outstanding and held of record by 110 holders. The OEC Common Stock is the only class of capital stock of OEC issued and outstanding. Each stockholder of record as of the close of business on the Record Date is entitled at the Special Meeting to one vote for each share of OEC Common Stock held. See "The Special Meeting--Record Date; Shares Entitled to Vote."

  Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of OEC Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Pursuant to the Principal Stockholder Agreements, the Principal Stockholder Shares will be present and voted at the Special Meeting in favor of the Merger Agreement. See "The Special Meeting--Quorum" and "Principal Stockholder Agreements."

THE MERGER AND CERTAIN PROVISIONS OF THE MERGER AGREEMENT

  General. If the OEC stockholders approve the Merger and all other conditions to the Merger are satisfied (or waived, if legally permissible), then at the Effective Time, Merger Subsidiary will be merged with and into OEC, with OEC to be the surviving corporation (the "Surviving Corporation"). The name of the Surviving Corporation shall initially be Open Environment Corporation. In the Merger, each share of OEC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of OEC Common Stock held by OEC, Borland or a subsidiary of either of them ("Cancelable Shares")) will be converted into the right to 0.66 of a share of Borland Common Stock (the "Exchange Ratio"). Based on the 7,538,249 shares of OEC Common Stock outstanding as of September 30, 1996, the number of shares of Borland Common Stock to be issued pursuant to the Merger is approximately 4,975,000 or approximately 16% of the total number of shares of Borland Common Stock outstanding as of that date. In addition, Borland is assuming options for the purchase of approximately 1,190,216 shares of OEC Common Stock which will be converted to options to purchase approximately 786,000 shares of Borland Common Stock upon completion of the Merger. No fractional shares of Borland Common Stock will be issued. OEC stockholders will receive cash in lieu of any fractional shares they would have been entitled to. See "Certain Provisions of the Merger Agreement--Exchange Procedures."

  Recommendation of the Board of Directors of OEC. THE OEC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF OEC VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. The recommendation of the OEC Board is based on a number of factors described in "The Merger--Background of the Merger" and "The Merger--OEC's Reasons for the Merger; Recommendation of OEC's Board of Directors."

  Fairness Opinion. On July 30, 1996, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to OEC, delivered an oral opinion to the OEC Board, which was also confirmed in writing as of July 30, 1996, to the effect that the Exchange Ratio is fair from a financial point of view to the holders of shares of OEC Common Stock as of such date. The OEC Board has not requested that DLJ update its opinion. The full text of the written opinion of DLJ, which sets forth the procedures followed and the factors considered by DLJ, is attached as Appendix B to this Prospectus/Proxy Statement. HOLDERS OF SHARES OF OEC COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinion of Financial Advisor."

  Effective Time. The Effective Time will occur as soon as practicable after the requisite approval of the stockholders of OEC has been obtained and all other conditions have been satisfied or waived, and in no event later than the first business day after all conditions to the Merger have been satisfied or waived, unless the parties agree otherwise. The Effective Time will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

  Certain United States Federal Income Tax Consequences. The Merger is structured to qualify, for federal income tax purposes, as a "tax-free reorganization" so that generally no gain or loss would be recognized by OEC stockholders who exchange their OEC Common Stock solely for shares of Borland Common Stock. Holders of shares of OEC Common Stock who receive cash in lieu of fractional shares will generally be treated as if the fractional shares had been issued and subsequently redeemed by Borland in a taxable transaction. Each of Borland and OEC have received opinions of counsel (the "Tax Opinions") that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Tax Opinions are not binding on the Internal Revenue Service and it is possible that the Merger might not be treated as a reorganization within the meaning of
Section 368(a) of the Code, as a result of which each holder of shares of OEC Common Stock would recognize gain or loss in the amount of the difference between the fair market value of the shares of Borland Common Stock and/or cash in lieu of fractional shares, and such holder's adjusted tax basis in the OEC Common Stock exchanged therefor. See "The Merger--Certain United States Federal Income Tax Consequences."

  Regulatory Approvals. Borland and OEC are aware of no government regulatory approvals remaining to be obtained for consummation of the Merger, other than compliance with federal and state securities laws. The Merger was subject to the premerger notification provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Filings were made under the HSR Act by Borland and OEC with the Federal Trade Commission and the Department of Justice Antitrust Division. On June 24, 1996, early termination of the waiting period under the HSR Act was granted, thus permitting the Merger to proceed pursuant to the HSR Act, subject to stockholder approval and the other conditions described herein. Borland, OEC and Merger Subsidiary have each agreed to use their best efforts to obtain any additional regulatory approvals. See "The Merger--Regulatory Approvals."

  Accounting Treatment. Borland intends to account for the Merger as a pooling-of-interests of OEC in accordance with generally accepted accounting principles ("GAAP"). See "The Merger--Accounting Treatment."

  Nasdaq Listing. The shares of Borland Common Stock to be issued in connection with the Merger will be listed on the Nasdaq National Market System ("Nasdaq"). Evidence from Nasdaq that the shares of Borland Common Stock to be issued in connection with the Merger will be listed on Nasdaq immediately following the Effective Time is a condition to consummation of the Merger. See "Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger."

  Interests of Certain Persons in the Merger. In considering the recommendation of the OEC Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of OEC and of the OEC Board have certain interests in the Merger that are in addition to the interests of stockholders of OEC generally, including, without limitation, the rights to receive certain severance and other employee benefits and to indemnification. See "The Merger--Interests of Certain Persons; Possible Conflicts of Interest" and "The Merger--Management of OEC After the Merger."

  Management. The officers and directors of Borland will not change as a result of the Merger. Pursuant to the Merger Agreement, upon the consummation of the Merger, the officers and directors of Merger Subsidiary immediately prior to the Effective Time will be the initial officers and directors of the Surviving Corporation. See "The Merger--Management of OEC After the Merger."

  Representations and Warranties. The Merger Agreement contains various representations and warranties of Borland, Merger Subsidiary and OEC. See "Certain Provisions of the Merger Agreement--Certain Representations and Warranties."

  Conduct of Business Pending the Merger; No Solicitations. The Merger Agreement restricts the ability of OEC to take certain actions and enter into certain transactions pending the Merger. See "Certain Provisions of the Merger Agreement--Conduct of Business Pending the Merger" and "--No Solicitation of Transactions."

  Conditions to the Consummation of the Merger. The respective obligations of Borland, Merger Subsidiary and OEC to consummate the Merger are subject to the satisfaction or, where legally permissible, waiver of various conditions, including, among others: (i) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof; (ii) approval of the Merger Agreement and the transactions contemplated thereunder by the holders of a majority of the shares of OEC Common Stock; (iii) the absence of any order, executive order, stay, decree, judgment, injunction, statute, rule, or regulation issued by any United States (federal, state, or local) or foreign government, or governmental, regulatory, or administrative authority, agency, or commission or court of competent jurisdiction prohibiting consummation of the Merger or making the Merger illegal; and (iv) evidence from Nasdaq that the shares of Borland Common Stock to be issued to the stockholders of OEC in the Merger will be quoted on Nasdaq immediately following the Effective Time. See "Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger."

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of Borland, Merger Subsidiary and OEC or by either Borland or OEC if, subject to certain limitations, (i) the Effective Time has not occurred on or before November 25, 1996; (ii) there exists any order, executive order, stay, decree, judgment or injunction (each, an "Order") which is final and nonappealable preventing the consummation of the Merger; or
(iii) the other party has breached any representation, warranty, covenant or agreement in the Merger Agreement such that the related closing conditions would not be satisfied (unless the breach is curable by the breaching party through the exercise of its best efforts and it continues to exercise its best efforts to cure the breach). In addition, Borland may terminate the Merger Agreement if (i) a tender offer or exchange offer for 50% or more of the outstanding shares of OEC's capital stock is commenced and the OEC Board fails to recommend against the stockholders of OEC tendering their shares into such tender offer or exchange offer or (ii) the stockholders of OEC fail to approve and adopt the Merger Agreement and the transactions contemplated thereunder. See "Certain Provisions of the Merger Agreement--Termination."

  Alternative Proposal Fee; Expenses. In connection with the termination of the Merger Agreement, upon the occurrence of certain events, OEC would be required to pay to Borland a fee (the "Alternative Proposal Fee") of $2.5 million (which amount would be inclusive of all expenses incurred by Borland related to the Merger). Upon the occurrence of certain other events, OEC would be required to pay to Borland its expenses only. In addition, upon the occurrence of certain other events, Borland would be required to pay to OEC its expenses only. See "Certain Provisions of the Merger Agreement--Alternative Proposal Fee; Expenses; Damages."

  Treatment of Stock Options. Pursuant to the Merger Agreement, all options to purchase shares of stock in OEC ("OEC Options") outstanding at the Effective Time, whether or not exercisable, vested, or performance based, under OEC's stock option plans shall remain outstanding following the Effective Time and options held by certain OEC directors under OEC's 1995 Director Stock Option Plan will become immediately exercisable upon consummation of the Merger. The number of shares subject to such options and the exercise price thereof shall be subject to proportional adjustment based upon the Exchange Ratio. See "Certain Provisions of the Merger Agreement--Effect of the Merger on Stock Options" and "The Merger--Interests of Certain Persons; Possible Conflicts of Interest."

  Treatment of Benefit Plans. OEC's 1995 Employee Stock Purchase Plan has been terminated. See "Certain Provisions of the Merger Agreement--Effect of the Merger on Certain Benefit Plans."

PRINCIPAL STOCKHOLDER AGREEMENTS

  Borland has entered into agreements with J&S Limited Partnership, Legacy Investment Partnership, the Appleby Trust, Frontenac Company and John J. Donovan, Sr. (collectively the "Principal Stockholders"), which beneficially own approximately 33% of the outstanding shares of OEC Common Stock (the "Principal Stockholder Shares"), dated May 11, 1996 (the "Principal Stockholder Agreements"), the form of which is attached to this Prospectus/Proxy Statement as Appendix C. Pursuant to the terms of the Principal Stockholder Agreements, the Principal Stockholders have agreed to vote the Principal Stockholder Shares in favor of the Merger and the Merger Agreement, and to take certain other actions consistent with, and refrain from certain actions inconsistent with, the consummation of the Merger. See "Principal Stockholder Agreements."

COMPARISONS OF STOCKHOLDERS' RIGHTS

  Upon consummation of the Merger, stockholders of OEC immediately prior to the Effective Time will become stockholders of Borland. Various differences exist between their rights as stockholders of OEC and as stockholders of Borland. See "Comparisons of Stockholders' Rights."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to the Merger that OEC and Borland shall have received letters from Ernst & Young LLP and Price Waterhouse LLP, their respective independent accountants, regarding the appropriateness of pooling of interests accounting treatment if the Merger is consummated in accordance with the Merger Agreement. See "The Merger--Accounting Treatment" and "Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger."

EXCHANGE PROCEDURES

  If the Merger becomes effective, a letter of transmittal will be mailed with instructions to all holders of record of OEC Common Stock immediately prior to the Merger for use in surrendering their stock certificates in exchange for certificates representing shares of Borland Common Stock and a cash payment in lieu of fractional shares, if any. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. See "Certain Provisions of The Merger Agreement--Exchange Procedures."

NO APPRAISAL RIGHTS

  Holders of OEC Common Stock are not entitled to dissenters' appraisal rights under the Delaware General Corporation Law ("Delaware Law") in connection with the Merger because the OEC Common Stock is quoted on Nasdaq and the shares of Borland Common Stock to be issued pursuant to the Merger will be quoted on Nasdaq as of the Effective Time. See "The Merger--No Appraisal Rights."

                        SELECTED HISTORICAL CONSOLIDATED
        AND PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following selected historical consolidated financial information of Borland and OEC has been derived from their respective historical consolidated financial statements, and should be read in conjunction with such consolidated financial statements and the notes thereto, included elsewhere or incorporated by reference in this Prospectus/Proxy Statement. Borland's consolidated financial statements for the fiscal years ended March 31, 1996, 1995, 1994, 1993 and 1992 were audited by Price Waterhouse LLP, independent accountants. The consolidated financial statements for OEC for the fiscal years ended December 31, 1995, 1994, 1993 and for the year ended December 31, 1992 from the tools division of Cambridge Technology Group, Inc. ("CTG") were audited by Ernst & Young LLP, independent accountants, except for the financial statements of Jarrah Technologies Pty. Limited ("Jarrah Technologies"), a consolidated subsidiary, for the four years ended December 31, 1994, which were audited by other auditors. OEC recently elected to restate its results for the fiscal periods beginning October 1994 to June 1996, as a result of which it has filed amendments to its reports previously filed pursuant to the Exchange Act with the Commission. See "The Companies--Open Environment Corporation--Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected pro forma unaudited combined condensed financial information of Borland and OEC is derived from the pro forma combined condensed financial statements and should be read in conjunction with such pro forma statements and the notes thereto, which are included elsewhere in this Prospectus/Proxy Statement. Historical and pro forma information for certain periods is derived from consolidated financial statements not included herein or incorporated by reference. For pro forma purposes, Borland's consolidated financial statements for the three fiscal years ended March 31, 1996, 1995 and 1994 and for the three months ended June 30, 1996 and 1995, have been combined with the consolidated financial statements of OEC for the three fiscal years ended December 31, 1995, 1994 and 1993 and for the three months ended June 30, 1996 and March 31, 1995 respectively. Upon the consummation of the proposed merger, OEC's December 31 year end will be conformed to Borland's March 31 year end for fiscal 1997. Accordingly, the pro forma unaudited combined condensed retained earnings at June 30, 1996 has been adjusted as of the first day of fiscal 1997 to include the results of operations of OEC for the three months ended March 31, 1996. Revenues and net loss of OEC for the three months ended March 31, 1996 were $3,218,742 and $4,966,585, respectively. No dividends have been declared or paid on either the Borland or OEC Common Stock during the past five years.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated, nor is it necessarily indicative of future operating results or financial position. All information shown is in thousands except per share amounts.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                           THREE MONTHS
                          ENDED JUNE 30,                YEAR ENDED MARCH 31,
                         ----------------- -------------------------------------------------
                           1996     1995     1996     1995       1994      1993      1992
                         --------  ------- -------- ---------  --------  --------  ---------
                           (UNAUDITED)
STATEMENT OF
 OPERATIONS--BORLAND
 Net revenues........... $ 34,537  $53,766 $215,206 $ 254,064  $393,519  $463,951  $ 482,510
 Operating income
  (loss)................  (17,276)   2,694   13,634  (122,904)  (65,061)  (44,482)  (133,417)
 Net income (loss)......  (14,128)   2,805   14,285   (12,177)  (69,891)  (49,206)  (110,434)
 Net income (loss) per
  share................. $  (0.45) $  0.10 $   0.45 $   (0.43) $  (2.62) $  (1.87) $   (4.29)
 Weighted average shares
  and equivalent
  shares................   31,307   29,127   31,861    27,994    26,670    26,266     25,743

                         JUNE 30,                    MARCH 31,
                        ----------- --------------------------------------------
                           1996       1996     1995     1994     1993     1992
                        ----------- -------- -------- -------- -------- --------
                        (UNAUDITED)
BALANCE SHEET--BORLAND
 Total assets.........   $234,807   $255,587 $244,996 $298,148 $341,683 $364,768
 Long-term
  obligations.........     14,035     14,275   16,520   19,943   23,271   29,597
 Stockholders'
  equity..............    159,444    171,578  123,004  120,370  188,317  228,340

                              SIX MONTHS
                            ENDED JUNE 30,              YEAR ENDED DECEMBER 31,
                         --------------------- -------------------------------------------
                            1996       1995       1995       1994     1993    1992    1991
                         ---------- ---------- ---------- ---------- ------- -------  ----
                         (RESTATED) (RESTATED) (RESTATED) (RESTATED)
                              (UNAUDITED)
STATEMENT OF
 OPERATIONS--OEC (A)
 Net revenues...........  $  6,828   $14,283    $29,881    $18,121   $13,163 $ 4,149  $778
 Operating income
  (loss)................   (12,138)    1,743        160        502     1,144  (1,159)   45
 Net income (loss)......   (12,646)    1,198        434        350       823 $(1,042) $ 43
 Net income (loss) per
  share.................  $  (1.69)  $  0.16    $  0.05    $  0.05   $  0.13      (b)   (b)
 Weighted average shares
  outstanding (c).......     7,498     7,617      8,039      6,415     6,558      (b)   (b)

                               JUNE 30,               DECEMBER 31,
                              ----------- -------------------------------------
                                 1996      1995      1994     1993   1992  1991
                              ----------- ------- ---------- ------ ------ ----
                              (RESTATED)          (RESTATED)
                              (UNAUDITED)
BALANCE SHEET--OEC (A)
 Total assets................   $24,433   $36,647   $9,476   $4,244 $1,158 $140
 Long-term obligations.......       --         27      206      --     --   --
 Series A Convertible
  Preferred Stock............       --        --     5,854      --     --   --
 Stockholder's equity
  (deficit)..................    16,262    28,717   (1,521)     976    150   78

                          SUMMARY PRO FORMA UNAUDITED
                    COMBINED CONDENSED FINANCIAL INFORMATION

                              THREE MONTHS ENDED
                                   JUNE 30,          YEAR ENDED MARCH 31,
                              ------------------------------------------------
                                1996       1995     1996     1995       1994
                              ---------  ----------------- ---------  --------
STATEMENT OF OPERATIONS
  Net revenues............... $  38,146  $ 60,238 $245,087 $ 272,185  $406,682
  Operating income (loss)....   (24,250)    3,466   13,793  (122,402)  (63,917)
  Net income (loss)..........   (21,806)    3,154   14,719   (11,827)  (69,068)
  Net income (loss) per
   share..................... $   (0.60) $   0.09 $   0.40 $   (0.37) $  (2.23)
  Weighted average shares and
   equivalent shares.........    36,268    33,572   37,167    32,228    30,998

                                                                   JUNE 30, 1996
                                                                   -------------
BALANCE SHEET
  Total assets....................................................   $258,240
  Long-term obligations...........................................     14,035
  Stockholders' equity............................................    163,206

--------
(a) Jarrah Technologies, prior to its acquisition by OEC in August 1995, paid dividends of $142,000 and $68,000 in fiscal years ended December 31, 1995 and 1993, respectively. Borland does not expect to declare or pay dividends to stockholders in the foreseeable future.
(b) As OEC began operations in 1992 as a division of CTG, there were no shares of capital stock outstanding in 1992 or 1991.
(c) For an explanation of the weighted average shares outstanding, see Note 1 of the Notes to Consolidated Financial Statements of OEC.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Borland and OEC and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis assuming that 0.66 of a share of Borland Common Stock is issued in exchange for each share of OEC Common Stock in the Merger. This data should be read in conjunction with the selected historical consolidated financial information, the pro forma unaudited combined condensed financial information and the separate historical consolidated financial statements of Borland and OEC and notes thereto, included elsewhere or incorporated by reference in this Prospectus/Proxy Statement. The pro forma unaudited combined condensed financial information is not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                               THREE MONTHS
                              ENDED JUNE 30,         YEAR ENDED MARCH 31,
                           --------------------- ----------------------------
                              1996       1995       1996       1995     1994
                           ---------- ---------- ---------- ---------- ------
                                (UNAUDITED)
HISTORICAL--BORLAND
  Net income (loss) per
   share..................   $(0.45)    $ 0.10     $0.45      $(0.43)  $(2.62)
  Book value per share....   $ 5.08     $   (a)    $5.51      $   (a)  $   (a)
                                SIX MONTHS
                              ENDED JUNE 30,       YEAR ENDED DECEMBER 31,
                           --------------------- ----------------------------
                              1996       1995       1995       1994     1993
                           ---------- ---------- ---------- ---------- ------
                           (RESTATED) (RESTATED) (RESTATED) (RESTATED)
HISTORICAL--OEC
  Net income (loss) per
   share..................   $(1.69)    $ 0.16     $0.05      $ 0.05   $ 0.13
  Book value per share....   $ 2.16     $   (a)    $3.85      $   (a)  $   (a)
                               THREE MONTHS
                              ENDED JUNE 30,         YEAR ENDED MARCH 31,
                           --------------------- ----------------------------
                              1996       1995       1996       1995     1994
                           ---------- ---------- ---------- ---------- ------
PRO FORMA AND EQUIVALENT
 COMBINED PER BORLAND
 SHARE:
  Net income (loss).......   $(0.60)    $ 0.09     $0.40      $(0.37)  $(2.23)
  Book value..............   $ 4.50         (a)    $5.55          (a)      (a)
EQUIVALENT PRO FORMA PER
 OEC SHARE:
  Net income (loss).......   $(0.40)    $(0.06)    $0.26      $(0.24)  $(1.47)
  Book value..............   $ 2.97         (a)    $3.66          (a)      (a)

--------
(a)  Not required to be presented.

                         COMPARATIVE MARKET PRICE DATA

  Borland Common Stock is quoted on Nasdaq, the Unlisted Securities Market (the "USM") of the International Stock Exchange of the United Kingdom and the Republic of Ireland Limited and the Pacific Stock Exchange. OEC Common Stock has been quoted on Nasdaq since its listing commenced on April 13, 1995.

  The table below sets forth, for the calendar quarters indicated, the high and low sale price for Borland Common Stock and OEC Common Stock as reported on Nasdaq, in each case based on published financial sources.

                                                      BORLAND          OEC
                                                   COMMON STOCK  COMMON STOCK(1)
                                                   ------------- ---------------
                                                    HIGH   LOW    HIGH     LOW
                                                   ------ ------ ---------------
CALENDAR 1994:
First Quarter..................................... $15.75 $12.38     --      --
Second Quarter....................................  13.82   8.50     --      --
Third Quarter.....................................  14.13  10.00     --      --
Fourth Quarter....................................  13.13   6.13     --      --
CALENDAR 1995:
First Quarter.....................................   9.88   6.63     --      --
Second Quarter....................................  14.38   7.75 $ 23.00 $ 17.50
Third Quarter.....................................  17.25  10.13   21.25   17.00
Fourth Quarter....................................  20.63  12.50   21.25    6.50
CALENDAR 1996:
First Quarter.....................................  21.25  13.38   14.50    5.88
Second Quarter....................................  20.25   8.88    8.63    4.38
Third Quarter.....................................  10.25   6.06    5.75    3.75

--------
(1) OEC Common Stock began trading publicly on April 13, 1995, the date of OEC's initial public offering.

  On July 29, 1996, the last full trading day prior to the execution and delivery of the Merger Agreement and the public announcement thereof, the high and low prices per share of Borland Common Stock and OEC Common Stock on Nasdaq were $7.375 and $7.125 for Borland Common Stock and $4.25 and $3.75 for OEC Common Stock. Assuming an average per share price of Borland Common Stock of $7.25, the closing price of a share of Borland Common Stock on July 29, 1996, each share of OEC Common Stock would be converted into the right to receive $4.785 in Borland stock.

  On October 7, 1996, the high and low sale prices per share on Nasdaq were $6.50 and $6.125 for Borland Common Stock and $4.00 and $3.50 for OEC Common Stock.

  Because the market price of Borland Common Stock is subject to fluctuation the market value of the Borland Common Stock that holders of OEC Common Stock will receive in the Merger may increase or decrease prior to the Merger and as of the Effective Time may be more or less than $4.785.

  Neither Borland nor OEC has declared or paid any dividends during the periods shown; however, Jarrah Technologies, prior to its acquisition by OEC, paid out dividends of $142,000 and $68,000 in fiscal years ending December 31, 1995 and 1993, respectively. The Merger Agreement contains a prohibition on OEC and Borland declaring any dividends prior to the Effective Time and Borland intends to retain any earnings for use in its business and, therefore, does not anticipate paying cash dividends on Borland Common Stock in the foreseeable future.

  HOLDERS OF OEC COMMON STOCK ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR SHARES OF BORLAND COMMON STOCK AND SHARES OF OEC COMMON STOCK.

                                 RISK FACTORS

  In addition to the other information in this Prospectus/Proxy Statement, the following risk factors should be considered carefully by holders of OEC Common Stock in evaluating whether to approve and adopt the Merger Agreement and thereby invest in Borland Common Stock. The discussion in this Prospectus/Proxy Statement contains certain forward-looking statements that involve risks and uncertainties. Borland's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in Borland's filings with the Commission. Such risk factors presently apply to Borland and will continue to apply following the Merger. See also "The Companies--Open Environment Corporation-- Certain Factors That May Affect Future Results of OEC."

  Operating Losses in Prior Years. Although Borland realized operating profits in each of the four quarters ended March 31, 1996, Borland experienced a substantial operating loss for the quarter ended June 30, 1996 as well as operating losses for the four prior fiscal years ended March 31, 1995. Borland expects to continue to experience operating losses, at least through the fiscal year ending March 31, 1997. Among other matters, Borland's ability to regain profitability will be substantially dependent upon its ability to successfully complete and introduce new products, to successfully integrate OEC and to stem the loss of management and other key personnel. There can be no assurance that Borland will be able to successfully accomplish the foregoing or to regain profitability in future periods.

  Changes in Management and Key Personnel. In recent months, Borland has experienced significant changes in management and other key personnel. In particular, Borland has announced the resignation of its President and Chief Executive Officer, its Senior Vice President for Research and Development and its Chief Financial Officer. To date, Borland has only replaced the Chief Financial Officer. In certain cases, management and other key personnel have been lured away by competitors who have offered very substantial signing bonuses and compensation packages which would be very difficult for Borland to match. There can be no assurance that Borland will not be subject to further losses of management and other key personnel. In addition, Borland may be required to substantially increase the compensation, stock options or other benefits offered to employees in order to attract or retain management and other key personnel. The loss of management and other key personnel, and the delays which may be experienced in recruiting new management and other personnel as well as the additional costs which may be incurred in retaining or attracting new personnel, may have a material adverse affect on Borland, its product launches and its operating results. In particular, the disruptions inherent in such a situation are particularly problematic for a company which has experienced the types of problems which Borland has recently faced.

  Significant Fluctuations in Quarterly Operating Results and
Seasonality. Borland's quarterly operating results have varied significantly in the past and Borland expects that such results are likely to vary significantly from time to time in the future. Such variations result from, among other matters, the following: the size and timing of significant orders and their fulfillment; demand for Borland's products; the number, timing and significance of product enhancements and new product announcements by Borland and its competitors; changes in pricing policies by Borland or its competitors; changes in the level of operating expenses; changes in Borland's sales incentive plans; budgeting cycles of its customers; customer order deferrals in anticipation of enhancements or new products offered by Borland or its competitors; product life cycles; product defects and other product quality problems; personnel changes; seasonal trends and general domestic and international economic and political conditions. Operating results can also be adversely impacted by deferrals of customer orders in light of customer uncertainty regarding Borland's short and long term prospects. As an increasing percentage of Borland's revenues are from client/server products, Borland expects that an increasing percentage of its revenues will be from large orders. The timing of such orders and their fulfillment may cause material fluctuations in Borland's operating results, particularly on a quarterly basis. In addition, Borland intends to continue to expand its domestic and international direct sales force. The timing of such expansion and the rate at which new sales people become productive could also cause material fluctuations in Borland's quarterly operating results.

  Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast. Revenues are also difficult to forecast because the market for client/server application development software is rapidly evolving, and Borland's sales cycle for client/server products, from initial evaluation to purchase and the provision of support services, is lengthy and varies substantially from customer to customer. Because Borland normally ships products within a short time after it receives an order, it typically does not have any material backlog. As a result, to achieve its quarterly revenue objectives, Borland is dependent upon obtaining orders in any given quarter for shipment in that quarter. Furthermore, because many customers place orders toward the end of a quarter, Borland generally recognizes a substantial portion of its revenues at the end of a quarter. As Borland's expense levels are based in significant part on Borland's expectations as to future revenues and are therefore relatively fixed in the short term, if revenue levels fall below expectations, net income is likely to be disproportionately adversely affected. There can be no assurance that Borland will be able to achieve or maintain profitability on a quarterly or annual basis in the future. Due to the foregoing factors, it is likely that in some future quarter Borland's operating results will be below the expectations of public market analysts and investors. In such event, the price of Borland's Common Stock would likely be materially and adversely affected.

  Uncertainties Related to the Merger. The acquisition of OEC by Borland presents numerous challenges to the combined company. The successful combination of companies and product lines in the high technology industry may be more difficult and require a greater period of time to accomplish than in other industries. Borland has historically had only a limited presence in the client/server applications market and accordingly may lack the management and marketing experience that will be necessary to successfully operate the OEC business following the Merger. The successful expansion of the combined company's business will require communication and cooperation in product development and marketing among the senior executives and key technical personnel of Borland and OEC. Given the inherent difficulties involved in completing a business combination, there can be no assurance that such cooperation will occur or that the integration of the respective businesses will be successful and will not result in disruptions in one or more sectors of the combined company's businesses. Among the other uncertainties relating to the Merger, there can be no assurance that Borland and OEC will retain key technical and management personnel; that the market will favorably view Borland's proposed expansion into the client/server field; that the geographic separation between the OEC and Borland operations might not prove disruptive; that there might not be duplication of effort or distraction of management from the operation of the business; or that Borland will realize any of the other anticipated benefits of the Merger. In particular, Borland has a limited track record in managing acquisitions of the size of the Merger.

  To date, a limited number of OEC management, technical and sales personnel have left OEC or indicated that they do not intend to continue with Borland following the Merger. In order to address the geographic separation, Borland has moved a senior technical employee to Boston to help coordinate development activities between Borland and OEC. However, the distance between OEC's headquarters and Borland's headquarters inherently presents challenges in maintaining communication and continuity in operations, particularly for an integrated business.

  Borland estimates that subsequent to the Merger it will charge to its operations approximately $7 to $12 million to reflect the combination of the two companies, including the elimination of duplicate facilities, property and equipment write-offs, severance costs relating to the termination of certain employees, cancellation of certain contract obligations and the write-off of certain other assets. There can be no assurance that actual charges may not be higher than those currently estimated. In addition, Borland and OEC will incur aggregate transaction costs of approximately $3 million associated with the Merger. See "Notes to Pro Forma Unaudited Combined Condensed Financial Statements."

  New Business Areas. Borland's acquisition of OEC is part of its strategy to focus on software developers and the growth of the client/server market. Borland's entry into this market is subject to a number of risks, including among others, Borland's inexperience in this market; that the market itself is new and evolving; that Borland must make choices regarding the operating systems, database management systems and server software to focus upon; and, that there are several very large and well entrenched businesses as well as a number of smaller very successful companies already competing in this market. Because of the inherent uncertainties of software development projects, there can be no assurance that Borland's research and development efforts will result in successful product introductions or increased revenue.

  Anticipated Decline in Revenue from Desktop Database Products. Most of Borland's revenues to date have been attributable to its desktop products. Revenues derived from desktop products accounted for 73%, 83% and 95% of total revenues for Borland in the three months ended June 30, 1996 and in fiscal 1996 and 1995, respectively. Revenues derived from the sale of these products, particularly Borland's desktop database products, have declined over the last three fiscal years. The decline in revenues has been due to a number of factors, including, among others, the success of product "suites" offered by competitors which have had an adverse impact on the sale of individual products; the sale by Borland of its Quattro Pro spreadsheet product; and continued competitive pricing pressures which have resulted in lower average sales prices for desktop products. While Borland expects such decline to continue, revenues from the sales of such products currently continue to represent an important portion of Borland's revenues. Although Borland is continuing to invest in the development, sales, marketing and support of such products on a limited basis, there can be no assurance that revenues from such products will not decline faster than expected. If revenues from such products decline materially or at a more rapid rate than Borland currently anticipates, Borland's business, operating results and financial condition would be materially and adversely affected.

  New Product Introductions. Borland's future sales will depend substantially on its ability to continue to successfully design and market new products and upgrades of current products for existing and new personal computer platforms and operating environments. Borland has from time to time experienced delays in the introduction of new products and product enhancements. In particular, in certain cases Borland has experienced delays of more than a year. Such delays can be caused by a variety of factors applicable to all software companies, principally relating to the uncertainties of software development and including changes in product features or architecture required due to the discovery of flaws in the initial design or development of the product or competitive factors and other changes in the industry. Although Borland has taken certain steps to reduce the risks of such delays, including the introduction of more structured development programs, there can be no assurance that such new programs will be successful. Borland has recently announced the loss of management and other key personnel. The loss of personnel, particularly key research and development personnel, can have a material adverse impact upon the timing of new product introductions. Delays in the shipment of such products and product enhancements will have a material adverse impact on Borland. Without the introduction of such new products and product enhancements, Borland's products may become technologically obsolete, and as a result Borland's revenues could be materially and adversely affected. There can be no assurance that future development and marketing efforts by Borland will be successful.

  Extreme Volatility of Stock Price. Like the stock of other high technology companies, the market price of Borland Common Stock has been and may continue to be extremely volatile. During the past three fiscal years, the market price of Borland Common Stock has ranged from a high of $21.25 to a low of $6.06. See "Summary--Comparative Market Price Data." Factors such as quarterly fluctuations in Borland's results of operations, the announcement of technological innovations or the introduction of new products by Borland or its competitors, and general conditions in the computer hardware and software industries may have a significant impact on the market price of Borland Common Stock.

  Extremely Competitive Industry. The software industry is extremely competitive. Borland competes with a large number of other companies, including Microsoft Corporation ("Microsoft"), Computer Associates International, Inc., Oracle Corporation and Sybase Corporation. Certain of its competitors have substantially greater financial, management, marketing and technical resources than Borland. In recent months competitors have utilized their greater resources to provide substantial signing bonuses and other inducements to lure away Borland management and other key personnel. In addition, Microsoft is the developer of both the MS-DOS operating system and the Windows operating environments. To the extent that Borland is unable to obtain information regarding existing and future operating systems from the developer of such systems, the release of Borland's products for such systems may be delayed. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any one of which could materially adversely affect Borland's business, operating results and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships, thereby increasing the ability of their products to address the needs of Borland's prospective customers. Accordingly, it is possible that new competitors may emerge, or alliances among current and new competitors may be formed, that may rapidly gain significant market share. Such competition could materially adversely affect Borland's ability to sell additional licenses and maintenance and support renewals on terms favorable to Borland. Further, competitive pressures could require Borland to reduce the price of its products and related services, which could materially adversely affect Borland's business, operating results and financial condition. For example, Borland has recently announced that it is reducing the price of certain versions of its Delphi product in response to pricing rebates and related competitive efforts by Microsoft. There can be no assurance that Borland will be able to compete successfully against current and future competition, and the failure to do so would have a material adverse effect upon Borland's business, operating results and financial condition.

  Risks Associated with International Operations and Sales. Revenues derived from international operations accounted for 84%, 53%, 45% and 52% of total revenues for Borland in the three months ended June 30, 1996 and in fiscal 1996, 1995 and 1994, respectively. There are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, any of which could adversely impact the success of Borland's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on Borland's future international operations and, consequently, on Borland's business, operating results and financial condition. In addition, Borland's subsidiaries in Europe and Japan operate in local currencies, and their results are translated monthly into U.S. dollars. If the value of the U.S. dollar increases relative to foreign currencies, Borland's results of operations could be materially adversely affected.

  Anti-takeover Provisions. Borland's Stockholders' Rights Plan and certain provisions of Borland's Certificate of Incorporation may discourage or prevent certain types of transactions involving an actual or potential change in control of Borland, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. In addition, the Borland Board of Directors has the authority to fix the rights and preferences of and issue shares of Preferred Stock without action by the stockholders, which may have the effect of delaying or preventing a change in control of Borland.

  Software Defects and Liability Claims. Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although Borland has not experienced any material adverse effects resulting from any such defects or errors to date, there can be no assurance that, despite testing by Borland and by current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in the loss of revenues, delay in market acceptance or unexpected re-programming costs, which could have a material adverse effect upon Borland's business, operating results and financial condition.

  Borland's license agreements with its customers typically contain provisions designed to limit Borland's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in Borland's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. A successful product liability claim brought against Borland could have a material adverse effect upon Borland's business, operating results and financial condition.

  Dependence Upon Key Personnel; Need to Hire Additional Personnel. The success of Borland depends in large part upon the ability of Borland to recruit and retain qualified employees, particularly highly skilled engineers. The competition for such personnel is intense and Borland has recently lost management and other key personnel. There can be no assurance that Borland will be successful in retaining or recruiting key personnel.

In particular, there is a risk of losing key personnel in connection with the consolidation of operations which results from any transaction such as the Merger. Moreover, the announcement of the proposed Merger and the loss of management and other key personnel may impede Borland's ability to attract and retain personnel prior to and after the Merger. Any failure by Borland to expand or retain its engineering and other key personnel would materially adversely affect Borland's business, operating results and financial condition.

  Intellectual Property Rights. Borland relies on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. Despite Borland's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Borland's products or to obtain and use information that Borland regards as proprietary. Policing unauthorized use of Borland's products is difficult, and while Borland is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect Borland's proprietary rights as fully as do the laws of the United States. There can be no assurance that Borland's means of protecting its proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology.

  Although there are no pending lawsuits against Borland regarding infringement of any existing patents or other intellectual property rights or any notices that Borland is infringing the intellectual property rights of others, there can be no assurance that such infringement claims will not be asserted by third parties in the future. If any such claims are asserted and determined to be valued, there can be no assurance that Borland will be able to obtain licenses on reasonable terms. Borland's involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and know-how may have a material adverse effect on Borland's business, operating results and financial condition. Adverse determinations in any litigation may subject Borland to significant liabilities to third parties, require Borland to seek licenses from third parties and prevent Borland from manufacturing and selling its products. Any of these situations can have a material adverse effect on Borland's business, operating results and financial condition.

  Interests of Certain Persons; Possible Conflicts of Interests of Certain Persons in the Merger. Certain members of the management of OEC and the OEC Board have interests in the Merger in addition to their interests as stockholders of OEC. For instance, certain such persons may receive severance and/or other employment benefits under their employment agreements or applicable plans as a result of the Merger. See "The Merger--Interests of Certain Persons; Possible Conflicts of Interest."

  No Dividends. Borland has not paid dividends to holders of shares of Borland Common Stock for more than five years. OEC has not paid dividends to holders of OEC Common Stock since its initial public offering in April 1995. Borland intends to retain all of its earnings for use in its business and, therefore, does not anticipate paying cash dividends on Borland Common Stock in the foreseeable future.

  If OEC were to continue as an independent company, it would face risks similar to those described above relating to Borland as well as those associated with transitions in its management and uncertainties concerning current operations. For a discussion of how the OEC Board evaluated the future prospects and risks facing OEC if it remained independent in the context of evaluating the Merger, see "The Merger--OEC's Reasons For the Merger; Recommendation of OEC's Board of Directors" and "The Companies--Open Environment Corporation."

                              THE SPECIAL MEETING

GENERAL

  This Prospectus/Proxy Statement is being furnished to holders of OEC Common Stock in connection with the solicitation of proxies by the OEC Board for use at the Special Meeting of stockholders to be held on Monday, November 18, 1996 at 10:00 a.m., Boston time, at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts, and at any adjournments or postponements thereof.

  This Prospectus/Proxy Statement also constitutes the Prospectus with respect to the shares of Borland Common Stock issuable in connection with the Merger.

PURPOSES OF THE SPECIAL MEETING

  At the Special Meeting, holders of shares of OEC Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. OEC stockholders may also transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements thereof. THE OEC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT OEC STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

VOTE REQUIRED

  Assuming that a quorum is present, the affirmative vote of the holders of a majority of all outstanding shares of OEC Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. As a result, abstentions, failures to vote and broker non-votes will have the same effect as votes against the Merger Agreement since they are not votes for approval. Pursuant to the Principal Stockholder Agreements, the Principal Stockholder Shares (representing approximately 33% of beneficial ownership of the outstanding shares of OEC Common Stock) will be present and voted at the Special Meeting in favor of the Merger Agreement. See "Principal Stockholder Agreements."

VOTING OF PROXIES

  Shares of OEC Common Stock represented by properly executed proxies received at or prior to the Special Meeting, and which have not thereafter been properly revoked as described below, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement and in the discretion of the proxy holder as to any other matter that may properly come before the Special Meeting.

REVOCABILITY OF PROXIES

  An OEC stockholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting by any manner permitted by law, including (i) giving written notice of revocation by mail or facsimile to OEC prior to the Special Meeting or (ii) properly submitting to OEC by mail or facsimile a duly executed proxy bearing a later date. Submissions to OEC should be made to Open Environment Corporation, Attn: Corporate Secretary, at 25 Travis Street, Boston, Massachusetts 02134, facsimile (617) 562-5942. Any beneficial owner whose shares of OEC Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to change such stockholder's vote should contact such registered holder promptly and instruct such registered holder on such beneficial owner's behalf. There is no guarantee that there will be sufficient time prior to the Special Meeting for registered holders to deliver a revocation upon instruction by beneficial owners.

SOLICITATION OF PROXIES

  OEC will bear the cost of the solicitation of proxies from its stockholders, except that Borland and OEC will share equally the cost of printing, filing with the Commission, and certain other fees and expenses associated with this Prospectus/Proxy Statement. In addition to the solicitation of proxies by mail, directors, officers and employees of OEC may solicit proxies from stockholders personally or by telephone, telegraph or facsimile transmissions. Such directors, officers and employees will not be compensated additionally for such solicitation but may be reimbursed for their out-of-pocket expenses incurred in connection therewith. Arrangements may also be made with banks, brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of OEC Common Stock held of record by such persons, and, upon request, OEC will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. OEC also has employed Corporate Investor Communications, Inc., a proxy solicitation firm, to solicit proxies at a cost which is not expected to exceed $10,000.

RECORD DATE; SHARES ENTITLED TO VOTE

  The OEC Board has fixed the close of business on October 7, 1996 as the Record Date for determining holders of OEC Common Stock entitled to notice of and to vote at the Special Meeting. As of the Record Date, 7,562,749 shares of OEC Common Stock were issued and outstanding and held of record by 110 holders. The OEC Common Stock is the only class of capital stock of OEC issued and outstanding. Each stockholder of record as of the close of business on the Record Date is entitled at the Special Meeting to one vote for each share of the OEC Common Stock held.

QUORUM

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of OEC Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Pursuant to the Principal Stockholder Agreements, the Principal Stockholder Shares, representing 33% of the outstanding shares of OEC Common Stock, will be present and voted at the Special Meeting in favor of the Merger Agreement. See "Principal Stockholder Agreements."

  OEC STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

                                  THE MERGER

GENERAL

  The Merger Agreement provides for a business combination between Borland and OEC in which a wholly- owned subsidiary of Borland will be merged with and into OEC and the holders of OEC Common Stock would receive shares of Borland Common Stock. As a result of the Merger, OEC will become a wholly-owned subsidiary of Borland. The discussion in this Prospectus/Proxy Statement of the Merger and the description of the principal terms of the Merger are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Prospectus/Proxy Statement as Appendix A-1, A-2 and A-3 and which is incorporated herein by reference.

  In recent years, the increasing performance and declining costs of desk-top computers, together with improvements in network communications and graphical user interface technologies, have contributed to a shift by organizations from centralized computing systems to more distributed environments that support the integration of a wide variety of "client" (or end-user) and "server" (host-based or back-end) databases and systems applications. Client/server architecture offers end-users a more flexible, easily accessible computing environment that provides greater functionality with lower hardware and software cost. With the adoption of client/server computing environments, developers have introduced a range of software applications for distributed computing, allowing organizations to select the hardware and software solutions best suited to their requirements.

  This industry evolution has an impact on the business of both Borland and OEC. As significant purchasers have moved to a client/server model of computing, Borland anticipates that its revenues from desk-top products will continue to decline and that its business will increasingly focus on software developers and the growth of the client/server market and the Internet. At the same time, OEC's business strategy has been to develop a multi-tiered software architecture that allows customers to rapidly develop, deploy and manage software applications in a client/server environment and on an enterprise-wide basis. As a result of these trends, both companies believe that the Merger will permit the combined entity to more effectively and comprehensively address the important evolution in the marketplace toward client/server systems.

BACKGROUND OF THE MERGER

  In November 1995, and pursuant to Borland's strategic plan, Borland engaged Broadview Associates ("Broadview") to assist it in investigating companies which would be potential candidates for acquisition or partnering with Borland and which could supply additional infrastructure relating to marketing, sales and support in the client/server market. Broadview is a nationally recognized investment banking firm that specializes in advising in connection with mergers and acquisitions involving information technology companies. In addition to the identification of potential candidates for acquisition or partnering with Borland, Broadview assisted Borland in connection with the review and negotiation of the transaction with OEC. Broadview was not requested to and did not provide any formal opinion to the Board of Directors of Borland in connection with the Merger.

  From December 3, 1995, through December 6, 1995, members of senior management of Borland and OEC attended the Software Marketing Executive Forum in Aspen, Colorado. While in attendance at the Forum, Mr. Nathan Morton, then Chief Executive Officer of OEC, and Mr. Omar Hussain, Vice President, Strategic Alliances and Business Development of OEC, met with Mr. Gary Wetsel, then Chief Executive Officer of Borland, and discussed Borland's and OEC's strategies for the future and the possibility of exploring a joint product packaging and marketing arrangement between the two companies. During this and most subsequent discussions between representatives of Borland and OEC, the discussions principally related to the technical and business synergies between the companies. The technical discussions focused upon, among other matters, reviews of the OEC technology and the interworking of such technology with existing and planned Borland products and technology. The business synergy discussions focused upon, among other matters, the OEC sales, marketing, support and other related resources and the ability of the companies to combine such resources with Borland's stronger brand recognition, and broader management and distribution infrastructure.

  During the week of December 11, 1995, Messrs. Morton, Hussain and Wetsel had a number of telephone conversations where they discussed the potential synergies of the two companies' products and the possibility of a closer relationship between the two companies and arranged for a meeting of the product marketing groups of Borland and OEC. No discussions were held regarding a possible acquisition.

  On December 18, 1995, Messrs. Hussain and Roy G. Hodgman, Vice President, Product Marketing of OEC, met at Borland's headquarters with members of Borland's management, including Mr. Wetsel and Messrs. Lawrence Brand, Vice President, Sales, Paul Gross, Senior Vice President, Research and Development and Zack Urlocker, Director of Delphi Product Management to discuss the possibility of joint marketing activities.

  Messrs. Wetsel and Hussain had a number of telephone conversations during the period from December 21, 1995 through December 23, 1995, in which they discussed business alliance strategies.

  At an OEC management meeting held in Dallas, Texas on December 29 and December 30, 1995, Messrs. Morton, Hussain, Hodgman, Andrew L. Berman, Vice President Worldwide Sales, James J. Driscoll, Vice President Finance and Administration and Chief Financial Officer, Adam C. Honig, then Vice President, Internet Division, and Robert A. Fisher, Vice President, Customer Services and Support discussed the possibility of a transaction with Borland.

  On January 10 and 11, 1996, Messrs. Morton, Driscoll, Hodgman, Hussain and Mr. Ram Sudama, Vice President, Technology and Chief Scientist of OEC met with Messrs. Wetsel and Gross and Messrs. David Mullin, Vice President Finance and Administration and Chief Financial Officer, William Jordan, Vice President, Business Development, and other personnel from Borland to discuss technological, marketing, financial, management and other business matters relating to their respective companies with respect to a potential transaction.

  On January 15, 1996, Messrs. Hussain and Jordan were designated to coordinate strategic alliance efforts on behalf of, respectively, OEC and Borland with respect to a potential transaction between the companies.

  On January 19, 1996, an initial detailed report was provided to the Board of Directors of Borland (the "Borland Board").

  On January 24, 1996, Mr. David Chen, an independent consultant, and Messrs. Mullin and Jordan of Borland met with Messrs. Hussain, Hodgman, Driscoll and Honig of OEC in Boston to conduct due diligence inquiries regarding the business of OEC.

  On February 1, 1996, Messrs. Hodgman and Sudama conducted a day-long technical presentation at Borland and on February 13 and 14, 1996 members of each company's engineering staff met at Borland to learn more about the technical features of each company's products.

  On February 14 and 15, 1996, Messrs. Hodgman and Sudama and several members of OEC's engineering staff traveled to Borland for an additional in-depth technical meeting.

  In late February, Mr. James E. Cowie, an OEC Board member, asked Alec Ellison from Broadview to confirm whether Borland's interest in OEC was serious. Mr. Ellison did so.

  On February 21, 1996, at a regularly scheduled meeting of the OEC Board, Mr. Morton advised the OEC Board that talks were continuing, primarily on product and technology related issues, but that the parties had not discussed or agreed on any definitive terms.

  On February 28, 1996, at OEC's Dallas office, Messrs. Chen, Brand, Jordan and Mr. David Griffin, former controller, of Borland met with Messrs. Honig, Hussain and Driscoll of OEC to discuss sales operations and conduct financial due diligence as to the business of each of the companies.

  On March 7, 1996, OEC retained DLJ to provide financial advisory services.

  On March 8, 1996, at a telephonic meeting the OEC Board discussed recent developments and was advised that while negotiations were continuing, the parties had still not discussed or agreed upon definitive terms. On the basis of these discussions, the OEC Board became aware that OEC was facing a number of business and financial challenges that the OEC Board believed would require management's undivided attention, and further that OEC's then current quarter revenues were uncertain. Accordingly, the OEC Board members informed Mr. Morton that they believed management should inform Borland of the above-mentioned information, halt or suspend further discussions with Borland, and focus its full attention on OEC internal matters.

  After the meeting, Mr. Morton spoke with various members of the OEC management team and then contacted the OEC Board members to inform them that the management team had, prior to the OEC Board meeting, scheduled meetings with people at Borland for the following week. He indicated that it was his belief that management should proceed with the meetings but inform Borland of OEC's internal concerns. The OEC Board consented to the management's decision to travel to Borland for further discussions.

  On March 11 and March 12, 1996, Messrs. Morton, Honig, Hussain, Driscoll, Sudama and Hodgman of OEC and Messrs. Wetsel, Jordan, Mullin and Gross of Borland met at Borland to discuss technical, product and financial issues relevant to a potential transaction. At such meetings, OEC management informed Borland management regarding the recent business and financial challenges being experienced by OEC.

  Based on these factors, Borland executives recommended to the Borland Board that discussions with OEC should be postponed until OEC management could address these challenges.

  On March 28, 1996, OEC announced its definitive results for the quarter ended December 31, 1995.

  On April 5, 1996, Mr. Morton resigned as Chief Executive Officer of OEC. Mr. Philip Copeland was appointed as acting Chief Executive Officer and Mr. Honig was appointed as acting President. OEC also announced that its revenues for the fiscal quarter ended March 31, 1996 would be lower than expected.

  During the week of April 8, 1996, contact between Messrs. Wetsel and Jordan of Borland and Messrs. Hussain and Honig of OEC was re-established. In addition, discussions between financial advisors, DLJ on behalf of OEC and Broadview on behalf of Borland, commenced. OEC's revenue decline did not have a material impact on the rationale or strategic importance of the Merger to Borland. During Borland's partner/acquisition screening process, Borland concluded that OEC was an appropriate acquisition candidate given the resource infrastructure and technology requirements identified in its strategic plan. Borland agreed to the re-establishment of discussions based upon its belief that these factors continued to apply.

  On April 17, 1996, Mr. Wetsel indicated to Mr. Cowie that Borland was very interested in a strategic combination and wanted to address certain due diligence issues before its Board met on April 26, 1996. In response, Mr. Cowie suggested that Mr. Wetsel send him a list of due diligence items and told Mr. Wetsel that Borland had one week in which to make an offer. Mr. Wetsel sent a fax to Mr. Cowie with due diligence requests.

  From April 18 through April 20, 1996, OEC employees made a number of technical presentations regarding OEC's products to employees of Borland.

  During the week of April 22, 1996, a series of conference calls was held regarding financial due diligence and proposed financial parameters of a transaction between the parties, including a discussion of potential ranges of exchange ratios and collar provisions. Representatives of DLJ, Broadview, Mr. Wetsel of Borland and Mr. Cowie, the designated OEC Board representative with respect to the Merger, participated in such discussions. During these discussions, Borland proposed an exchange ratio of .42, and OEC management indicated its view that negotiation of a ratio was premature and that the ratio proposed was inadequate. There had been no discussions about specific terms of a transaction prior to this date, and detailed pricing discussions began in early May.

  On April 26, 1996, a further detailed report regarding the transaction was provided to the Borland Board by members of Borland's executive management including Messrs. Wetsel, Mullin, Jordan and Gross. Management was authorized to proceed with the negotiations of the transaction with approval of the final terms of the transaction subject to approval by a subcommittee of the Borland Board (the "Special Committee").

  On April 29, 1996, Messrs. Wetsel and Cowie conferred about the transaction and agreed to try and conclude an agreement in principle for a definitive transaction by May 3, 1996.

  On April 30, 1996, OEC announced its earnings for the quarter ended March 31, 1996 and issued a press release announcing that DLJ was investigating strategic alliances on its behalf.

  On May 1 and 2, 1996, Borland and OEC held legal, financial and technology related due diligence meetings.

  On May 2, 1996, Mr. Wetsel of Borland and Mr. Cowie of OEC began discussing proposed terms for the Merger, and Mr. Wetsel proposed an exchange ratio of
 .50, subject to a collar of between $20.00 and $14.00 limiting the maximum and minimum numbers of shares issuable in the transaction.

  On May 3, 1996, at a telephonic meeting of the OEC Board, Mr. Cowie and representatives of DLJ reported on the status of discussions with Borland including a summary of the proposed terms. It was the consensus of the OEC Board to continue discussions, but to seek to improve the proposed exchange ratio and/or collar arrangement.

  On May 4, 1996, Mr. Cowie informed Mr. Wetsel that Borland's proposal was unacceptable to OEC absent an adjustment in the proposed exchange ratio and/or collar arrangements and discussed further refinements to Borland's proposal. Mr. Cowie proposed an exchange ratio of .55 and further discussion regarding the scope of the collar.

  On May 6, 1996, at a telephonic meeting of the OEC Board, Mr. Cowie reported on the status of negotiations and the proposed exchange ratio and related collar provisions, and an extensive discussion ensued regarding the proposed transaction. It remained the consensus of the OEC Board to seek to improve the proposed purchase ratio and/or collar arrangement, and to maximize the certainty of a transaction while preserving the ability of the OEC Board to exercise its fiduciary duties. The OEC Board authorized Mr. Cowie and OEC's professional advisors to pursue discussions with Borland, with a view to the determination of definitive collar arrangements and form of Merger Agreement.

  On May 6, 1996, a first draft of the proposed Merger Agreement was delivered to Hale and Dorr, counsel to OEC.

  From May 6 through May 10, 1996, Mr. Wetsel and Mr. Cowie and their respective financial advisors conducted direct negotiations regarding the amount and nature of the consideration to be paid in the merger. At the same time, negotiations concerning the definitive agreements continued. During the course of these negotiations, Mr. Wetsel confirmed Borland's willingness to increase the exchange ratio to .51. In addition, a number of proposed conditions to closing relating to employee matters and the condition of OEC's business were deleted or modified, and the right by Borland to terminate the contract if its share price fell was also eliminated.

  On May 10, 1996, negotiations between Mr. Wetsel and Mr. Cowie continued throughout the day and evening regarding the final details of the Merger Agreement and the Principal Stockholders Agreements. After the stock market had closed, Mr. Wetsel called Mr. Cowie and they agreed on the final outstanding terms of the proposed transaction, including an exchange ratio of
 .51 and a collar which did not limit the number of shares issuable to OEC in the transaction in the fashion of the collar proposed by Borland on May 2.

  On May 11, 1996, the OEC Board held a telephonic meeting for the purpose of discussing the proposed Merger and the terms of the Merger Agreement. After reviewing the terms of the Merger Agreement with its legal counsel and DLJ, and after hearing the presentation and receiving the opinion of DLJ, the OEC Board determined that the Merger was fair to, and in the best interests of the OEC stockholders and unanimously approved the Merger and recommended that the stockholders of OEC approve the Merger Agreement and related transactions. On the same day, the terms of the Merger Agreement were approved by the Borland Special Committee and the Merger Agreement was signed by OEC and Borland.

  On May 29, 1996, Borland announced that it expected to report a substantial operating loss for the quarter ended June 30, 1996.

  During May and June, Borland's common stock experienced a significant decline in value, which, under the original provisions of the Merger Agreement, could have resulted in the issuance to OEC stockholders of 8 million shares of Borland common stock or more. During the same period, OEC experienced continuing difficulties in achieving budgeted levels of revenue.

  On June 20, 1996, Mr. Robert H. Kohn, Senior Vice President, Corporate Affairs and Secretary of Borland called Mr. Cowie, to advise him that, under the circumstances, Borland felt that the original exchange ratio of .51 should be applied without any further adjustment and that the "collar" provision should therefore be eliminated, indicating that in Borland's view such approach was appropriate because the financial performance of OEC might constitute a material adverse change within the meaning of the Merger Agreement, giving Borland a right to terminate the Merger Agreement.

  In response, OEC indicated that it did not believe there was any breach of the material adverse change provision of the Merger Agreement, and indicated its willingness to limit consideration received to under 20% of Borland's outstanding common stock. This was confirmed in writing in a letter to Borland from John A. Burgess, OEC's counsel, dated July 25, 1996.

  As a result of these discussions, a dialog ensued between Mr. Cowie and Harry Saal, the Vice Chairman of the Borland Board, concerning terms and provisions of the Merger Agreement. Borland offered to issue 5.5 million shares as fixed consideration for the transaction issuable for both outstanding shares of OEC Common Stock and all shares subject to OEC options, whether or not vested, resulting in an effective exchange ratio of .63. OEC rejected this proposal, advising Borland that it imposed a disproportionate impact as a result of options which were not vested.

  On July 19, 1996, the Borland Board held a meeting at which it was updated regarding the status of negotiations. At such meeting, the Executive Committee of the Borland Board was authorized to approve the final terms of an amendment to the Merger Agreement.

  On July 24, 1996, Borland announced its results for the quarter ended June 30, 1996, including a net loss of in excess of $14 million.

  On July 29, 1996, Messrs. Cowie and Saal agreed, subject to appropriate approval by the respective Boards of Borland and OEC and satisfactory resolution of the form of the amendment, upon an exchange ratio of 0.66, coupled with the modification or elimination of certain conditions in the Merger Agreement as originally drafted. During the course of the day, legal counsel for Borland and OEC negotiated the form of the amendment to the Merger Agreement.

  In the evening of July 29, 1996, the Executive Committee of the Borland Board held a meeting at which the committee considered the proposed amendment to the Merger Agreement. After reviewing the proposed changes with its legal counsel, the Executive Committee approved the amendment and the related transactions.

  On July 30, 1996, the OEC Board held a meeting for the purpose of discussing the proposed amendment to the Merger Agreement. After reviewing the terms of the amendment with its legal counsel and DLJ, and after hearing the presentation and receiving the opinion of DLJ, the OEC Board unanimously approved the amendment and related transactions and recommended that the stockholders of OEC approve the Merger Agreement, as amended, and related transactions.

  On October 8, 1996, Borland and OEC agreed to extend the termination date for the Merger Agreement to November 25, 1996.

POTENTIAL ADVANTAGES AND DISADVANTAGES OF THE MERGER TO BORLAND AND OEC

  Borland management believes that the combination of both companies' technology, resources and experience, market access and other elements would result in a joint entity which is stronger than what could be realized by the companies remaining independent. Borland believes that areas where a combination could be advantageous to Borland are (i) combining technologies resulting in new client/server products with distributed computing capability,
(ii) combining technology with experienced research and development personnel from both companies to accelerate the development and delivery of these products, (iii) gaining client/server technical and business infrastructure necessary to succeed with new client/server products, (iv) established relationships with Fortune 100 customers to be used by Borland in leveraging products from both companies and introducing new products that integrate the strengths of both companies' product lines and (v) providing Borland with experience and understanding of customer requirements and methods for achieving enterprise level business relationships with customers stemming from OEC's consulting services, field engineering, bug tracking and maintenance and technical support.

  The possible disadvantages of the Merger to Borland are similar to those associated with any acquisition transaction including (i) the expenditure of significant management time on integration issues, (ii) the overall cost of the transaction including the dilutive effect on Borland Common Stock and
(iii) the instability caused by a business undergoing a significant transaction and its effects on customer, employee and stockholder confidence in the new venture and its strategic direction. Notwithstanding the foregoing, Borland believes that the Merger is in the best interests of its customers, employees and stockholders.

  Possible advantages of the Merger to OEC and its stockholders include that
(i) the Merger provides OEC with access to a broader management base and stronger infrastructure for the continued development and distribution of its products, (ii) the Merger provides OEC with potential synergies which could result from combining Borland's high-performance, rapid application development tools with OEC's scalable, multi-tier solutions, (iii) the Merger provides OEC with the benefit of economies of scale in its research and development efforts and (iv) the Merger provides OEC stockholders with the option to continue to hold an equity interest in the combined entity following the Merger.

  The possible disadvantages of the Merger to OEC and its stockholders include
(i) the lack of assurance that the expected benefits of the combination of OEC and Borland will be realized or that the business focus of Borland, which is significantly different to that of OEC, will not expose OEC to greater financial risks if Borland continues to encounter difficulties, (ii) OEC stockholders will hold less than 20% of the outstanding shares of Borland Common Stock following the Merger, significantly reducing their ability to collectively influence the outcome of corporate actions requiring stockholder approval and (iii) the Borland Board is divided into three classes, with each class serving a staggered three-year term. This provision, and other provisions of Borland's charter and by-laws, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of Borland, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price.

OEC'S REASONS FOR THE MERGER; RECOMMENDATION OF OEC'S BOARD OF DIRECTORS

  The OEC Board has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of OEC and its stockholders. In making its recommendation with respect to the Merger Agreement, the OEC Board considered, among other things, the oral opinion of its financial advisor delivered to the OEC Board on July 30, 1996, that the Exchange Ratio is fair, from a financial point of view, to the holders of shares of OEC Common Stock as of such date. Accordingly, the OEC Board has unanimously approved the Merger Agreement and related transactions and recommends approval thereof by the stockholders of OEC.

  In considering the Merger, the OEC Board consulted with its legal advisors regarding the legal terms of the transaction and its obligations in considering the proposed transaction, and with its financial advisors regarding the financial aspects of the proposed transaction, as well as with management of OEC, and, without assigning any relative or specific weights, considered a number of general factors, both from a short-term and a long-term perspective, including the following:

    (i) OEC's business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated therewith;

    (ii) the current and prospective environment in which OEC operates, including international and local economic conditions and competitive factors in the distributed computing software market;

    (iii) risks associated with remaining independent given recent transitions in OEC's management, particularly at a time when it appeared that adjustments in OEC's sales and distribution model would be required in order to achieve anticipated results;

    (iv) certain convergent business goals and requirements of the two companies, including product migration to the Internet and Borland's product migration to the client/server environment from the desktop environment;

    (v) certain technological synergies which could result from combining in one product suite Borland's high-performance, rapid application desktop development tools with OEC's highly scalable, multi-tier client/server solutions for use within an enterprise or on the Internet;

    (vi) the research and development benefits to OEC of the economies of a larger-scale combined enterprise;

    (vii) the fact that the combined entity would have extensive product offerings, distribution and support services, making it a more effective competitor in the market place; and

    (viii) information concerning the business, financial condition, results of operations and prospects of Borland, including the long-term growth potential of Borland and the business risks associated therewith.

  In making its determination, the OEC Board also consulted with management of OEC, as well as its financial advisors and legal counsel, and considered a number of specific factors relating to the Merger, including, without limitation, the following:

    (i) the fact that the Merger would provide holders of OEC Common Stock with the option to retain an equity interest in the combined entity, having a much larger market float and greater liquidity;

    (ii) the likelihood of consummation of the Merger, including the limited conditions to its consummation and limited circumstances under which the Merger Agreement can be terminated;

    (iii) the fact that the Merger Agreement permits the OEC Board (conditioned upon the execution of a confidentiality agreement and receipt of advice from its financial and legal advisors as set forth in the Merger Agreement) to furnish confidential information to, and enter into discussions and negotiations with, any party making an unsolicited offer to merge with or acquire OEC;

    (iv) the provisions of the Merger Agreement that require OEC to pay a termination fee of $2.5 million, a review of the reasonableness of such fee in light of the circumstances and a determination that the negative features of the termination fee were outweighed by the benefits derived from the Merger Agreement;

    (v) the opportunity for OEC stockholders to vote on whether or not to approve the Merger; and

    (vi) the premium of between $.535 and $1.035 per share, with respect to the high and low prices per share of OEC Common Stock, $4.25 and $3.75, respectively, for a share of OEC Common Stock on the last full trading day prior to the execution of the first amendment to the Merger Agreement, assuming an average per share price of Borland Common Stock of $7.25, the closing price per share of Borland Common Stock on such day.

  The OEC Board also considered negative factors relating to the Merger, including (i) the risks that the benefits sought in the Merger would not be fully achieved; (ii) the risk that the Merger would not be consummated; (iii) the effect of the announcement of the Merger and OEC's ability to attract and retain key management, marketing and technical personnel; (iv) the possible loss of revenue from other customers; and (v) the risks associated with the business of Borland, including quarterly fluctuations and change in business strategy, described under "Risk Factors" above.

  After considering the opinion of DLJ to the effect that, from a financial point of view, the Exchange Ratio is fair to such stockholders, and the foregoing matters and such other matters as were deemed relevant, the OEC Board unanimously approved the Merger and related transactions as being fair to and in the best interests of OEC and its stockholders.

  The foregoing discussion of the information and factors considered by the OEC Board is not intended to be exhaustive, but is believed to include the material factors the OEC Board considered. In addition, in reaching its determination to approve and recommend the Merger, given the wide variety of factors considered in connection with its evaluation of the proposed Merger, the OEC Board did not find it practical to, and did not, quantify or otherwise attempt to assign any relative or specific weights to the foregoing factors and individual directors may not concur on which factors should have been given greater weight.

OPINION OF FINANCIAL ADVISOR

  The OEC Board selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and is familiar with OEC, its businesses and the networking software industry in general. In addition, as part of its investment banking services, DLJ is regularly involved in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  In its role as financial advisor to OEC, DLJ was asked to render its opinion to the OEC Board as to the fairness, from a financial point of view, of the Exchange Ratio to holders of OEC Common Stock. On July 30, 1996, DLJ delivered its oral opinion to the OEC Board, which was confirmed by its written opinion to the Board of Directors dated as of July 30, 1996 (the "DLJ Opinion"), that the Exchange Ratio was fair, from a financial point of view, to the holders of OEC Common Stock.

  OEC recently elected to restate its financial statements for certain prior periods with respect to certain matters (see "The Companies--Open Environment Corporation--Management's Discussion and Analysis of Financial Condition and Results of Operations") and DLJ has advised OEC that such restatements have not caused it to withdraw the DLJ Opinion.

  A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX B. OEC STOCKHOLDERS ARE URGED TO READ CAREFULLY THE DLJ OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ. THE SUMMARY OF THE OPINION OF DLJ SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  The DLJ opinion was prepared for the OEC Board and is directed only to the fairness of the Exchange Ratio, from a financial point of view, to the holders of OEC Common Stock and does not constitute a recommendation to any stockholder of OEC as to how to vote with regard to the Merger.

  The DLJ Opinion does not constitute an opinion as to the prices at which Borland Common Stock will actually trade at any time. The Exchange Ratio was determined by negotiations between OEC and Borland, not DLJ. No restrictions or limitations were imposed by the OEC Board upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion. DLJ was not requested to, nor did DLJ, solicit the interest of any other party in acquiring OEC.

  In arriving at its opinion, DLJ reviewed the Merger Agreement, and certain financial and other information that was publicly available or furnished to it by OEC and Borland, including information provided during discussions with their respective managements. In addition, DLJ reviewed the historical stock prices and trading volumes of the common stock of OEC and Borland, reviewed the capitalization, cash position and financial condition of OEC and Borland, reviewed the relative contributions of OEC and Borland to selected pro forma financial data of the combined company, reviewed prices paid in other business combinations, and conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.

  In rendering its opinion, DLJ assumed and relied upon the accuracy, completeness and fairness of all of the financial and other information that was available to DLJ from public sources, or provided to DLJ by OEC and Borland or their respective representatives. With respect to financial projections supplied to DLJ, DLJ assumed that they had been prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of OEC and Borland as to the future operating and financial performance of OEC and Borland. DLJ did not assume any responsibility for independent evaluation or appraisal of OEC's assets or liabilities. DLJ relied on advice of counsel to OEC as to all legal matters relating to the Merger Agreement. DLJ also assumed that the Merger would qualify as a reorganization within the meaning of Section 368(a) of the Code and that, for accounting purposes, the Merger would be treated as a pooling of interests under GAAP.

  The DLJ Opinion was necessarily based on economic, market, financial and other conditions as they existed on the date of the DLJ Opinion, and on the information made available to DLJ as of such date. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion except as may be requested by OEC pursuant to its engagement letter with DLJ.

  The following is a summary of the supporting analyses conducted by DLJ in connection with its presentation to the OEC Board on July 30, 1996:

  Transaction Analyses. DLJ reviewed publicly available information for selected transactions involving the combination or acquisition of companies in the networking software industry. The selected transactions DLJ focused on in the networking software industry were the acquisitions of Tivoli Systems, Inc. by IBM Corporation, Lotus Development Corporation by IBM Corporation, Saber Software Corporation by McAfee Associates, Inc., Legent Corporation by Computer Associates, Trinzic Corporation by PLATINUM technology, inc., Easel Corporation by VMARK Software, Inc., Powersoft Corporation by Sybase, Inc., KnowledgeWare Inc. by Sterling Software Inc., Central Point Software Inc. by Symantec Corp., Uniface Holding B.V. by Compuware Corporation, Systems Center, Inc. by Sterling Software, Inc. and Digitalk, Inc. by ParcPlace Systems, Inc., each of which involved companies which conduct operations similar to OEC (the "Selected Transactions"). These acquisitions were viewed as most relevant to the business of OEC and do not necessarily represent a complete list of transactions. In conducting its review, DLJ also separately applied its analysis to three of the twelve selected transactions that DLJ believed represented acquisitions of distressed companies (the "Distressed Transactions"). These Distressed Transactions were the acquisition of Easel Corporation by VMARK Software, Inc., KnowledgeWare Inc. by Sterling Software Inc. and Digitalk, Inc. by ParcPlace Systems, Inc.

  DLJ reviewed the consideration paid in such transactions in terms of the price paid for the common stock ("Equity Purchase Price"), plus total debt less cash and equivalents ("Total Transaction Value"), of such transactions as a multiple of revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") for the latest reported twelve months ("LTM") prior to the announcement of such transactions. Additionally, DLJ reviewed the consideration paid in such transactions in terms of the Equity Purchase Price of such transactions as a multiple of net income for the LTM prior to the announcement of such transactions.

  The Total Transaction Value as a multiple of each of LTM revenues, EBITDA and EBIT resulted in mean multiples for the Selected Transactions of 3.9x, 26.1x and 33.0x, respectively. The Equity Purchase Price as a multiple of LTM earnings resulted in a mean multiple of 39.4x. DLJ also separately analyzed the Total Transaction Value as a multiple of LTM revenues for the Distressed Transactions. The mean LTM revenue multiple for such transactions was 1.5x. DLJ derived the LTM revenue multiple for OEC by multiplying the per share price of Borland Common Stock at July 29, 1996 by the product of the Exchange Ratio and the fully diluted OEC shares outstanding (the "Implied Equity Purchase Price") plus total debt less cash and equivalents (the "Implied Total Transaction Value"). The Implied Total Transaction Value as a multiple of LTM revenues resulted in a multiple of 1.3x and utilizing annualized OEC revenues based on the first six months of fiscal 1996, a multiple of 2.1x. In light of recent significant declines in OEC's financial performance and liquidity, DLJ viewed the mean Distressed Transactions Multiple of 1.5x LTM revenues as most relevant and such multiple was comparable to the multiple of LTM revenues for the Merger described above.

  No company or transaction used in the analysis described above was directly comparable to OEC, Borland or the proposed transaction. Accordingly, an analysis of the results of the foregoing is not simply mathematical nor necessarily precise; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect public trading values.

  Stock Trading History. DLJ examined the history of the trading prices for both OEC Common Stock and Borland Common Stock for the twelve months preceding July 29, 1996. During this time period, the closing price range for OEC Common Stock was $3.75 to $20.75 per share and the closing price range for Borland Common Stock was $6.375 to $20.875 per share.

  Contribution Analysis. DLJ analyzed OEC's and Borland's relative contribution to the combined company with respect to historical and projected revenues, EBITDA, gross profit and net income. Such analysis was considered in both absolute dollar terms and on a percentage basis and was made for the adjusted fiscal years ended March 31, 1994, 1995, 1996 and 1997 (estimated). OEC shareholders would own, as a result of the

Merger, 13.7% of the combined company determined on a fully diluted basis. Such ownership compares to OEC's contribution to Borland pro forma results for the adjusted fiscal year ended March 31, 1994, 1995, 1996 and 1997 (estimated) and LTM which are as follows: 4%, 8%, 11%, 13% and 10% of revenues, respectively; 3%, 7%, 10%, 10% and 8% of gross profit, respectively; (3)%,
(2)%, (.49)%, 18% and 61% of EBIT, respectively; and (2)%, (2)%, (41)%, 18%
and 79% of net income, respectively (except for 1996, EBIT and net income percentages represent contribution percentage of losses rather than earnings). The results of these contribution analyses are not necessarily indicative of the contributions that the respective businesses may have in the future. Negative contribution percentages to losses reflected above represent positive earnings of OEC that partially offset pro forma combined losses of OEC and Borland. The estimated financial information provided to DLJ in connection with its analysis set forth above is subject to inherent uncertainty and volatility in light of the financial situation of each of OEC and Borland and the markets in which they operate. Such estimates were used solely for comparative purposes in analyzing the potential relative contribution of each entity to the companies' combined performance.

  Exchange Ratio Analysis. DLJ reviewed and analyzed the historical ratio of the daily closing prices of OEC Common Stock to Borland Common Stock for the period February 9, 1996 through May 9, 1996. The average exchange ratios of the daily closing price of one share of OEC Common Stock to one share of Borland Common Stock during such period was 0.394, as compared to the Exchange Ratio of 0.66.

  In addition, DLJ also reviewed other factors and conducted other comparative analyses, including a review of (i) OEC's cash and financial position, including the substantial losses incurred by OEC in the fourth quarter of 1995 and the first six months of 1996 as well as OEC's declining historical and projected cash balances and liquidity; (ii) the pro forma ownership of the combined company and (iii) the historical trading prices of the OEC Common Stock and Borland Common Stock and the relationship between movements of such common stock and movements in the S&P 500 Index and Nasdaq Corporate indices.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Pursuant to the terms of an engagement letter dated March 7, 1996, OEC agreed to pay DLJ $500,000 at the time DLJ notified the OEC Board that DLJ was prepared to deliver its opinion, $50,000 for each additional or updated opinion delivered by DLJ and an additional fee equal to the greater of $1,250,000 or one percent (1.00%) of the aggregate consideration received by OEC and/or its stockholders in the Merger (less amounts previously paid). OEC also agreed to reimburse DLJ for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement, and indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

  In the ordinary course of business, DLJ may actively trade the securities of both OEC and Borland for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. DLJ has, in the past, also provided investment banking services to OEC, including acting as lead underwriter of OEC's initial public offering in April 1995, and has received usual and customary fees for the rendering of such services.

  THE BOARD OF DIRECTORS OF OEC UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF OEC VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND, AS CONTEMPLATED THEREBY, APPROVAL OF THE MERGER.

BORLAND'S REASONS FOR THE MERGER

  The Borland Board has determined that the Merger is in the best interests of the stockholders of Borland because it furthers the strategic goals of Borland, enhancing Borland's ability to sell to and support departmental client/server developers and extending Borland's product offerings to include enterprise scale development tools. Accordingly, the Borland Board believes that the Merger could allow Borland to compete more effectively in the client/server market. In reaching its determination, the Borland Board considered certain factors, including the following:

    (i) the business and financial prospects of a Borland/OEC combination, including the size of the combined client/server business, the potential operational benefits and the outlook for the respective businesses;

    (ii) the expanded worldwide direct sales force and access to high-level value added resellers and system integrators which results from a Borland/OEC combination;

    (iii) the strengthening of Borland's ability to offer world wide client/server support and consulting;

    (iv) the technological synergy between the products offered by the two companies;

    (v) the outlook of the client/server software industry generally;

    (vi) the structure of the Merger, the terms of the Merger Agreement and the Exchange Ratio, which were the result of arms-length negotiations between Borland and OEC; and

    (vii) the recent and historical market prices of Borland Common Stock and OEC Common Stock.

  In considering the proposed transaction, the Borland Board also realized that there were certain risks associated with the Merger, including that the potential benefits set forth above may not be realized or that there may be high costs associated with realizing such benefits, including the factors set forth under "Risk Factors" and the potential dilutive effects of the issuance of additional shares of Borland Common Stock in connection with the Merger.

  The Borland Board re-evaluated the desirability of the Merger in light of the resignation of Mr. Wetsel, Borland's results for the quarter ended June 30, 1996 and the declining market price for the Borland Common Stock. However, the Borland Board believed that the primary reason for the Merger is the perceived long term strategic value as opposed to near term financial results and that such reason remained valid. Further, the Borland Board believed that the amendment to the terms of the Merger Agreement to fix the Exchange Ratio at .66 shares of Borland Common Stock for each share of OEC Common Stock represented an appropriate adjustment in the terms of the Merger based upon the developments regarding both companies subsequent to the original execution of the Merger Agreement. Factors considered by the Borland Board in analyzing the proposed exchange ratio included, among others, the number of shares and relative percentage of Borland Common Stock which would be issued to the OEC stockholders under the original Merger Agreement if not modified (in excess of 8 million shares and 26% of the outstanding Borland Common Stock based upon the then Borland stock price), the number of shares and relative percentage of Borland Common Stock which would be issued to the OEC stockholders based upon the amended Merger Agreement, uncertainties as to whether Borland could exercise a right to terminate the Merger Agreement and the substantial complications which would likely result from any attempt to do so and a premium which the revised exchange ratio represented over trading prices for OEC Common Stock on the last full trading day prior to the execution of the amended Merger Agreement.

  In determining that the Merger was fair to and in the best interest of stockholders of Borland, the Borland Board considered the factors above as a whole and did not assign specific or relative weights to such factors.

EFFECTIVE TIME

  If the Merger Agreement is approved and adopted by the requisite vote of the stockholders of OEC and the other conditions to the Merger are satisfied or waived (if legally permissible), the Merger will be consummated and effected at the time a Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as the parties to the Merger Agreement agree to in writing and specify in such Certificate of Merger. The Merger Agreement provides that Borland and OEC will cause the Effective Time to occur as promptly as practicable, but in no event later than the third business day (unless such other date is agreed to in writing by the parties to the Merger Agreement) following the satisfaction or, if legally permissible, waiver of all the conditions set forth in the Merger Agreement. The Merger Agreement may be terminated prior to the Effective Time by either Borland or OEC in certain circumstances, whether before or after approval and adoption of the Merger Agreement by the stockholders of OEC. See "Certain Provisions of the Merger Agreement--Termination."

TERMS OF THE MERGER

  If the required stockholder approval is obtained and all other conditions to the Merger are satisfied or waived, if legally permissible, then at the Effective Time, Merger Subsidiary will be merged with and into OEC, with OEC being the Surviving Corporation and the Certificate of Incorporation and Bylaws of OEC will be amended automatically to conform with those of Merger Subsidiary. In the Merger, each share of OEC Common Stock outstanding immediately prior to the Effective Time (other than Cancelable Shares) will be converted into the right to receive 0.66 of a share of Borland Common Stock. No fractional shares of Borland Common Stock will be issued. OEC stockholders will receive cash in lieu of any fractional shares they would have been entitled to. See "Certain Provisions of the Merger Agreement--Exchange Procedures." The Merger is structured as a tax-free reorganization to the extent OEC stockholders receive shares of Borland Common Stock. See "The Merger--Certain United States Federal Income Tax Consequences."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is a summary of the material United States federal income tax consequences of the Merger that are applicable to holders of OEC Common Stock and is not intended to be a complete discussion of all potential tax effects that might be relevant to a particular OEC stockholder in light of its particular circumstances. Such discussion relates only to a citizen or resident of the United States or a domestic corporation (a "U.S. Holder"). This summary assumes that the OEC Common Stock has been held as a capital asset. It may not be applicable to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, foreign persons, option holders, persons who hold OEC Common Stock as part of a conversion transaction and persons who acquired OEC Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Moreover, the state, local and foreign income and any estate tax consequences to OEC stockholders of the Merger are not discussed.

  The following discussion is based upon Baker & McKenzie's and Hale and Dorr's, counsel to Borland and OEC, respectively, interpretation of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Borland, OEC and/or their respective stockholders.

  EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

  Subject to the limitations and qualifications referred to herein, the companies' respective counsels have provided opinions to Borland and OEC that:

    (a) The Merger will constitute a reorganization within the meaning of
  Section 368(a) of the Code (a "Reorganization") and each of Borland, Merger Subsidiary, and OEC will be a party to the reorganization within the meaning of Section 368(b) of the Code;

    (b) No gain or loss will be recognized by the holders of OEC Common Stock upon the receipt of Borland Common Stock solely in exchange for such OEC Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares);

    (c) The aggregate tax basis of the Borland Common Stock received by OEC stockholders in the Merger (including the basis of any fractional share of Borland Common Stock for which cash is received) will be the same as the aggregate tax basis of the OEC Common Stock surrendered in exchange therefor;

    (d) The holding period of the Borland Common Stock received by each OEC stockholder in the Merger (including the holding period of any fractional share of Borland Common Stock for which cash is received) will include the period during which the OEC Common Stock surrendered in exchange therefor was held, provided such OEC Common Stock is held as a capital asset at the Effective Time;

    (e) Cash received by holders of OEC Common Stock in lieu of fractional shares of Borland Common Stock will be treated as received as a distribution in redemption of such fractional shares, as if such fractional shares of Borland Common Stock had been issued in the Merger and then redeemed by Borland in a taxable transaction; and

    (f) No gain or loss will be recognized by Borland, Merger Subsidiary or OEC as a result of the Merger.

  Neither Borland nor OEC has requested a ruling from the IRS in connection with the Merger. However, it is a condition of the respective obligations of Borland and OEC to consummate the Merger that such parties receive confirming tax opinions from their respective legal counsel to the effect that for federal income tax purposes the Merger will constitute a Reorganization. The opinions to be rendered upon consummation of the Merger, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. The Tax Opinions will be subject to certain assumptions and qualifications, based upon the truth and accuracy of representations of Borland, OEC and Merger Subsidiary, including representations by the respective management of Borland, OEC and Merger Subsidiary, and by certain OEC shareholders, dated on or prior to the date of this Prospectus/Proxy Statement.

  A successful IRS challenge to the Reorganization status of the Merger would result in an OEC stockholder recognizing gain or loss with respect to each share of OEC Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value as of the Effective Time of the Borland Common Stock received in the exchange therefor. In such event, an OEC stockholder's aggregate basis in the Borland Common Stock so received would equal its fair market value and the stockholders' holding period for such stock would begin the day after the Merger.

  Even if the Merger qualifies as a Reorganization, a recipient of shares of Borland Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Common Stock of OEC). All or a portion of such gain may be taxable as ordinary income. Gain would also have to be recognized to the extent that an OEC stockholder was treated as receiving (directly or indirectly) consideration other than Borland Common Stock in exchange for the OEC Common Stock.

REGULATORY APPROVALS

  Borland and OEC are aware of no government regulatory approvals required for consummation of the Merger, other than compliance with federal and state securities laws and the pre-merger notification provisions of the HSR Act. Filings were made under the HSR Act by Borland and OEC with the Federal Trade Commission and the Department of Justice Antitrust Division. On June 24, 1996, early termination of the waiting period under the HSR Act was granted, thus permitting the Merger to proceed pursuant to the HSR Act, subject to stockholder approval and the other conditions described herein.

  Under the Merger Agreement, OEC, Borland and Merger Subsidiary have agreed to use their best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or required to be taken by any governmental authority or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, (ii) obtain from any governmental authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Borland or OEC or any of their subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereunder, including, without limitation, the Merger, and (iii) make, as promptly as practicable, all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement and the Merger required under (a) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (b) the rules and regulations of Nasdaq, (c) Delaware law, (d) the HSR Act and any related governmental request thereunder, and (e) any other applicable law; provided that Borland and OEC shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. OEC and Borland have agreed to use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in this Prospectus/Proxy Statement and the Registration Statement) in connection with the transactions contemplated by the Merger Agreement.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon receipt by Borland of an opinion letter from Price Waterhouse LLP, and receipt by OEC of an opinion letter from Ernst & Young LLP, dated as of the date on which the Registration Statement becomes effective and the Effective Time, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with the Merger Agreement. Under the pooling-of-interests method of accounting, OEC's historical financial statements will be retroactively combined with those of Borland. See "Pro Forma Unaudited Combined Condensed Financial Information."

  The respective affiliates of Borland and OEC have each executed a written agreement to the effect that such person will not transfer shares of OEC Common Stock or Borland Common Stock during the period beginning on the date of such agreement and ending on the date that Borland publishes financial statements which reflect 30 days of combined operations of Borland and OEC (which agreements relate to the ability of Borland to account for the Merger as a pooling of interests).

NASDAQ LISTING

  The shares of Borland Common Stock to be issued in connection with the Merger will be listed on Nasdaq. Evidence from Nasdaq that the shares of Borland Common Stock to be issued in connection with the Merger will be listed on Nasdaq immediately following the Effective Time is a condition to the consummation of the Merger. See "Certain Provisions of the Merger Agreement-- Conditions to the Consummation of the Merger."

EXCHANGE PROCEDURES

  If the Merger becomes effective, a letter of transmittal will be mailed with instructions to all holders of record of OEC Common Stock immediately prior to the Merger for use in surrendering their stock certificates in exchange for certificates representing shares of Borland Common Stock and a cash payment in lieu of fractional shares, if any. STOCK CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. See "Certain Provisions of The Merger Agreement--Exchange Procedures."

INTERESTS OF CERTAIN PERSONS; POSSIBLE CONFLICTS OF INTEREST

  Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of OEC with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of OEC and the OEC Board have certain interests in the Merger that are in addition to the interests of the stockholders of OEC generally (including, without limitation, the potential receipt of severance and/or other employment benefits and payment for stock options).

  As of September 30, 1996, directors and executive officers of OEC and their affiliates may be deemed to be beneficial owners of approximately 18.4% of the outstanding shares of OEC Common Stock. See "The Companies--Open Environment Corporation--Security Ownership of Certain Beneficial Owners and Management."

  As of June 28, 1996, directors and executive officers of Borland and their affiliates may be deemed to be beneficial owners of approximately 3.5% of the outstanding shares of Borland Common Stock.

  Employment Agreements. At the time he was hired by OEC, Mr. James J. Driscoll, Vice President, Finance & Administration and Chief Financial Officer of OEC, entered into an employment agreement with OEC which provides that all options granted to Mr. Driscoll shall become exercisable upon the acquisition of OEC. Mr. Driscoll currently holds options to purchase 70,000 shares of OEC Common Stock at an exercise price of $5.00 per share, 43,750 of which are currently exercisable. The remaining 26,250 shares with respect to which Mr. Driscoll's options are not exercisable, become exercisable in equal installments on November 1, 1996 and November 1, 1997. However, as a result of the Merger, Mr. Driscoll's options shall become immediately exercisable as of the date of the Merger.

  Stock Options. Certain officers, employees, consultants and directors of OEC hold options to purchase shares of OEC Common Stock. Under the Merger Agreement, these options will remain outstanding following the Effective Time and will be assumed by Borland. Each OEC option assumed by Borland will be exercisable upon the same terms and conditions as under the applicable OEC stock option plan and the applicable option agreement issued thereunder, except that (i) each such OEC option will be exercisable for that whole number of shares of Borland Common Stock (rounded down to the nearest whole share) equal to the number of shares of OEC Common Stock subject to such OEC option multiplied by the Exchange Ratio; (ii) the option price per share of Borland Common Stock shall be an amount equal to the option price per share of OEC Common Stock subject to the OEC option in effect immediately before the Merger divided by the Exchange Ratio (rounded up to the nearest whole cent); and
(iii) with respect to any OEC option that is performance-based, the performance targets may be adjusted following the Effective Time in the good faith judgment of the Borland Board to fairly reflect the impact, if any, of the transactions contemplated by the Merger Agreement. No payment shall be made for fractional shares.

  Director Stock Options. The provisions of the OEC 1995 Director Stock Option Plan, and its predecessor, the 1994 Director Stock Option Plan (collectively, the "Director Plans") provide that all outstanding options granted under such plans shall, as of the date of the Merger, automatically become exercisable in full whether or not they were previously exercisable. Messrs. Albert Carnesale, Paul W. MacAvoy and E. Dennis Ross have been granted options under the Director Plans to purchase 7,000 shares of OEC Common Stock at an exercise price of $4.00 per share (3,500 of which are currently exercisable) and 1,050 shares at an exercise price of $7.63 per share (none of which are currently exercisable); Mr. James Nondorf has been granted options under the Director Plans to purchase 7,000 shares of OEC Common Stock at an exercise price of $8.75 per share and 1,050 shares at an exercise price of $7.63 (none of which are currently exercisable); and each of Messrs. James E. Cowie and John J. Donovan, Sr. has been granted an option under one of the Director Plans to purchase 1,050 shares of OEC Common Stock at an exercise price of $7.63 per share (none of which are currently exercisable). The aforementioned options that are not currently exercisable, become exercisable at various times over the next four years. However, as a result of the Merger, all such options shall become immediately exercisable as of the date of the Merger.

  Employee Stock Purchase Plan. OEC's 1995 Employee Stock Purchase Plan was terminated as of the end of the offering period ending June 30, 1996.

  Indemnification of Officers and Directors. Borland has agreed to provide indemnification to current and former officers and directors of OEC with respect to certain issues. For a discussion of Borland's agreement to provide such indemnification, see "Certain Provisions of the Merger Agreement-- Indemnification of Directors and Officers."

RESTRICTIONS ON RESALES BY AFFILIATES

  Borland has registered the shares of Borland Common Stock that the holders of OEC Common Stock will be entitled to receive upon consummation of the Merger under the Securities Act. OEC stockholders who are not deemed to be "affiliates" of OEC may freely sell the shares of Borland Common Stock they receive in the Merger. Stockholders of OEC who are deemed to be "affiliates" of OEC may resell the shares of Borland Common Stock received in the Merger
(i) in transactions in compliance with Rule 145 under the Securities Act ("Rule 145"), (ii) pursuant to an effective registration statement under the Securities Act or (iii) pursuant to any other exemption from registration which may be available to such stockholder. Such stockholders may not use this Prospectus/Proxy Statement to effect resales of the shares of Borland Common Stock they receive.

  Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales and also on the volume of resales that such affiliates, and others with whom they may act in concert, may make in any three-month period. The term "affiliates" is defined in the Securities Act to include any person who, directly or indirectly, controls, is controlled by, or is under common control with, OEC at the time the Merger is submitted to a vote of the stockholders of OEC. Borland has been advised by OEC that Andrew
L. Berman, Philip R. Copeland, James J. Driscoll, Robert A. Fisher, Roy G. Hodgman, Adam C. Honig, Omar Hussain and Ram Sudama (each an OEC executive officer), Albert Carnesale, James E. Cowie, John J. Donovan, Sr., Paul W. MacAvoy, James Nondorf and E. Dennis Ross (each a director of OEC), and the Principal Stockholders may be deemed "affiliates" of OEC for purposes of the Securities Act. Pursuant to the Merger Agreement, OEC has agreed to use all commercially reasonable efforts to cause each such person to deliver an affiliates' agreement to Borland on or prior to the Effective Time in substantially the form attached as an exhibit to the Merger Agreement.

MANAGEMENT OF OEC AFTER THE MERGER

  Pursuant to the Merger Agreement, upon the consummation of the Merger, the officers and directors of Merger Subsidiary immediately prior to the Effective Time will be the initial officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or as otherwise provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                  CERTAIN PROVISIONS OF THE MERGER AGREEMENT

  The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Prospectus/Proxy Statement. The Merger Agreement is attached as Appendix A-1, A-2 and A-3 to this Prospectus/Proxy Statement and is incorporated herein by reference.

EXCHANGE PROCEDURES

  The Merger Agreement provides that as of or before the Effective Time, Borland will deposit or cause to be deposited, with a bank or trust company organized under the laws of, and having an office in, the United States or any state thereof and designated by Borland (the "Exchange Agent"), for the benefit of the holders of OEC Common Stock, for exchange in accordance with the Merger Agreement, through the Exchange Agent,(i) certificates evidencing the number of whole shares of Borland Common Stock issuable in exchange for outstanding OEC Common Stock and (ii) cash in an amount sufficient to permit payment of cash payable in lieu of fractional shares (such certificates and cash, the "Exchange Fund"). The Exchange Agent will, pursuant to irrevocable instructions from Borland, deliver the shares of Borland Common Stock and cash out of the Exchange Fund to the holders of OEC Common Stock.

  As soon as reasonably practicable after the Effective Time, Borland will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of OEC Common Stock (other than Cancelable Shares) (the "Certificates") (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Borland Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Borland Common Stock which such holder has the right to receive in respect of the shares of OEC Common Stock formerly represented by such Certificate (after taking into account all shares of OEC Common Stock then held by such holder), together with cash in lieu of fractional shares of Borland Common Stock to which such holder is entitled and any dividends or distributions to which such holder is entitled, and the Certificate so surrendered shall be canceled. Under no circumstances will any holder of a Certificate (except for certain lost, stolen, or destroyed Certificates) be entitled to receive any part of the shares of Borland Common Stock into which the shares of OEC Common Stock were converted in the Merger until such holder shall have surrendered such Certificate. In the event of a transfer of ownership of shares of OEC Common Stock which is not registered in the transfer records of OEC, the shares of Borland Common Stock into which the OEC Common Stock were converted in the Merger may be issued to the transferee if the Certificate evidencing such shares of OEC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each Certificate will be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the certificate representing the number of whole shares of Borland Common Stock which such holder has the right to receive in respect of the shares of OEC Common Stock formerly represented by such Certificate (after taking into account all shares of OEC Common Stock then held by such holder), together with cash in lieu of fractional shares of Borland Common Stock to which such holder is entitled and any dividends or distributions to which such holder is entitled. HOLDERS OF OEC COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OR TRANSMITTAL FROM THE EXCHANGE AGENT.

  No dividends or other distributions declared or made after the Effective Time with respect to shares of Borland Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Borland Common Stock into which such shares of OEC Common Stock were converted in the Merger, until the holder of such Certificate shall surrender such Certificate for exchange as provided in the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the holder of such Certificate, in addition to the whole shares of Borland Common Stock to which such holder is entitled, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of Borland Common Stock evidenced by such Certificate and any cash which may be payable in lieu of a fractional share of Borland Common Stock.

  All shares of Borland Common Stock issued upon conversion of the shares of OEC Common Stock in accordance with the terms of the Merger Agreement (including any cash paid or other distributions) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of OEC Common Stock.

  Neither Borland, the Exchange Agent nor the Surviving Corporation will be liable to any holder of shares of OEC Common Stock for any shares of Borland Common Stock or cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Borland Common Stock, and unpaid dividends and distributions on shares of Borland Common Stock deliverable in respect thereof pursuant to the Merger Agreement and any cash which may be payable in lieu of a fractional share of Borland Common Stock.

  At the Effective Time, the stock transfer books of OEC will be closed and there will be no further registration of transfers of shares of OEC Common Stock thereafter on the records of OEC. At or after the Effective Time, any Certificates presented to the Exchange Agent or Borland for any reason will be converted into the shares of Borland Common Stock, cash in lieu of fractional shares of Borland Common Stock and any dividends or other distributions to which they are entitled.

  No certificates or scrip evidencing fractional shares of Borland Common Stock will be issued, but in lieu thereof each holder of shares of OEC Common Stock who would otherwise be entitled to receive a fraction of a share of Borland Common Stock, after aggregating all shares of Borland Common Stock which such holder would be otherwise entitled to receive, will receive an amount equal to the Average Trading Price (as defined below) multiplied by the fraction of a share of Borland Common Stock to which such holder would otherwise be entitled, without interest.

CERTAIN REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of Borland, the Merger Subsidiary and OEC relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions and generally apply only to facts and circumstances existing as of the date of the Merger Agreement): (i) the due organization, valid existence, good standing, power, and authority of, and necessary governmental approvals secured by, and similar corporate matters with respect to, each of Borland, OEC, Merger Subsidiary, and their subsidiaries; (ii) the delivery of, and absence of violation of, the Certificate of Incorporation and Bylaws or equivalent organizational documents (collectively, "Organizational Documents") of each of Borland, OEC, Merger Subsidiary, and their subsidiaries; (iii) the capital structure of each of Borland, OEC, Merger Subsidiary, and their subsidiaries; (iv) the power and authority of each of the parties to the Merger Agreement to execute the Merger Agreement and to perform its obligations thereunder, and its due authorization, execution, delivery, and validity; (v) the absence of conflict with the Organizational Documents, with domestic or foreign laws, rules, regulations, orders, judgments, or decrees, and with notes, bonds, indentures, mortgages, contracts, agreements, permits, leases, licenses, franchises, and other instruments or obligations; (vi) the absence of certain governmental consent, approval, authorization, permit, notification, and filing requirements; (vii) the possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, and orders of any governmental authority necessary to carry on the business of OEC and its subsidiaries; (viii) reports and other documents filed with the Commission and the accuracy of the information contained therein; (ix) the absence of certain changes or events prior to the date of the Merger Agreement having a material adverse effect on OEC, Borland, Merger Subsidiary or their subsidiaries; (x) the absence of certain pending or threatened litigation against OEC or Borland or their subsidiaries; (xi) the existence and content of employee benefit plans, employment contracts, and severance agreements of OEC; (xii) the absence of any collective bargaining agreement or other labor union contract applicable to OEC; (xiii) the intellectual property rights used, employed, exploited, or licensed by OEC; (xiv) timeliness and completeness of tax filings, payments, and accruals by Borland, its subsidiaries and OEC; (xv) the absence of actions by Borland, its subsidiaries and OEC which would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; (xvi) certain environmental matters relating to OEC; (xvii) certain matters relating to OEC's products; (xviii) certain agreements, contracts and commitments of Borland; (xix) the ownership of Merger Subsidiary; (xx) the engagement and opinion of DLJ; (xxi) the vote required by stockholders of OEC; (xxii) the existence or absence of brokers', finders', or investment bankers' fees incurred by OEC, Borland, and the Merger Subsidiary; (xxiii) the validity of OEC's and its subsidiaries' title and interest in properties and assets; (xxiv) the validity and enforceability of all material contracts to which OEC or any subsidiary is a party; (xxv) the absence of "parachute payments" by OEC; (xxvi) the absence of certain unlawful business practices by OEC, and its officers, directors, agents, and employees; (xxvii) real property leased by OEC; (xxviii) insurance policies of OEC;
(xxix) certain accounting and tax matters; (xxx) the recommendation of the Merger by the Board of Directors of OEC; (xxxi) contractual or other provisions relating to "changes in control" or similar occurrences; (xxxii) the interest of any OEC officer or director, or any of their affiliates or associates, in any person or entity that does business with OEC or any of its subsidiaries, or in any contract or agreement to which OEC or any of its subsidiaries is a party, or in any real or personal property used in the business of OEC or its subsidiaries, (xxxiii) the absence of any untrue statement of a material fact, or omission to state a material fact in OEC's representations and warranties in the Merger Agreement; (xxxiv) relating to the shares of Borland Common Stock to be issued in exchange for shares of OEC Common Stock.

CONDUCT OF BUSINESS PENDING THE MERGER

  OEC has agreed that, between the date of the Merger Agreement and the Effective Time, except for certain transactions previously disclosed to Borland or as contemplated by the Merger Agreement, unless Borland otherwise agrees in writing (which agreement may not be unreasonably withheld or delayed), (i) the business of OEC will be conducted only in, and OEC will not take any action except in, the ordinary course of business consistent with past practice, (ii) it will use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of OEC and to preserve the current relationships of OEC with customers, suppliers and other persons with which OEC has significant business relations, (iii) it will not, engage in any practice, take any action, or enter into any of a number of enumerated transactions relating to (a) the amendment of its Organizational Documents;
(b) issuance of securities; (c) declaration of dividends; (d) reclassification of capital stock; (e) acquisitions of interests in business organizations; (f) acquisitions of technology; (g) incurrence of indebtedness; (h) contracts not in the ordinary course of business; (i) certain capital expenditures; (j) related party transactions (k) compensation arrangements; (l) settlement of litigation; and (m) the granting of intellectual property rights not in the ordinary course of business; and (iv) OEC and each of its subsidiaries will cause to be maintained in full force and effect, and without modification or amendment, or any lapse of coverage under, all existing insurance policies.

  Borland has agreed that, between the date of the Merger Agreement and the Effective Time, except as previously disclosed to OEC or as contemplated by the Merger Agreement, unless OEC otherwise agrees in writing (which agreement may not be unreasonably withheld or delayed), (i) the business of Borland and each of its subsidiaries will be conducted only in, and Borland will not, and will cause its subsidiaries not to, take any action except, in the ordinary course of business consistent with past practice and (ii) it will not amend any of the terms or provisions of its Common Stock.

NO SOLICITATION OF TRANSACTIONS

  The Merger Agreement provides that OEC will not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to (i) any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, OEC or (ii) any merger, consolidation, share exchange, business combination or other similar transaction with OEC, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing with any person other than Borland. However, the Merger Agreement does not prohibit the OEC Board from furnishing information to, or discussing or negotiating with, any person in connection with an unsolicited proposal in writing by such person to acquire OEC, if and only to the extent that (i) the OEC Board determines that such action is required in order for the OEC Board not to breach its fiduciary duties to the OEC stockholders, (ii) OEC gives Borland prior written notice of OEC's intention to furnish such information or begin such discussions, and (iii) OEC receives from such person an executed confidentiality agreement on terms no less favorable to OEC than those contained in OEC's confidentiality agreement with Borland.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under the Merger Agreement, Borland has agreed for a period of five years after the Effective Time to preserve the assets of OEC or otherwise to provide sufficient assets to OEC to enable OEC to adequately indemnify the present or former officers and directors of OEC for acts prior to the Effective Time. Borland further agreed that all rights to indemnification, including, without limitation, provisions relating to the advances of expenses incurred in defense of any action or suit, existing in favor of the present or former directors and officers of OEC (collectively, the "Indemnified Parties"), as provided in OEC's Organizational Documents or pursuant to any other agreements or similar documents, as in effect on the date of the Merger Agreement, with respect to matters occurring through the Effective Time, would survive the Merger and the Merger Agreement and, would continue in force and effect for a period of five years from the Effective Time and that all rights to indemnification in respect of any and all claims ("Claim") asserted or made within such period would continue until the disposition of such Claim. Borland further agreed to maintain in effect for not less than three years after the Effective Time the current policies of directors' liability insurance and fiduciary liability insurance maintained by OEC with respect to matters occurring prior to the Effective Time; provided, however, that (i) Borland may substitute therefor policies of substantially the same or better coverage containing terms and conditions which are not less advantageous in any material respect to the Indemnified Parties; (ii) Borland may not be required to pay any annual premium for such insurance in excess of 125% of the premium in effect immediately prior to the Effective Time; and (iii) Borland will be entitled to control all negotiations with applicable brokers and insurers.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  The Merger Agreement provides that the obligations of OEC, Borland and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions: (i) the Merger Agreement and the transactions contemplated thereby must have been approved and adopted by the affirmative vote of the stockholders of OEC in accordance with Delaware Law, OEC's Organizational Documents and the rules of the National Association of Securities Dealers; (ii) no governmental authority, regulatory authority, or court may have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment, injunction, statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (iii) the Registration Statement must have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect;
(iv) Borland and OEC must have received from Nasdaq evidence that the shares of Borland Common Stock to be issued to the stockholders of OEC in the Merger shall be quoted on Nasdaq immediately following the Effective Time; (v) any applicable waiting period under the HSR Act relating to the Merger must have expired or been terminated; and (vi) Borland and OEC must have received certain opinions from Baker & McKenzie, Hale and Dorr, Price Waterhouse LLP and Ernst & Young LLP.

  Under the Merger Agreement, the obligations of Borland and Merger Subsidiary to consummate the Merger are subject to the satisfaction of further conditions, including the following: (i) OEC must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement and each of the representations and warranties of OEC contained in the Merger Agreement must be true and correct in all material respects; (ii) Borland must have received from each affiliate of OEC and any other person who may be deemed to have become an affiliate of OEC (under Rule 145 under the Securities Act or otherwise under applicable accounting releases from the Commission with respect to pooling-of-interests accounting treatment) after the date of the Merger Agreement and at or prior to the Effective Time a signed affiliate agreement; (iii) since the date of the Merger Agreement, no material adverse change in the financial condition, results of operations or business of OEC and its subsidiaries, taken as a whole, may have occurred, unless such effect results from an item expressly disclosed to Borland or is directly attributable to reactions of customers or employees to the announcement of the Merger or a material economic downturn or is attributable to a decline in the financial performance of OEC; (iv) Borland shall have received from OEC "cold comfort" letters of Ernst & Young LLP in connection with the procedures undertaken by Ernst & Young LLP with respect to OEC's financial statements contained in the Registration Statement; (v) OEC shall have used its best efforts to keep certain specifically identified individuals as employees of OEC and to secure the commitment of such employees to remain as employees of the Surviving Corporation after the Merger; (vi) OEC shall have used all commercially reasonable efforts to preserve substantially intact its business, organization, employees, and all relationships with customers and suppliers with which OEC has or anticipates having significant business relations; (vii) Borland and OEC shall have received all necessary or appropriate permits, authorizations, consents or waivers; and (viii) Borland shall have received an opinion letter from Hale and Dorr dated the closing date, regarding OEC.

  Under the Merger Agreement, the obligations of OEC to consummate the Merger are subject to the satisfaction of further conditions, including the following: (i) Borland and Merger Subsidiary must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement and each of the representations and warranties of Borland and Merger Subsidiary contained in the Merger Agreement must be true and correct in all material respects; (ii) DLJ shall not have withdrawn, or modified in any material adverse respect, its fairness opinion dated as of July 30, 1996;
(iii) OEC shall have received from Borland "cold comfort" letters of Price Waterhouse LLP in connection with the procedures undertaken by Price Waterhouse LLP with respect to Borland's financial statements contained or incorporated by reference in the Registration Statement and other financial information contained in the Registration Statement; (iv) OEC must have received from each affiliate of Borland and any other person who may be deemed to have become an affiliate of Borland (under Rule 145 under the Securities Act or otherwise under applicable accounting releases from the Commission with respect to pooling-of-interests accounting treatment) after the date of the Merger Agreement and at or prior to the Effective Time a signed affiliate agreement; (v) Borland and OEC shall have received all necessary or appropriate permits, authorizations, consents or waivers; and (vi) OEC shall have received an opinion letter from Baker & McKenzie dated the closing date, regarding Borland.

TERMINATION

  The Merger Agreement provides that it may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby, as follows: (i) by mutual written consent duly authorized by the OEC Board and the Borland Board and the Board of Directors of Merger Subsidiary; (ii) by either Borland or OEC, if either the Effective Time has not occurred on or before November 25, 1996 (provided, however, that the right to terminate the Merger Agreement described in this clause (ii) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date) or there is any order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such order has not complied with its obligations relating to obtaining any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained from governmental authorities in connection with the Merger Agreement (see "The Merger-- Regulatory Approvals"); (iii) by Borland, if (a) an OEC Board withdraws its recommendation for the Merger or has resolved to do so, (b) OEC Board has recommended another Merger to its stockholders or has resolved to do so, or
(c) a tender offer or
exchange offer for 50% or more of the outstanding shares of capital stock of OEC is commenced, and the OEC Board has failed to recommend against the stockholders of OEC tendering their shares into such tender offer or exchange offer; (iv) by Borland, if the stockholders of OEC fail to approve and adopt the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement at a meeting duly convened therefor; (v) by Borland, upon a breach of any representation, warranty, covenant or agreement on the part of OEC set forth in the Merger Agreement, or if any representation or warranty of OEC has become untrue, in either case such that the conditions to the consummation of the Merger would not be satisfied (a "Terminating OEC Breach") (provided, however, that, if such Terminating OEC Breach is curable by OEC through the exercise of its best efforts and for so long as OEC continues to exercise such best efforts, Borland may not terminate the Merger Agreement as provided in this clause (v)); (vi) by OEC, upon breach of any representation, warranty, covenant or agreement on the part of Borland set forth in the Merger Agreement, or if any representation or warranty of Borland has become untrue, in either case such that the conditions to the consummation of the Merger would not be satisfied (a "Terminating Borland Breach") (provided, however, that, if such Terminating Borland Breach is curable by Borland through the exercise of its best efforts and for so long as Borland continues to exercise such best efforts, OEC may not terminate the Merger Agreement as provided in this clause (vi)); or (vii) by OEC, if in the exercise of its good faith judgment as to its fiduciary duties to its stockholders under applicable law, the OEC Board determines that such termination of the Merger Agreement is required by such fiduciary duties (provided that any termination pursuant to this clause (vii) will not become effective until OEC has paid the full fee as described in the next paragraph).

ALTERNATIVE PROPOSAL FEE; EXPENSES; DAMAGES

  The Merger Agreement provides that OEC will pay Borland the Alternative Proposal Fee of $2.5 million, which amount is inclusive of all of Borland's expenses related to the Merger Agreement, if the Merger Agreement is terminated as described in clauses (iii) or (vii) in the immediately preceding paragraph, or if the Merger Agreement is terminated as described in clause
(iv) in the immediately preceding paragraph as a result of the failure of the stockholders of OEC to approve the Merger and a proposal concerning certain business combination transactions has been made prior to such termination and any such business combination is thereafter consummated within 18 months of such termination.

  Under the Merger Agreement, Borland will be entitled to receive its expenses (but not the Alternative Proposal Fee) in the event that the Merger Agreement is terminated by Borland as described in clause (ii) in the second preceding paragraph (subject to the proviso thereof) or as described in clause (v) in the second preceding paragraph. Similarly, OEC will be entitled to receive its expenses if the Merger Agreement is terminated by OEC as described in clause
(ii) or clause (vi) in the second preceding paragraph.

  The Merger Agreement provides that no termination of the Merger Agreement as a result of the matters as described in clauses (v) or (vi) in the third preceding paragraph, shall prejudice the ability of a non-breaching party from seeking damages from any other party for any breach of the Merger Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

  The Merger Agreement provides that, except as set forth above and in the sections of the Merger Agreement relating to the preparation of the Registration Statement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not any such transaction is consummated, except that Borland will pay all filing fees required in connection with any HSR filings.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. However, after the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of OEC, no amendment may be made which would reduce the amount or change the type of consideration into which each share of OEC Common Stock is to be converted upon consummation of the Merger.

  The Merger Agreement also provides that, at any time prior to the Effective Time, any party thereto may (i) extend the time for the performance of any obligation or other act of any other party thereto, (ii) waive any inaccuracy in the representations and warranties contained therein or in any document delivered pursuant thereto and (iii) waive compliance with any agreement or condition contained therein.

EFFECT OF THE MERGER ON STOCK OPTIONS

  Under the Merger Agreement, all OEC Options will remain outstanding following the Effective Time and will be assumed by Borland. Each OEC option assumed by Borland will be exercisable upon the same terms and conditions as under the applicable OEC stock option plan and the applicable option agreement issued thereunder, except that (i) each such OEC option will be exercisable for the whole number of shares of Borland Common Stock (rounded down to the nearest whole share) equal to the number of shares of OEC Common Stock subject to such OEC option multiplied by the Exchange Ratio; (ii) the option price per share of Borland Common Stock shall be an amount equal to the option price per share of OEC Common Stock subject to the OEC option in effect immediately before the Merger divided by the Exchange Ratio (rounded up to the nearest whole cent); and (iii) with respect to any OEC option that is performance-based, the performance targets may be adjusted following the Effective Time in the good faith judgment of the Borland Board to fairly reflect the impact, if any, of the transactions contemplated by the Merger Agreement. No payment shall be made for fractional interests. See "The Merger--Interests of Certain Persons; Possible Conflicts of Interest" for information relating to the acceleration of the vesting provisions of options held by OEC directors upon consummation of the Merger.

  The following table sets forth, as of June 30, 1996, with respect to the executive officers and directors of OEC, the number of shares of OEC Common Stock subject to OEC Options that are held by such officer or director:

                                                                    NUMBER OF
                                                                  SHARES SUBJECT
     NAME                                                           TO OPTIONS
     ----                                                         --------------
     Philip R. Copeland..........................................     10,000
     Andrew L. Berman............................................     60,000
     James J. Driscoll...........................................     70,000
     Robert A. Fisher............................................     35,000
     Roy G. Hodgman..............................................     48,500
     Adam C. Honig...............................................     52,500
     Omar Hussain................................................     48,500
     Ram Sudama..................................................     52,500
     Albert Carnesale............................................      8,050
     James E. Cowie..............................................      1,050
     John J. Donovan, Sr. .......................................      1,050
     Paul W. MacAvoy.............................................      8,050
     James Nondorf...............................................     25,581
     E. Dennis Ross..............................................      8,050

EFFECT OF THE MERGER ON CERTAIN BENEFIT PLANS

  OEC's 1995 Employee Stock Purchase Plan was terminated in accordance with its terms as of the end of the offering period ended June 30, 1996.

  Pursuant to the Merger Agreement, before the consummation of the Merger, OEC shall have used its best efforts to keep certain individuals as employees of OEC and to secure the commitment of such employees to remain as employees of the Surviving Corporation after the Merger.

                       PRINCIPAL STOCKHOLDER AGREEMENTS

VOTING AND PROXY

  Borland has entered into the Principal Stockholder Agreements with the Principal Stockholders, which beneficially own approximately 33% of the outstanding shares of OEC Common Stock, a copy of the form of which is attached to this Prospectus/Proxy Statement as Appendix C. Pursuant to the terms of the Principal Stockholder Agreements, each of the Principal Stockholders has agreed to vote, and has granted a proxy to allow Borland to vote, its Principal Stockholder Shares (i) in favor of the Merger and the Merger Agreement, and (ii) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between OEC and any person or entity (other than Borland or Merger Subsidiary) or any other action or agreement that Borland notifies the Principal Stockholder in writing before any vote would result in a breach of any covenant, representation or warranty or any other obligation or agreement of OEC under the Merger Agreement or which could result in any of the conditions to the Merger Agreement not being fulfilled. Borland and Merger Subsidiary intend that the Principal Stockholder Shares be so voted. The Principal Stockholders have agreed that they will not, and will not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any pledge, lien, security interest, mortgage, charge, claim, option, proxy, voting restriction, right of first refusal, limitation on disposition, or encumbrance of any kind on or with respect to their Principal Stockholder Shares or other voting securities of OEC, whether issued heretofore or hereafter, which are held of record or beneficially by the Principal Stockholders.

ABSTENTION FROM VOTING

  Pursuant to the Principal Stockholder Agreements, each of the Principal Stockholders has agreed that until the earlier to occur of the termination of the Principal Stockholder Agreements in accordance with their terms or the Effective Time ("Principal Stockholder Agreement Expiration Date"), each such Principal Stockholder will not vote any of its Principal Stockholder Shares at any annual, special or adjourned meeting of the stockholders of OEC, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to OEC that Delaware law may permit or require, in any manner that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Merger Agreement.

COVENANTS AND REPRESENTATIONS

  Pursuant to the Principal Stockholder Agreements, each of the Principal Stockholders has agreed that it has been advised that (i) the offer, sale and delivery of the Borland Common Stock to such Principal Stockholder pursuant to the Merger may not be registered under the Securities Act, despite Borland's obligations to use commercially reasonable efforts to effect such registration; (ii) if the offer, sale and delivery of the Borland Common Stock to the Principal Stockholder pursuant to the Merger has not been registered under the Securities Act, then such shares may not be offered, sold, pledged, hypothecated or otherwise transferred unless subsequently registered under the Securities Act or an exemption from such registration is available; and
(iii) even if such sale and delivery to the Principal Stockholder of shares of Borland Common Stock is registered under the Securities Act, to the extent the Principal Stockholder is considered an "affiliate" of OEC at the time the Merger Agreement is submitted for a vote of the stockholders of OEC, any public offering or sale by the Principal Stockholder of its shares of Borland Common Stock will, under current law, require either (a) the further registration under the Securities Act of such shares, which Borland is obligated to use commercially reasonable efforts to effect, (b) compliance with Rule 145 promulgated by the Commission under the Securities Act, or (c) the availability of another exemption from such registration under the Securities Act. Furthermore, each of the Principal Stockholders also has agreed that it understands that stop transfer instructions will be given to Borland's transfer agent with respect to the shares of Borland Common Stock receivable by each of the Principal Stockholders and that a legend will be placed on the certificates for such shares issued to each such Principal Stockholder, to the extent the Principal Stockholder is considered an "affiliate" of OEC at the time the Merger Agreement is submitted for a vote of the stockholders of OEC.

NO SOLICITATION

  Pursuant to the Principal Stockholder Agreements, each of the Principal Stockholders has agreed that until the Principal Stockholder Agreement Expiration Date, it will not negotiate with any person other than Borland with respect to the acquisition of OEC or the OEC Common Stock owned by the Principal Stockholder and it will not, and will not permit any of its officers, directors, employees, agents or representatives (including without limitation, investment bankers, attorneys and accountants) to (i) initiate contact with, (ii) make, solicit or encourage any inquiries or proposals,
(iii) enter into or participate in any discussions or negotiations with,
(iv) disclose, directly or indirectly, any information not customarily disclosed concerning the business and properties of OEC or such Principal Stockholder's interest in OEC under the control of the Principal Stockholder or (v) afford any access to OEC's properties, books and records in its possession or under its control to any person in connection with any possible proposal relating to (a) the disposition of OEC's or the Principal Stockholder's businesses or substantially all of their respective assets, (b) the acquisition of equity or debt securities of OEC or the Principal Stockholder, including equity or debt securities in OEC owned by the Principal Stockholder or (c) the merger, share exchange business combination or similar acquisition transaction of or involving OEC or the Principal Stockholder with any person other than Borland. In addition, until the Principal Stockholder Agreement Expiration Date, each Principal Stockholder has agreed to immediately notify Borland orally, and subsequently confirm in writing, of all the relevant details relating to all inquiries and proposals which it may receive relating to any such matters. Furthermore, until the Principal Stockholder Agreement Expiration Date, each Principal Stockholder has agreed that it will not, and will not permit any of its representatives, at any time, to enter into or participate in any discussions or negotiations regarding, or accept, any proposal for such a transaction received by them from a third party or that a third party expresses a desire to communicate to it.

                                 THE COMPANIES

BORLAND INTERNATIONAL, INC.

  Borland develops software development tools, including programming language software and database management systems, for the business and independent software developer community. The Company has several product lines and a series of additional complementary products and services which are targeted to meeting the needs of software developers for the desktop, local area network and client/server and Internet environments.

  Borland was incorporated in Delaware in July 1989 and in October 1989 succeeded to the business of a predecessor corporation incorporated in California in May 1983. Borland's principal executive office is located at 100 Borland Way, Scotts Valley, California 95066-3249, and its telephone number is
(408) 431-1000.

 RECENT DEVELOPMENTS

  For the quarter ended June 30, 1996, Borland reported substantially lower revenues and a substantial operating loss. The lower revenues were principally attributable to lower sales of desktop products, particularly in the United States.

  In recent months, Borland has experienced significant changes in management and other key personnel. In particular, Borland has announced the resignation of Gary Wetsel, its President and Chief Executive Officer, Paul Gross, its Senior Vice President for Research and Development and David Mullin, its Chief Financial Officer. Borland has announced that it is searching for a new President and Chief Executive Officer and that it has appointed Whitney Lynn as Acting President and Chief Executive Officer. Borland has also announced that it has appointed Paul W. Emery, II as Chief Financial Officer. In certain cases, management and other key personnel have been lured away by competitors who have offered very substantial signing bonuses and compensation packages which would be very difficult for Borland to match. There can be no assurance that Borland will not be subject to further losses of management and other key personnel. In addition, Borland may be required to substantially increase the compensation, stock options or other benefits offered to employees in order to attract or retain management and other key personnel. The loss of management and other key personnel, and the delays which may be experienced in recruiting new management and other personnel as well as the additional costs which may be incurred in retaining or attracting new personnel, may have a material adverse affect on the Borland, its product launches and its operating results. In particular, the disruptions inherent in such a situation are particularly problematic for a company which has experienced the types of problems which Borland has recently faced.

  Borland expects to continue to experience operating losses at least through the quarter ending December 31, 1996. Among other matters, Borland's ability to regain profitability will be substantially dependent upon its ability to successfully complete and introduce new products and to successfully integrate OEC. There can be no assurance that Borland will be able to successfully accomplish the foregoing or to regain profitability in future periods.

OPEN ENVIRONMENT CORPORATION

 RECENT DEVELOPMENTS

  For the quarter ended June 30, 1996, OEC reported substantially lower revenues and a substantial operating loss. The lower revenues were principally attributable to a lack of major transactions, a lengthening of OEC's sales cycle, a reduction in reseller sales by OEC's Australian subsidiary and management distractions related to the Merger.

  OEC expects to continue to experience operating losses at least through the quarter ending December 31, 1996. Among other things, OEC's ability to regain profitability will be substantially dependent upon its ability to successfully complete and introduce new products. There can be no assurance that OEC will be able to successfully accomplish the foregoing or to regain profitability in future periods.

 BUSINESS

 Overview

  OEC develops, markets and supports software that enables companies to create applications for distributed, client/server computing systems. OEC pioneered a multi-tiered software architecture that allows customers to rapidly develop, deploy and manage software applications to access critical information quickly on an enterprise-wide basis. The multi-tiered architecture is a flexible, highly scalable, open architecture which supports popular third-party development tools and database management systems for standards-based applications in heterogeneous computing environments. OEC targets large, multinational organizations through a combination of direct sales, product seminars and marketing partnerships. As of June 30, 1996, OEC had sold its product line to approximately 120 customers worldwide, including Associated Grocers, Inc., Bristol-Myers Squibb Company, Caterpillar Inc., Columbia Natural Resources, Cummins Engine Company, Inc., Federal Express, Federal Home Loan Mortgage Corporation, John Deere Company, Martin Marietta Corporation, Merrill Lynch & Co., Inc., MCI, Mobil Oil Corporation, Motorola, Northern Telecom, Ltd., Phillips Petroleum Company, Shell Oil Company, Southern New England Telephone, T. Rowe Price, Telecom Australia, The Royal Netherlands Navy, United Healthcare Corporation and Woolworth Corporation.

  On April 13, 1995, OEC completed its initial public offering of OEC Common Stock whereby 3,162,500 shares were sold to the public at a public offering price of $15.00 per share. Of the total shares sold to the public, OEC sold 1,700,000 shares, resulting in proceeds to OEC of approximately $22,879,000, net of expenses associated with such offering.

  On August 31, 1995, OEC issued 408,000 shares of OEC Common Stock in exchange for all outstanding shares of the capital stock of Jarrah Technologies, an Australian corporation. Jarrah Technologies was subsequently renamed Open Environment Australia Pty. Limited. The acquisition was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements of OEC have been restated to include the accounts and operations of Jarrah Technologies for all periods prior to the acquisition. OEC recorded special acquisition and integration costs of approximately $679,000 in the period ended September 30, 1995 for expenses related to the acquisition.

  In September 1995, OEC sold a portion of its interest in its Japanese joint venture to its joint venture partner. The interest was sold for an amount which approximated OEC's original cost basis. As a result of the transaction, OEC now owns 19.5% of the joint venture.

 Industry Background

  In recent years, the increasing performance and declining cost of desktop computers ("PCs"), together with improvements in network communication and graphical user interface technologies, have contributed to a shift by organizations from centralized computing systems to more distributed environments that support the integration of a wide variety of "client" (or end-user) and "server" (host-based or back-end databases and systems) applications. Client/server architecture offers end-users a more flexible, easily accessible computing environment that provides greater functionality with lower hardware and software costs. With the adoption of client/server computing environments, developers have introduced a range of software applications for distributed computing, allowing organizations to select the hardware and software solutions best suited to their requirements.

  While the client/server environment has improved ease of use and access to information, most organizations have not been able to deploy large-scale distributed systems that are flexible enough to allow them to continuously respond to evolving processing requirements while at the same time meeting the need for computing systems which are secure, scalable and easily managed. OEC believes that the principal limiting factor in creating flexible client/server systems that can be effectively scaled across an enterprise while retaining the reliability, security and manageability of mainframe applications is the lack of a vendor-neutral, multi-tiered software architecture for distributed applications. In the absence of such an environment, applications developers must either place business logic (the logic which processes data) at the database level, locking customers into a specific database vendor and limiting their ability to access objects outside of the database, or place business logic at the client (presentation) level, limiting the customer's ability to scale those applications across an organization because PCs lack adequate performance to run applications efficiently across the processing environment.

  A variety of point-to-point software development tools have been introduced to permit development of applications in the client/server environment. These tools have accelerated the development of specific applications and facilitated their support in distributed computing environments, but are neither open nor scalable across systems. Consequently, virtually all client/server architectures in the markets today still rely on point-to-point connections between business logic and information sources, which as applications and data proliferate, leads to unmanageable complexity in implementing applications even with the use of available point tools.

  The result is increasing complexity at the desktop level, requiring separate configuration of a large number of PCs, complicating the implementation of software enhancements and updates, limiting the ability to scale applications across growing systems and creating an information environment which is progressively more difficult to manage.

 The Intelligent Middleware Solution

  To address the challenge of efficiently accessing and managing information in a distributed, client/server environment, OEC introduced its Entera(TM) "Intelligent Middleware," which offers a multi-tiered software architecture for developing and deploying scalable and flexible client/server applications in a vendor-neutral, standards-based distributed computing environment. Its multi-tiered architecture separates applications into three logical components: the presentation layer, the business logic layer and the data layer. In effect, this architecture insulates both the user and the developer from having to know the details of where the information source or analytical service is, or how it is implemented. A multi-tiered architecture shifts management complexity back to the hardware servers, rather than the relatively low-performance client hardware, facilitating complex information management across enterprise-wide operations.

  OEC's Entera product line constitutes an open, standards-based suite of software development tools supporting programming language integration, database integration, distributed computing services and management facilities. OEC believes that the Entera product line significantly reduces the time and costs of developing large-scale client/server applications due to its integration with a number of popular development tools and its automation of the connections to many widely adopted relational database systems and an organization's own legacy applications. The features required to address the requirements of large organizations are available in a single, integrated development and management environment. These features include:

    Scalable architecture--The multi-tiered architecture makes it possible for customers to scale a given application from a few users to a very large number of users;

    Rapid development--Code generation and automation reduce development time and the amount of code that needs to be written by the development team;

    Performance optimization--Applications can be programmed to automatically handle load increases by balancing access to existing servers by starting new servers;

    Common directory--Applications and their location are registered in a common directory to provide enhanced management and flexibility;

    Common security model--The necessary level of security is applied to all users of any such application across the enterprise; and

    Access to legacy systems--Legacy applications can be linked with new applications to preserve existing investments.

 The OEC Strategy

  OEC's business strategy draws on the following key elements to exploit the opportunities presented by its Intelligent Middleware products:

    . Focus On Large-Scale Enterprises. OEC is focused on solving the difficult problems encountered by large organizations in transitioning to a distributed client/server environment. OEC's product strategy is to provide, either directly or through business partners, the products and services which are necessary for these organizations to successfully transition to, and to take full advantage of, multi-tiered client/server computing.

    . Technology Leadership. OEC believes that its multi-tiered architecture is an important technological advance, and that the maintenance of this technological leadership is essential in order to compete effectively. OEC therefore plans to build upon its technology base by adding new features and functionality to its Entera product line.

    . Commitment To Open Standards. OEC believes that the open nature of its Entera product line is an important competitive advantage and intends to maintain this advantage by adopting future standards as they evolve. Incorporation of the TCP/IP (Transmission Control Protocol/Internet Protocol, a communications protocol widely used in UNIX environments because of its interoperability features), OSF/DCE standards (the standards-based distributed computing environment developed by the Open Software Foundation) and OLE (Object Linking and Embedding, Microsoft's object-based services environment) in the Entera product line enables OEC's customers to choose among competing hardware, operating systems and databases, as well as point development tools, which best meet their needs without compromising functionality or performance.

    . Collaboration With Other Product Suppliers. The Entera product line provides a distributed computing environment that supports and extends many software languages, tools and databases from third-party vendors. OEC intends to continue to work to include market-leading products and technologies within the framework of the Entera product line to assure that its Intelligent Middleware continues to meet the evolving needs of a broad range of organizations.

    . Expansion of Distribution Channels and Geographic Presence. OEC believes that growth requires expansion of its distribution channels through reseller and similar arrangements. To support these efforts, OEC regularly forms joint marketing and strategic relationships with value added resellers ("VARs"), original equipment manufacturers ("OEMs"), independent software vendors ("ISVs") and software distributors to increase the visibility of its products, broaden its distribution channels and further increase its geographic presence.

    . Emphasis on Customer Service and Support. Because effective and timely development, deployment and management of applications is essential to OEC's customers, a high level of customer service and technical support is critical to customer satisfaction. OEC therefore maintains a high level of commitment to product quality, service and support to assure customer satisfaction and continued support of OEC's offerings.

  OEC believes that a customer's decision to invest in the Entera product line for software development and deployment is a strategic business decision, and OEC therefore facilitates that transition through educational seminars, focused validation trials of its products and comprehensive post-sales training and support. OEC implements its sales and marketing strategy through a direct sales force located in key regional offices, and partnerships with leading hardware systems manufacturers, including Hewlett-Packard, IBM, Digital and Unisys, VARs such as Greenbrier & Russell and Logica, Inc. and OEMs and ISVs including Powersoft, Dynasty, ParcPlace, Information Builders, Transarc, Corporate Systems and Greenbrier & Russel.

 OEC Products

  The Entera product line includes products for basic client and server interface development, transaction-supported server development, mainframe access and multi-vendor database access. Products are available for use on Macintosh, OS/2, OS/2 Warp, Windows, Windows NT, Windows 95, Open VMS, AIX, HP-UX, Solaris, Unisys and ATT GIS.

  Entera Developer Package. The Entera Developer Package is a unique set of Intelligent Middleware development tools for creating multi-tiered distributed applications. It frees programmers from the burden of writing code which comprises the underlying open infrastructure of the Entera product line. Included in the package are tools which automate the development of client/server connections and the required interfaces to the distributed naming and security services. The Entera Developer Package also includes tools for creating multi-vendor database access as well as the user interface to Entera's management tool, AppMinder.

  OLEnterprise. OLEnterprise is the industry's first open, distributed object environment based on Microsoft's OLE (Object Linking and Embedding). Using the Microsoft RPC (Remote Procedure Call), OLEnterprise is presently able to deliver the benefits of Microsoft's planned Network OLE. OLEnterprise enables organizations to build and deploy sophisticated, multi-tiered object-based applications for use throughout the enterprise. OLEnterprise is OEC's first product offering in its Global Enterprise Object(TM) (GEO) Initiative to deliver universal, globally accessible computing.

  OLEnterprise lets developers use any OLE-compliant development environment such as Visual Basic, PowerBuilder, Delphi, Centura and Visual C++ to construct OLE clients and remote OLE automation servers. These application components are distributed across the network via OLEnterprise's OLE client agent and remote OLE Automation class factory. These OLE objects can be accessed by all OLE-compliant end-user tools such as Lotus Notes and Microsoft Excel.

  AppDesigner(TM). AppDesigner is an application generator that supports the development of COBOL-based multi-tiered applications through the use of a Windows-based graphical interface and a COBOL--like 4GL. AppDesigner generates a standard COBOL application, (which can run on UNIX or mainframes) based on the business logic specified in the 4GL and generates a PowerBuilder or Visual Basic model based on existing client interfaces. Applications built with AppDesigner use Entera's multi-tiered client/server architecture and Intelligent Middleware to provide excellent performance, scalability and application component reuse.

  Entera Internet Launcher. The Entera Internet Launcher expands the scope of multi-tiered client/server corporate applications to include the Internet. The Launcher provides a way for developers to easily create Internet-enabled applications that overcome limitations of integration with existing technology investments.

  Entera/Fx(TM). Entera/Fx is a set of features which allows the development of Entera server application components with advanced features or "special effects." These advanced features required for building large, business-critical applications include two-phase commit for homogeneous database transactions, extended security options, application load balancing, tuning and audit trails.

  DCE Adapter. DCE Adapter provides DCE capabilities without requiring DCE on the client platform, thus removing one of the key obstacles blocking large scale deployment of DCE applications on PCs and Macintosh PCs. This product acts as a surrogate agent to "DCE-enable" Windows, OS/2 and Macintosh PCs, eliminating the need to install DCE on these PCs.

  Entera/QuickRPC. QuickRPC integrates Entera and Gupta Corporation's SQL Windows application development environment. QuickRPC automatically generates an Entera client interface and provides it in Gupta's Centura QuickObject form. This provides SQLWindows developers with a natural extension with which to build enterprise three-tiered client/server applications using Entera.

 Third Party Entera Products

  RPCpainter Developed by Greenbrier & Russel. RPCpainter integrates Entera and Powersoft Corporation's PowerBuilder application development environment. RPCpainter automatically generates an Entera client interface and translates the PowerBuilder Data Window information into an Entera RPC interface. This provides PowerBuilder developers with a natural extension with which to build enterprise multi-tiered client/server applications using Entera.

  EDA/Start Developed by Information Builders, Inc. EDA/Start integrates Entera with Information Builders' Enterprise Data Access (EDA)/SQL middleware technology. It provides a gateway for Entera multi-tiered applications to access those data sources accessible through EDA/SQL.

 Marketing and Sales

  As a result of its experience in educating customers concerning open systems and its development and introduction of software products pioneering multi-tier architecture, OEC believes that it holds a leadership position in transitioning customers to an open, multi-tier distributed computing environment. OEC believes that large organizations pass through three stages in adopting a multi-tier architecture and OEC's marketing strategy focuses on supporting and facilitating this transition.

  Information--At this stage OEC introduces the customer to the concepts and benefits of multi-tiered client/server computing through educational seminars. OEC develops a customer skills assessment and architectural assessment which together provide the basis of a plan for the customer to move forward.

  Planning--During the planning stage, OEC provides the customer with the proof of concept applicable to their specific business distributed computing requirements. This proof of concept is offered through a variety of OEC's service offerings, which result in the first step of development of a customer-defined prototype.

  Implementation--In the implementation stage, OEC installs Entera, which gives the customer the required software products to successfully design, develop, deploy and manage client/server applications across its organization.

  OEC has established a series of regional offices to house direct sales, instructors, field engineers and strategic alliance marketing personnel as part of its marketing and sales efforts. Sales offices are located in Boston, Chicago, Dallas, New York, San Francisco, Pittsburgh, Washington, D.C., London, Sydney, the Netherlands, Seoul and Tokyo. As of September 30, 1996, OEC's sales and marketing organization consisted of 71 persons.

  The growing maturity of the client/server market and acceptance of OEC's multi-tiered development approach has led OEC to supplement its direct sales strategy with a broad channels marketing strategy. As of June 30, 1996, OEC had approximately 120 leading organizations deploying the Entera product line. This approach provides OEC with additional, cost-effective technical and sales resources to realize growing market opportunities quickly and help enhance OEC's position in the marketplace. As part of this program, OEC is actively developing each of the following channels:

  Business Partners (Systems Integrators and VARs)--Leading OEC partners include Greenbrier & Russel, James Martin & Co., Logica, Inc., International Systems Services Corp., Science Applications International Corp., KPMG Peat Marwick, Systemhouse and Price Waterhouse LLP. OEC intends to recruit, train and develop as many qualified VARs as possible, to broaden the range of skilled technical resources that can service and support its software products as well as expand its geographical coverage and broaden its representation and expertise in various vertical industries such as healthcare, petroleum and manufacturing. OEC has a certification program to assure the quality of service provided by its business partners.

  Strategic Alliances (OEMs and ISVs)--OEC's current OEM and ISV partners include Powersoft, ParcPlace, Information Builders, Transarc and Corporate Systems. As customers demand "open" or "DCE compliant" applications, OEMs and ISVs have begun to seek solutions that permit them to more efficiently address these needs. OEC's products provide OEMs and ISVs with the tools to address these end-user requirements. OEC's strategy is to encourage third-party software companies to build their applications using Entera within their products, making their applications open and creating the foundation for future licensing and run-time revenues.

 CUSTOMERS

  As of September 30, 1996, OEC had sold its Entera product line to approximately 120 customers worldwide. The following is a selected list of OEC's customers which, in each case, the Company believes is representative of its overall customer base: Associated Grocers, Inc., MCI, Bristol-Myers, Squibb Company, Mobil Oil Corporation, Caterpillar Inc., Phillips Petroleum Company, Columbia Natural Resources, Price Waterhouse LLP, Cummins Engine Company, Inc., Shell Oil Company, Federal Express, Southern New England Telephone, Federal Home Loan Mortgage Corporation, T. Rowe Price, The Royal Netherlands Navy, John Deere Company, United Healthcare Corporation, Martin Marietta Corporation, Woolworth Corporation, Merrill Lynch & Co., Inc., Motorola, Northern Telecom, Telecom Australia and United Healthcare Corporation.

  Approximately 11% and 15% of OEC's revenue in the years ended December 31, 1995 and 1993, respectively, were from OneWave, Inc. (formerly Object Power) and IBM, respectively. For the year ended December 31, 1994, no individual customer accounted for greater than 10% of OEC's total revenue.

 Customer Support and Service

  OEC sells software products that its customers use to develop, deploy and manage applications which are large-scale, complex and mission critical. Because a comprehensive multi-tier architecture is often being introduced to customers for the first time, OEC believes it is imperative that their expectations are met or exceeded. As of September 30, 1996, OEC had three groups totaling 49 employees focused on customer satisfaction and productivity with the use of its products: Education, Field Engineering and Remote Support.

  The Education group provides comprehensive education and training to customers and potential customers as they adopt OEC's products. The courses are delivered by the Education group at OEC's in-house training centers in Boston and Dallas, as well as customized courses at customer sites when requested. OEC is also building a channel of authorized third-party training partners to expand OEC's training facilities and resources.

  The Field Engineering group is actively involved with most customers during the implementation and deployment of applications, especially in the very early stages of adoption. The Field Engineering group has developed several service offerings that help customers maximize their productivity, ranging from how to select the first application to deploying developed applications across an enterprise. Field engineering services are generally delivered at the customer site.

  The Remote Support group provides support to customers over the telephone or through electronic mail or fax. The majority of calls coming to the Support Center go directly to a software support specialist who provides an immediate diagnosis of customer problems. Customers also have access to "patches" and technical notes via the World Wide Web on the Internet.

 Research and Development

  OEC delivers products that are used by large organizations for developing, deploying and managing large scale, complex mission-critical applications. For this reason, the quality of the software in terms of reliability, security and other features must be very high. At the same time, the market is growing very rapidly, and in order to maintain its competitive advantage OEC must introduce new products and features into the market on a regular basis. To meet these goals, OEC has invested heavily in developing engineering talent, an experienced research and development management team and highly automated and comprehensive product testing capabilities to meet rigorous requirements for product quality.

  For the past three years, OEC has been releasing major versions of Entera every nine to twelve months, with maintenance updates released every six months (between major releases). For 1996, one maintenance update has been planned.

  While OEC has historically met the scheduled dates for product releases and enhancements, the software development process is characterized by unanticipated delays, and there can be no assurance that OEC will be able to maintain future scheduled release dates. Furthermore, there can be no assurance that OEC's new product releases and product enhancements will adequately address the needs of the marketplace or will not contain "bugs" which would cause delays in product introduction or shipments or, if discovered in the future, require modification to OEC's products.

  As of September 30, 1996, OEC's research and development staff consisted of 44 employees. OEC's total expenses for research and development for the years ended December 31, 1995, 1994 and 1993 were $4,256,232, $2,075,554 and
$1,679,179, respectively.

 Manufacturing and Distribution

  OEC uses a third-party vendor to provide media and documentation replication and distribution services, including product manufacturing, order and inventory management, order fulfillment and distribution of OEC's products.

 Competition

  The distributed computing software market is extremely competitive. While OEC believes that no competitor currently offers a product which competes with all of the features of the Entera product line (including support of open system standards, scalability of architecture, a common security model and data directory), over time the major competitors for its products will come primarily from three groups of vendors.

  The first group includes relational database vendors, particularly Sybase and Oracle, which have developed and introduced products which integrate software applications into their databases. These companies have significantly greater financial, technological and marketing resources than OEC and Borland. However, OEC believes that these competitors' products have a number of limitations which will make it difficult for users to build true enterprise-wide applications. These products are characteristically proprietary and not interoperable or portable across other vendors' databases, locking the user into a particular vendor's database products.

  OEC also competes with client/server development companies such as Forte, Dynasty and Seer Technologies. OEC believes that the products of these competitors have not provided a true open environment, but rather have consisted of a suite of specific tools for language, run-time infrastructure and/or management software. OEC believes it can compete with such companies on the basis of the open nature of the Entera product line, which permits customers to select from a variety of software tools rather than a specific vendor's offerings.

  Finally, OEC competes with transaction monitor/manager companies, such as Novell, Inc., IBM and AT&T. Most of the companies in this competitive sector have significantly greater financial, technological and marketing resources than OEC and Borland. OEC competes with these companies on the basis of the high availability, scalability, security and uniform base services of the Entera product line.

  OEC believes that it competes across all of its markets primarily on the interoperability, open nature and unique architecture of its Entera product line, as well as overall product functionality, reliability, price, performance, ease of adoption and use, end-user support and corporate reputation. In addition, OEC believes that in many instances it can effectively partner with competitors to offer solutions to meet a specific customer's requirements. However, there can be no assurance that OEC will be able to continue to compete effectively or that its profitability or financial performance will not be adversely effected by increased competition. Further, there can be no assurance that OEC's current competitors or other entities will not introduce development software products or other technologies offering significant advantages over OEC's technology, which could have a material adverse effect on OEC's business and financial results.

 Proprietary Rights

  OEC operated as a division of Cambridge Technology Group, Inc. ("CTG") until January 1993, when it began operating as an independent entity. CTG is principally owned by John J. Donovan, Sr., the Company's Chairman of the Board and a stockholder. On January 1, 1993, the Company purchased from CTG all of CTG's right, title and interest in the properties, assets and business (other than the Intellectual Property as defined below) of the CTG Tools Division and the CTG Technical Education Division (collectively, the "Division") pursuant to the terms of an asset purchase agreement (the "Asset Purchase Agreement"). The Asset Purchase Agreement required OEC to pay $100,000 for the assets of the Division (which consisted primarily of furniture and equipment) and to assume the outstanding business obligations of CTG which related to the Division as of January 1, 1993. CTG also agreed at that time to disperse to OEC receivables as remitted to CTG by customers of the Division in an amount not to exceed $750,000 in the aggregate (the "Line of Credit"). OEC executed a promissory note (the "Promissory Note") on January 1, 1993 payable to CTG in the amount of $850,000, which amount reflected the $100,000 purchase price of the assets of the Division and any amounts outstanding under the Line of Credit. OEC received approximately $175,000 from CTG under the Line of Credit, which amount, together with the purchase price, was paid in full in June 1993, and the Promissory Note was canceled. Under the Asset Purchase Agreement, CTG granted a non-exclusive, world-wide license to OEC to use the intellectual property used by the Division. The intellectual property licensed (the "Intellectual Property") included designs, software, processes and other proprietary rights relating to software tools used for the development and implementation of software programs designed to be operated by end-users to perform specific business and personal functions. On November 23, 1994, CTG assigned all rights in such Intellectual Property to OEC without any further royalty or payment obligations and entered into a Reseller Agreement with OEC.

  In October 1995, OEC purchased for $500,000 the source code to a certain technology from Object Power, a company principally owned by John J. Donovan, Sr. In December 1995, OEC purchased for a minimum guaranteed amount of approximately $872,000 the source code to a certain technology from GEC Alsthom Pty. Ltd., an Australian company. At the dates of these purchases, these technologies had not yet reached the point of technological feasibility, and OEC is continuing the development of the technologies.

  OEC primarily relies on a combination of copyright, trademark and trade secret laws and license agreements to establish and protect proprietary rights of its products. The source code for OEC's products is protected both as a trade secret and as an unpublished copyrighted work. In addition, OEC generally enters into confidentiality and/or license agreements with its employees, distributors, customers and potential customers and limits access to, and distribution of, its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third-party to copy or otherwise obtain and use OEC's products or technology without authorization or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries.

  Because the software development industry is characterized by rapid technological change, OEC believes that factors such as the technological and creative skills of its employees, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more important to establishing and maintaining a technology leadership position than legal protections of its technology.

 Employees

  As of September 30, 1996, OEC had 188 full-time employees, consisting of 44 employees in research and development, 71 employees in sales and marketing, 24 employees in finance and administration, 44 employees in management information systems and 49 employees in training, consulting and customer support. None of these employees are represented by a labor union, nor are they covered by any collective bargaining agreements. OEC believes that its relationship with its employees is good. The future success of OEC will depend on its ability to attract and retain qualified employees. Competition for such employees is often intense and there can be no assurance that OEC will be able to attract and retain adequate numbers of qualified employees in the future.

 Properties

  OEC's principal office is located in Boston, Massachusetts, where it leases approximately 30,000 square feet under a lease that expires in March 1999. OEC also leases approximately 6,000 square feet of office space in Dallas and 10,000 square feet of office space in Sydney, Australia. In support of its field, direct sales and support operations, OEC also leases facilities and offices in seven locations in the United States and three locations overseas. OEC believes that if necessary, additional space for its property requirements can be obtained on commercially reasonable terms.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data are derived from the consolidated financial statements of OEC and its subsidiaries for the years ended December 31, 1995, 1994 and 1993, and for the year ended December 31, 1992 from the tools division of CTG, and have been audited by Ernst & Young LLP, independent accountants, except for the financial statements of Jarrah Technologies, a consolidated subsidiary, for the four years ended December 31, 1994, which were audited by other auditors. OEC recently elected to restate its results for certain prior periods, as a result of which it has filed amendments to its reports previously filed pursuant to the Exchange Act with the Commission for the fiscal periods beginning October 1994 to June 1996. See "The Companies--Open Environment Corporation--Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data as of June 30, 1996 and for the six months ended June 30, 1996 and 1995 have been derived from the unaudited consolidated financial statements of OEC. The unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended June 30, 1996 and 1995 are not necessarily indicative of future operating results. The consolidated selected financial data set forth below is qualified in its entirety by and should be read in conjunction with the Consolidated Financial Statements and related Notes thereto.

                                SIX MONTHS
                              ENDED JUNE 30,                   TWELVE MONTHS ENDED DECEMBER 31,
                          ------------------------ ----------------------------------------------------------
                             1996         1995        1995        1994         1993        1992      1991(A)
                          -----------  ----------- ----------- -----------  ----------- -----------  --------
                          (RESTATED)   (RESTATED)  (RESTATED)  (RESTATED)
                                (UNAUDITED)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA
Revenues................  $ 6,827,970  $14,282,842 $29,881,172 $18,120,904  $13,163,307 $ 4,149,243  $778,341
Purchased research and
 development............          --           --    1,372,116         --           --          --        --
Acquisition and
 integration costs......          --           --      678,655         --           --          --        --
Provision for
 restructuring charges..    1,083,114          --          --          --           --          --        --
Income (loss) from
 operations.............  (12,138,136)   1,742,637     159,610     502,205    1,143,670  (1,158,932)   45,196
Net income (loss).......  (12,645,610)   1,198,032     434,082     350,049      823,028  (1,041,760)   43,463
Net income (loss) per
 common share...........       $(1.69)        $.16        $.05        $.05         $.13          (b)       (b)
CONSOLIDATED BALANCE
 SHEET DATA
Cash, cash equivalents
 and marketable
 securities.............  $12,431,615  $22,081,136 $17,690,458 $ 1,787,707  $   918,614 $     2,011  $ 22,071
Working capital.........   11,850,577   24,256,905  22,864,500   1,499,416      161,268      88,536    35,129
Total assets............   24,433,253   35,488,725  36,646,673   9,475,658    4,244,261   1,158,443   139,583
Long-term obligations,
 net....................          --       116,197      27,185     206,089
Series A Convertible
 Preferred Stock........          --           --          --    5,854,332          --          --        --
Total stockholders'
 equity (deficiency)....   16,262,006   28,477,171  28,717,151  (1,521,430)     976,010     149,807    77,592

--------
(a) The financial data for fiscal 1991 represents the financial data of Jarrah Technologies, which was acquired by OEC in August 1995.
(b) As OEC began operations in 1992 as a division of CTG, there were no shares of capital stock outstanding in 1992 or 1991.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

Overview

  OEC derives revenues from product license fees and charges for services, including education and training, on-site technical support and phone-in customer support (maintenance). For all periods presented, OEC has recognized revenue in accordance with Statement of Position 91-1 entitled "Software Revenue Recognition," ("SOP 91") issued by the American Institute of Certified Public Accountants. SOP 91 requires that software license revenues be recognized upon shipment, provided no significant obligations to the customer then exist, and that maintenance revenues be recognized ratably over the term of the maintenance agreement. Revenues for other services and training are recognized upon delivery of the service. OEC's license agreements generally do not provide a right of return. Reserves are maintained for potential credit losses.

  In December 1995, OEC entered into an agreement (the "Reseller Agreement") with a reseller (the "Reseller") whereby the Reseller agreed to purchase products from OEC. In the first quarter of 1996, OEC sold and shipped to the Reseller an aggregate of $2,500,000 worth of products. The Reseller Agreement provided the Reseller with certain product return and exchange rights, and therefore, OEC established a reserve in the first quarter of 1996 of $1,440,000 to provide for potential returns from the Reseller. Based on the actual product return and exchange rate experienced under the Reseller Agreement, OEC increased the reserve by $400,000 in the second quarter of 1996. This product return and exchange rate was higher than originally anticipated by OEC. After a review by the staff of the Securities and Exchange Commission (the "Staff") of the Company's reports filed pursuant to the Securities Exchange Act of 1934 (the "Reports"), OEC determined that due to the high return and exchange rate, that OEC did not have a sufficient basis under generally accepted accounting principles to estimate the amount of returns and exchanges and therefore should have recognized revenue as the Reseller actually sold product to its customers. OEC restated its historical financial statements contained in certain of its Reports, and this Prospectus/Proxy Statement reflects the restatement of OEC's financial statements, to recognize revenues under the Reseller Agreement as the Reseller sells product to its customers.

  Prior to the second quarter of 1995, OEC and certain of its customers entered into non-cancellable letters of understanding ("Non-cancellable LOUs") whereby OEC's customers agreed to purchase certain software and services from OEC and which specified a future date at or on which a mutually acceptable software license and services agreement would be finalized. In eight instances, the parties agreed to enter into a mutually acceptable software license and services agreement within a specified period (the "Specified Period") after the date of execution of such Non-cancellable LOU. At the time of revenue recognition all products were delivered, OEC believed that persuasive evidence existed to document an agreement to license OEC's software by the customer and there were no significant contingencies existing at the date of revenue recognition. After a review by the Staff, OEC has agreed that the recognition of revenues under such Non-cancellable LOUs should be delayed until the earlier of the date such software license and services agreements were executed by the parties (the "L&S Execution Date") or the expiration of the Specified Period. The length of the Specified Periods ranged from two days to 45 days. OEC has restated its historical financial statements contained in certain of its Reports and this Prospectus/Proxy Statement reflects the restatement of such financial statements with respect to the five Non-cancellable LOUs where the earlier of the L&S Execution Date or the end of the Specified Period occurred in the quarter following the date of execution of the Non-cancellable LOU. The changes decrease revenue and net income reported in the fourth quarter of 1994 and increase revenue and net income reported in each of the first and second quarters of 1995. There was no change in the aggregate revenue and net income reported over such three quarter period.

  On August 31, 1995, OEC issued 408,000 shares of Common Stock in exchange for all outstanding shares of the capital stock of Jarrah Technologies. The acquisition was accounted for as a pooling of interests and, accordingly, the accompanying consolidated financial statements and selected consolidated financial data have been restated to include the accounts and operations of Jarrah Technologies for all periods prior to the acquisition.

  Prior to 1994, OEC's focus was largely educational in nature. During 1994, OEC began to shift its focus from educational services to software development and licensing in order to capitalize on the growing demand for its products and services which had been generated by OEC's education seminars. In the early stages of this transition, OEC's educational services provided OEC with name recognition and introductory marketing opportunities. However, as OEC has transitioned to the business of developing and licensing software, its continued growth is increasingly based on a growing installed base, the continued acceptance by that installed base of OEC's products, increased distribution and marketing channels, and technological competitiveness, rather than a continued emphasis on educational services. This evolution has caused OEC to shift the focus of its education offerings from marketing to post-sales training and customer support. As OEC shifted its focus to software development and licensing, it also expanded its efforts in international markets, including the establishment of joint ventures in Japan in 1994 and Korea in 1995 and the acquisition of Jarrah Technologies in 1995. As a result, international sales increased to $11,952,000 in 1995 from $7,391,000 in 1994.

 RESULTS OF OPERATIONS

 Fiscal Years Ended December 31, 1995, 1994 and 1993

  The following table sets forth, for the periods indicated, certain operational data as a percentage of total revenue.

                                    YEAR ENDED             PERCENTAGE INCREASE
                                   DECEMBER 31,          (DECREASE) YEAR TO YEAR
                            --------------------------  -------------------------
                               1995       1994    1993  1994 TO 1995 1993 TO 1994
                            ---------- ---------- ----  ------------ ------------
                            (RESTATED) (RESTATED)        (RESTATED)   (RESTATED)
Revenues:
  License fees............      73%        60%     39%        102%        113%
  Service.................      21%        17%      8%        104%        170%
  Education...............       6%        23%     53%        (56%)       (38%)
                               ---        ---     ---      ------        ----
Total revenues............     100%       100%    100%         65%         38%
Cost of revenues:
  Cost of software,
   maintenance and
   services...............      18%        24%     22%         26%         47%
  Cost of education and
   training...............       5%        11%     20%        (24%)       (23%)
                               ---        ---     ---      ------        ----
Total cost of revenues....      23%        35%     42%         10%         13%
                               ---        ---     ---      ------        ----
Gross profit..............      77%        65%     58%         95%         56%
Operating expenses:
  Selling and marketing...      43%        38%     23%         86%        126%
  General and
   administrative.........      12%        13%     13%         57%         35%
  Research and
   development............      14%        11%     13%        105%         24%
  Purchased research and
   development............       5%         0%      0%          *           *
  Acquisition and
   integration costs......       2%         0%      0%          *           *
                               ---        ---     ---      ------        ----
Total operating expenses..      76%        62%     49%        102%         76%
                               ---        ---     ---      ------        ----
Operating income (loss)...       1%         3%      9%        (68%)       (56%)
  Equity in loss of joint
   venture................      (1%)       (1%)     0%        140%          *
  Other income............       2%         1%      0%        740%        (25%)
                               ---        ---     ---      ------        ----
  Total other income......       1%         0%      0%     (1,652%)      (125%)
                               ---        ---     ---      ------        ----
Pre-tax income............       2%         3%      9%         25%        (62%)
Provision for income
 taxes....................       1%         1%      3%         29%        (71%)
                               ---        ---     ---      ------        ----
Net income................       1%         2%      6%         24%        (57%)
                               ===        ===     ===      ======        ====

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Total revenues increased 65% to $29,881,000 in 1995 from $18,121,000 in 1994. The increase in total revenues was largely attributable to software license fees, which increased 102% to $21,834,000 in 1995 from $10,812,000 in 1994. Software revenues accounted for 73% of total revenues in 1995 as compared to 60% of total revenues in 1994. Also contributing to the increase in total revenues were increases in maintenance and service fees, which increased 104% to $6,155,000 in 1995 from $3,017,000 in 1994. These increases reflect growing market awareness and acceptance of OEC's products as well as a broadening of OEC's installed base.

  These increases were partially offset by a 56% decrease in education revenues to $1,893,000 in 1995 from $4,292,000 in 1994. This decrease is consistent with OEC's shift away from the use of education to further market awareness to the use of education as technical training for software licensing.

  Revenues of Jarrah Technologies and from other international customers accounted for $11,952,000, or 40%, of total revenues in 1995, as compared to $7,391,000, or 41%, in 1994. This increase is attributable to a combination of direct and channel sales to international customers as OEC continues to enter additional markets to expand its operations outside of the United States.

  Total cost of revenues increased 10% to $6,929,000 in 1995 from $6,321,000 in 1994 and gross margins improved to 77% for 1995 from 65% for 1994. Cost of software, maintenance and services consists of the product packaging, duplication, amortization of capitalized software costs, royalties and salaries and related personnel costs for customer support and on-site technical support employees. The improvements in gross margin reflected the shift from the lower-margin educational services business (17% gross margin in 1995) to the higher-margin software and services business (81% gross margin in
1995).

  Selling and marketing expenses, consisting primarily of salaries, commissions, promotional costs and partner referral and marketing fees, increased to $12,884,000 in 1995 from $6,922,000 in 1994. Selling and marketing expenses represented 43% of total revenues for 1995 as compared to 38% in 1994. This increase was the result of the hiring of additional personnel and increased marketing programs as OEC continued to develop its direct sales force, build its marketing channels and increase its promotional activities to broaden market awareness.

  General and administrative expenses, consisting primarily of corporate, finance, management information systems ("MIS"), legal and auditing expenses, increased 57% to $3,602,000 in 1995 from $2,300,000 in 1994. The increase was largely attributable to the addition of infrastructure to support international expansion, as well as to increases in general corporate expenses related to OEC being a publicly-traded company. However, general and administrative expenses remained flat as a percentage of revenues at 12% in 1995 and 1994.

  Research and development expenses, consisting primarily of salaries and other employee-related costs, increased 105% to $4,256,000 in 1995 from $2,076,000 in 1994. This increase reflected a significant increase in the number of employees in the research and development department. Software development costs capitalized in accordance with Statement of Financial Accounting Standards No. 86 ("FAS 86") for 1995 amounted to $726,000, while amortization of previously capitalized software amounted to $353,000, as compared to capitalizations of $445,000 and amortization expense of $202,000 for 1994. The increase in software development costs capitalized under FAS 86 for 1995 was due to the development of OEC's Entera Version 3.0 product, which was released in 1995.

  Total operating expenses increased to 76% of revenues in 1995 because OEC's increase in revenues in that year was lower than anticipated and because OEC continued to invest in selling and marketing, as well as research and development activities, in view of the fact it considers such investments critical to its continued growth and profitability.

  In connection with the acquisition of Jarrah Technologies, OEC recorded acquisition and integration costs of $679,000 ($441,000 net of tax) in the third quarter of 1995. Charges included professional fees and charges for regulatory and filing matters ($265,000), travel costs ($222,000), marketing and collaterals ($139,000), lease termination costs and miscellaneous other costs ($53,000). Substantially all of these charges were incurred prior to September 30, 1995, and as of December 31, 1995, $60,000 of these charges, related to certain legal fees, were unpaid and were classified as accrued expenses. Additionally, OEC acquired two technologies which were not at the point of technological feasibility at the time of acquisition and had no alternative future uses and, accordingly, the costs of these acquisitions, $1,372,000 ($892,000 net of tax), were charged to operations as purchased research and development in the fourth quarter of 1995. The Company has determined that a considerable amount of work needs to be done in the areas of completing functionality, porting, testing and packaging these technologies into commercially viable products. The Company estimates that the internal development costs necessary to complete the development of the technologies will amount to approximately $250,000 over the next twelve to eighteen months.

  During the third quarter, OEC sold a portion of its interest in its Japanese joint venture to its joint venture partner. The interest was sold for an amount which approximated OEC's original cost basis. The transaction resulted in OEC now owning 19.5% of the joint venture and, accordingly, accounting for the joint venture under the equity method has been discontinued. OEC will continue to recognize royalty revenue from the joint venture, but will no longer recognize any share of the joint venture's operating income or loss. OEC made net investments in and advances to the joint venture of $242,000 in 1995.

  Other income, consisting primarily of investment income and other miscellaneous income, offset by interest expense, increased to $701,000 in 1995 from $83,000 in 1994. These increases reflect the investment of the net proceeds from the initial public offering of Common Stock in April 1995.

  OEC's effective tax rate of 27% in 1995 and 26% in 1994 is lower than the statutory rate of 34% due to the impact of available research and development credits.

 Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

  Total revenues increased 38% to $18,121,000 in 1994 from $13,163,000 in 1993. Software license fees increased 113% to $10,812,000 in 1994 from $5,073,000 in 1993. The principal reasons for the increase in software license fees were increased market acceptance of OEC's products, demand for software upgrades resulting from the release of OEC's Entera Version 2.0 software product in July 1994 and increased license fees to OEC's existing customers.

  Maintenance and services fees increased 170% to $3,017,000 in 1994 from $1,118,000 in 1993. The increase was principally attributable to increased volume of on-site technical support services and increased maintenance fees due to the broadening of OEC's installed base.

  Education and training revenues decreased 38% to $4,292,000 in 1994 from $6,972,000 in 1993. The decrease was largely attributable to OEC's shift away from educational programs emphasizing broad-based market awareness to technical training and programs in support of software licensing. This change of focus resulted in a decreased number of instructor-led education offerings.

  Total cost of revenues increased 13% to $6,321,000 in 1994 from $5,585,000 in 1993 but decreased as a percentage of total revenues to 35% in 1994 from 42% in 1993. Costs of software, maintenance and services increased 47% to $4,265,000 in 1994 from $2,909,000 in 1993. The increase was attributable primarily to an increase in the number of personnel in the on-site technical support area, an increase in the amount of software, related amortization charges and royalties.

  Cost of education and training revenues decreased 23% to $2,056,000 in 1994 from $2,675,000 in 1993 and decreased as a percentage of total revenues to 11% in 1994 from 20% in 1993. The decrease was due to the decreased level of education activity.

  Selling and marketing expenses increased 126% to $6,922,000 in 1994 from $3,057,000 in 1993. The increase was due principally to an increase in the number of sales and marketing personnel, an increase in promotional and advertising activities and an increase in sales commissions as a result of increasing sales levels. Marketing fees paid to a major hardware vendor partner decreased due to the renegotiation of the agreement, which resulted in the elimination of the fees as of August 1, 1994.

  General and administrative expense increased 35% to $2,300,000 in 1994 from $1,699,000 in 1993, but decreased as a percentage of total revenue to 12% in 1994 from 13% in 1993. The increase was primarily due to the increase in personnel in the corporate, finance and MIS areas.

  Research and development expenses increased 24% to $2,076,000 in 1994 from $1,679,000 in 1993. The increase represented costs associated with an increase in personnel offset by the capitalization of $445,000 in software costs in 1994 in accordance with FAS 86. OEC capitalized $190,000 in software costs in 1993. The amortization of software costs ($202,000 in 1994 and $5,000 in 1993) is included in cost of software, maintenance and services.

  The equity in loss of joint venture represented OEC's 50% share of the net loss of its Japanese joint venture. The Company made investments in and advances to the joint venture of $499,000 in 1994, representing aggregate investments of $197,000 plus approximately $302,000 of advances held in escrow for the purpose of meeting OEC's 50% share of future capital commitments to the joint venture.

  Other income decreased 25% to $83,000 in 1994 from $111,000 in 1993 due principally to increased interest on borrowings and a decrease in commissions from hotels due to the decrease in education programs run at OEC's facility in Boston.

  OEC's effective tax rate decreased to 26% in 1994 from 34% in 1993 due to an increase in available research and development credits.

 Three and Six Months Ended June 30, 1996 Compared to Three and Six Months Ended June 30, 1995

  The following table sets forth, for the periods indicated, certain operational data as a percentage of total revenue.

                              THREE MONTHS          PERCENTAGE           SIX MONTHS           PERCENTAGE
                                 ENDED          INCREASE (DECREASE)         ENDED         INCREASE (DECREASE)
                                JUNE 30,        THREE MONTHS ENDED        JUNE 30,         SIX MONTHS ENDED
                          ---------------------  JUNE 30, 1995 TO   ---------------------  JUNE 30, 1995 TO
                             1996       1995       JUNE 30, 1996       1996       1995       JUNE 30, 1996
                          ---------- ---------- ------------------- ---------- ---------- -------------------
                          (RESTATED) (RESTATED)     (RESTATED)      (RESTATED) (RESTATED)     (RESTATED)
                          ---------- ---------- ------------------- ---------- ---------- -------------------
Revenues:
  License fees..........      52%        73%            (67%)           50%        73%           (67%)
  Service...............      40%        20%             (7%)           42%        20%            (1%)
  Education.............       8%         7%            (47%)            8%         7%           (45%)
                            -----       ----           -----          -----       ----           ----
Total revenues..........     100%       100%            (54%)          100%       100%           (52%)
Cost of revenues:
  Cost of software,
   maintenance and
   services.............      59%        18%             55%            56%        16%            64%
  Cost of education and
   training.............       8%         5%            (32%)           10%         6%           (15%)
                            -----       ----           -----          -----       ----           ----
Total cost of revenues..      67%        23%             36%            66%        22%            44%
                            -----       ----           -----          -----       ----           ----
Gross profit............      33%        77%            (80%)           34%        78%           (79%)
Operating Expenses:
  Selling and
   marketing............     127%        39%             49%           126%        40%            50%
  General and
   administrative.......      28%        12%              7%            28%        12%            13%
  Research and
   development..........      42%        14%             43%            42%        14%            43%
  Provision for
   restructuring
   changes..............      30%         0%             *              16%         0%             *
                            -----       ----           -----          -----       ----           ----
Total operating
 expenses...............     226%        65%             62%           212%        66%            54%
                            -----       ----           -----          -----       ----           ----
Operating income
 (loss).................    (193%)       12%             *            (178%)       12%             *
  Equity in loss of
   joint venture........       0%         1%           (100%)            0%        (2%)            *
  Other income..........       4%         2%            (27%)            5%         1%            71%
                            -----       ----           -----          -----       ----           ----
  Total other income....       4%         3%            (38%)            5%        (1%)            *
                            -----       ----           -----          -----       ----           ----
Pre-tax income (loss)...    (189%)       15%             *            (173%)       11%             *
Provision for income
 taxes..................      24%         4%            141%            12%         3%            81%
                            -----       ----           -----          -----       ----           ----
Net income (loss).......    (213%)       11%             *            (185%)        8%             *
                            =====       ====           =====          =====       ====           ====

--------
*  Not applicable

  Total revenues decreased 67% to $3,609,000 in the three months ended June 30, 1996 from $7,811,000 in the three months ended June 30, 1995, and to $6,828,000 in the six months ended June 30, 1996 from $14,283,000 in the six months ended June 30, 1995. The revenue decreases were largely attributable to software license fees, which decreased to $1,881,000 in the three months ended June 30, 1996 from $5,714,000 in the three months ended June 30, 1995, and to $3,404,000 in the six months ended June 30, 1996 from $10,351,000 in the six months ended June 30, 1995. Software revenues accounted for 52% of total revenues for the three months ended June 30, 1996 as compared to 73% for the three months ended June 30, 1995.

  These revenue decreases are attributable to a number of factors. OEC continues to rely on major transactions each quarter to reach revenue targets. Such reliance carries the associated risk of revenue shortfall if such transactions are delayed or fail to close. OEC closed no transactions over $250,000 in the three months ended June 30, 1996 as compared to five transactions over $250,000 in the three months ended June 30, 1995. The pending merger with Borland has caused certain customers to delay purchases until the completion of the Merger, as these customers have expressed their desire to see the impact of the Merger on OEC's products prior to making significant financial commitments to OEC's products.

  OEC has recently experienced an extended sales cycle of approximately 9 to 12 months for its products. An inconsistent marketing message has lengthened this sales cycle beyond the 6 to 9 months experienced in the past, which has made it even more difficult for OEC to forecast revenues for any given period until that period has ended. Based on its analysis of operations for the period ending March 31, 1996, it is now OEC's business judgment that the manner in which it marketed products has been too broad and, in particular, that OEC has marketed its products into too many market segments and to companies at too many stages of distributed client/server application development and deployment. This included expansion of OEC's marketing efforts to include desktop and first generation users in addition to users more experienced with management of computer operations in a client/server environment. OEC believes that this has contributed to the lengthening in OEC's sales cycle in the following manners: a changing product positioning detracted from the clear understanding of OEC's existing customer base and some qualified leads, thus extending the decision process; such a strategy resulted in certain leads entering the sales pipeline when, based on the development of additional data, such leads later did not appear likely to meet the criteria for qualified lead and, therefore, generate appropriate sales; these factors also caused certain operational challenges within OEC's sales and marketing organization, including the re-education of sales personnel, development of new sales and seminar presentations and marketing collateral and changes in OEC's product development plans.

  Additionally, revenues from reselling Gupta software products by OEC's Australian subsidiary decreased to $802,000 in the three months ended June 30, 1996 from $1,397,000 in the three months ended June 30, 1995, and to $1,421,000 in the six months ended June 30, 1996 from $2,397,000 in the six months ended June 30, 1995. This decrease is the result of the Australian subsidiary's continued transition from such resale activities to the sale of OEC's Entera product line, as well as the underlying impact of the Merger with Borland, with whom Gupta competes directly.

  There has also been some level of distraction at the employee and management level regarding the planning and integration process for completion of the Merger and post-Merger operations. OEC believes that this has also contributed to the decline in revenues in the three months ended June 30, 1996.

  Also contributing to the decrease in total revenues was a decrease in education revenues to $287,000 in the three months ended June 30, 1996 from $540,000 in the three months ended June 30, 1995, and to $584,000 in the six months ended June 30, 1996 from $1,054,000 in the six months ended June 30, 1995. These decreases are consistent with OEC's shift away from the use of education to further market awareness to the use of education as technical training for software licensing.

  Maintenance and service fees decreased to $1,441,000 in the three months ended June 30, 1996 from $1,557,000 in the three months ended June 30, 1995, and to $2,840,000 in the six months ended June 30, 1996 from $2,877,000 in the six months ended June 30, 1995. Although OEC has experienced continued demand for project related services, this demand has been offset by a decrease in maintenance revenues due to the decreased level of software license revenues in the six months ended June 30, 1996.

  Revenues from Open Environment Australia and other international customers accounted for $1,272,000 (35%) of total net revenues for the three months ended June 30, 1996, as compared to $3,393,000 (43%) for the three months ended June 30, 1995, and $2,609,000 (38%) for the six months ended June 30, 1996, as compared to $6,362,000 (45%) for the six months ended June 30, 1995. This decrease is attributable to the decrease in revenues from Open Environment Australia as noted above as well as the lack of major international transactions in the first quarter of 1996 and the timing of orders from international resellers. OEC believes that international sales will continue to represent a significant portion of OEC's net revenue. However, the percentage of revenue derived from international sales will continue to fluctuate based on the timing of orders from international customers and resellers and the addition of new international customers and resellers.

  Cost of revenues increased to $2,415,000 for the three months ended June 30, 1996 from $1,781,000 for the three months ended June 30, 1995, and to $4,530,000 in the six months ended June 30, 1996 from $3,149,000 in the six months ended June 30, 1995. Gross profits decreased to 33% for the three months ended June 30, 1996 from 77% for the three months ended June 30, 1995, and to 34% for the six months ended June 30, 1996 from 78% for the six months ended June 30, 1995. The increase in cost of revenues is due primarily to increased staffing in the services department, as OEC has hired additional personnel to serve the continued demand for project related services. The decrease in gross profit is the result of decreases in revenues without corresponding cost reductions. OEC's cost structure is predominantly fixed in the short term because it largely represents personnel and the infrastructure necessary to support them. A shortfall in revenues has a direct and immediate impact on OEC's gross profits and operating profitability due to OEC's inability to react to a revenue shortfall from a cost perspective in the near term. Fixed costs that are classified as cost of revenues include personnel costs in the education, services and maintenance departments as well as amortization of capitalized software.

  Selling and marketing expenses increased to $4,586,000 in the three months ended June 30, 1996 from $3,073,000 in the three months ended June 30, 1995, and to $8,574,000 in the six months ended June 30, 1996 from $5,698,000 in the six months ended June 30, 1995. These increases are the result of the hiring of additional personnel and increased marketing programs as OEC continues to develop its direct sales force, build its marketing channels and increase its promotional activities to broaden market awareness. OEC expects to continue to invest a significant amount of its resources in its selling and marketing efforts. In addition, OEC recorded specific additional reserves for potential bad debts of $475,000 in the three months ended June 30, 1996 as a direct result of the deteriorated aging of two international accounts, one of which is a reseller in Saudi Arabia and the other is an end-user in India. OEC has been actively pursuing collection of these balances, but has been unsuccessful in obtaining cooperation from the customers, and although OEC is still actively pursuing collection of the balances, management provided for these amounts given their age and uncertainty.

  General and administrative expenses increased to $999,000 in the three months ended June 30, 1996 from $934,000 in the three months ended June 30, 1995 and to $1,902,000 in the six months ended June 30, 1996 from $1,685,000 in the six months ended June 30, 1995. The increase for the three months ended June 30, 1996 is a result of increased professional fees related to a number of corporate matters surrounding the pending transaction with Borland. The year-to-date increase as compared to the six months ended June 30, 1995 is largely the result of the addition of infrastructure to support OEC's domestic and international expansion. However, OEC has made a concerted effort to control general and administrative expenses in recent months, as the Company has focused on slowing growth in areas that are not revenue-related. As a result, the quarter-to-quarter level of general and administrative expenses has remained relatively flat with the exception of the professional fees noted above, as general and administrative expenses amounted to $902,000 in the three months ended March 31, 1996 and $940,000 in the three months ended December 31, 1995.

  Research and development expenses increased to $1,500,000 in the three months ended June 30, 1996 from $1,052,000 in the three months ended June 30, 1995, and to $2,877,000 in the six months ended June 30, 1996 from $2,008,000 in the six months ended June 30, 1995. These increases reflect personnel increases in the research and development department, increases in contracted work for certain porting activities to various platforms, and international localization efforts for certain of OEC's products. Also contributing to the increases in research and development expenses was the fact that only $22,000 of software development costs were capitalized under FAS 86 for the six months ended June 30, 1996, as compared to $87,000 and $167,000 in the three and six month periods ended June 30, 1995, respectively. Amortization of previously capitalized software, which is included in cost of software, amounted to $158,000 and $322,000 in the three and six month periods ended June 30, 1996, respectively, as compared to $66,000 and $136,000 in the three and six month periods ended June 30, 1995, respectively. The decrease in software development costs capitalized in 1996 was due to the fact that minimal activities were devoted to projects at the point of technological feasibility as defined by FAS 86. OEC expects to continue to increase its research and development expenses to keep pace with the technological needs of the marketplace.

  OEC recorded a provision for restructuring charges of $1,083,000 in the three month period ended June 30, 1996. Charges included the write-off of inventory and prepaid royalties related to the Learning Center division, as OEC has discontinued all activities related to the Learning Center ($381,000), the write-off of certain assets related to worldwide education facilities, as OEC is no longer operating such facilities ($302,000); severance costs ($254,000), the write-off of OEC's investment in a failed joint venture ($81,000), and other miscellaneous related costs ($65,000). Substantially all of these charges were incurred prior to June 30, 1996.

  During the third quarter of 1995, the Company sold a portion of its interest in its Japanese joint venture to its joint venture partner. The transaction results in OEC now owning 19.5% of the joint venture and accordingly, accounting for the joint venture under the equity method has been discontinued. OEC will continue to recognize royalty revenue from the joint venture, but no longer recognizes any share of the venture's operating income or loss.

  Other income decreased to $143,000 in the three months ended June 30, 1996 from $190,000 in the three months ended June 30, 1995, but increased to $340,000 in the six months ended June 30, 1996 from $197,000 in the six months ended June 30, 1995. This decrease reflects the reduction of income generated from the remaining investment of the net proceeds of the initial public offering of OEC's common stock in April 1995. Those invested balances have decreased with OEC's recent operating losses.

  OEC also recorded a provision for income taxes in the three months ended June 30, 1996 of $847,000. This provision represents the write off of deferred tax assets under Statement of Financial Accounting Standards 109, Accounting for Income Taxes, due to OEC's operating losses in the second quarter 1996, as those losses have put the ultimate realization of OEC's deferred tax assets in doubt.

LIQUIDITY AND CAPITAL RESOURCES

  As of June 30, 1996, OEC's cash and cash equivalents decreased to $5,357,000 from $7,012,000 at December 31, 1995, and OEC also held marketable securities amounting to $7,075,000 at March 31, 1996, a decrease from $10,678,000 at December 31, 1995. The net decrease in cash and cash equivalents and marketable securities was primarily the result of cash used to fund OEC's operating losses in the first six months of 1996. OEC has the positive intent and ability to hold its investment securities to maturity.

  OEC has a credit facility consisting of a demand line of credit of $2,000,000 and a revolving equipment line of $1,000,000. Availability under the demand line of credit is based on a percentage of qualified accounts receivable. Borrowings outstanding on January 1, 1996 under the revolving equipment line converted to a two-year term note. Interest on the demand line of credit accrues at the prime rate, and interest on the revolving equipment line accrues at prime plus one-quarter percent. As of June 30, 1996, aggregate borrowings under the line of credit amounted to $1,372,000, of which $750,000 represents the remaining balance on the revolving equipment line that converted to a two-year term note. This balance is classified as currently payable due to the fact that OEC is in violation of financial covenants related to quarterly cash flows and operating losses.

  In the event that the Company continues to experience significant losses and is unable to consummate a strategic transaction or sale of its business, management of the Company anticipates that it would require additional sources of working capital by the beginning of 1997. In the absence of a strategic transaction or sale of its business, the Company would therefore be required to make significant reductions in its rate of expenditures during 1996 in order to defer the requirement to obtain additional working capital, and would, in the absence of being able to reduce expenditures appropriately on a timely basis, face the need to obtain additional working capital either through private financing or alternatively sell the Company. There is no assurance that if the Company seeks additional financing in the future, such financing will be available upon acceptable terms, if at all.

  Dividends paid in June 1995 were paid out of Jarrah Technologies prior to its acquisition by OEC. OEC does not expect to declare or pay dividends to stockholders in the foreseeable future.

 Certain Factors That May Affect Future Results of OEC

  A number of uncertainties exist that could affect OEC's future operating results, including, without limitation, general economic conditions, the effect of recent transitions in OEC's management, the distractions created by management's focus on the completion of the Merger and the integration of its operations into Borland, ability to attract and retain key personnel, continued ability to develop and introduce innovative products, the introduction of new products by competitors, pricing practices of competitors and OEC's ability to control costs.

  OEC's software is designed principally for use by large organizations developing software applications in a client/server or other distributed computing environment. OEC's future financial performance will depend in large part on continued growth in the number of organizations adopting client/server software environments and the number of applications developed for use in those environments. There can be no assurance that this market will grow or that OEC will be able to respond effectively to the evolving requirements of this market.

  A substantial percentage of OEC's sales of products and services were initially attributable to activities or referrals by CTG or other entities affiliated with John J. Donovan, Sr., OEC's Chairman of the Board. OEC established its own independent marketing organization in 1993 because it believed that in order to achieve its business objectives it had to expand its sales and marketing efforts. OEC's products have a long sales cycle and OEC believes that they are best marketed and sold through a series of regional sales offices, as well as hardware vendors, business partners and strategic alliances. If OEC is unable to successfully implement its expanded sales and marketing efforts, its results of operations could be materially and adversely affected.

  The software application development market is extremely competitive. Certain current and potential competitors of OEC are more established, benefit from greater market recognition and have substantially greater financial, technological and marketing resources than OEC. There can be no assurance that either existing or future competitors will not develop products that are superior to OEC's products or that achieve greater market acceptance. OEC's future success will depend in large part upon its ability to attract new customers, license additional products and deliver product enhancements and services to existing customers. There can be no assurance that future competition will not have a material adverse effect on OEC's results of operations.

  OEC does not typically carry a material backlog of unfilled orders as software products are generally shipped within a short period after receipt of the order. Quarterly revenues and operating results therefore depend primarily on the volume and timing of orders received during the quarter, which are difficult to forecast. OEC has often recognized a substantial portion of its revenues in the last month of the quarter. A significant portion of OEC's operating expenses are committed in advance, since personnel levels and other expenses are based on anticipated revenues. As a substantial portion of OEC's revenues may not be generated until the end of each quarter, OEC may not be able to reduce spending in response to sales shortfalls or delays and this may result in an immediate material adverse impact on OEC's business, operating results and financial condition. There can be no assurance that OEC will be successful in improving its profitability or avoiding losses in any future period.

  International revenues represented approximately 40% of OEC's revenues for fiscal 1995. OEC believes that its continued growth and profitability will require expansion of its international operations. There can be no assurance that OEC will be able to maintain or increase international sales of its products or that the OEC's international distribution channels will be able to adequately service and support OEC's products. International sales are subject to certain risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, greater difficulty in accounts receivable collection and potentially adverse tax consequences. Gains and losses on the conversion to U.S. dollars of receivables and payables arising from international operations could in the future contribute to fluctuations in OEC's results of operations and fluctuations in exchange rates could affect demand for the OEC's products. Sales by OEC's Japanese joint venture are denominated in yen, and are therefore subject to exchange rate variations which could impact OEC's financial results in the future and affect the level of royalties received by the Company on such reserves. See Note 13 to Notes To Open Environment Corporation Consolidated Financial Statements and Schedule of December 31, 1995 included elsewhere herein.

 Security Ownership of Certain Beneficial Owners and Management

  Except as otherwise indicated, the following table sets forth information, as of June 30, 1996, regarding the ownership of OEC Common Stock by (i) the stockholders known by OEC to own more than five percent of the outstanding shares of OEC Common Stock; (ii) each OEC director; (iii) the Chief Executive Officer of OEC for the year ended December 31, 1995 and the four most highly compensated executive officers of OEC for the year ended December 31, 1995 whose salary and incentive compensation for the year ended December 31, 1995 exceeded $100,000; and (iv) all directors and executive officers of OEC as a group:

                                             SHARES OF COMMON
        NAME AND ADDRESS OF                 STOCK BENEFICIALLY PERCENTAGE OF COMMON
          BENEFICIAL OWNER                       OWNED(1)      STOCK OUTSTANDING(2)
        -------------------                 ------------------ --------------------
NAME AND ADDRESS OF 5% STOCKHOLDERS
Harrington Limited .......................       636,650               8.4%
 as the Trustee of The Appleby Trust
 Cedar House, 41 Cedar Avenue
 Hamilton HM 12, Bermuda
John J. Donovan, Sr.(3)...................       597,360               7.9
 219 Vassar Street
 Cambridge, MA 02139
John J. Donovan, Jr.(4)...................       700,000               9.3
 James H. Donovan
 219 Vassar Street
 Cambridge, MA 02139
Frontenac Company.........................       583,333               7.7
 135 S. LaSalle Street
 Chicago, IL 60603
Venture Capital Partnerships..............       416,665               5.5
 managed by Hancock Venture Partners, Inc.
 One Financial Center
 Boston, MA 02111

--------
(1) The inclusion herein of any shares of OEC Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares by the respective stockholders. Unless otherwise indicated, to the knowledge of OEC, each stockholder referred to above has sole voting and investment power with respect to the shares listed.
(2) For purposes of this table, the number of shares of OEC Common Stock owned by each holder is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of OEC Common Stock as to which each holder has sole or shared voting or investment power and also any shares of OEC Common Stock with respect to which any rights are owned by such holder and are convertible into or exercisable for shares of OEC Common Stock within 60 days after June 30, 1996.
(3) Includes 597,360 shares of OEC Common Stock owned by J&S Limited Partnership, of which Mr. Donovan is the sole stockholder of the general partner.
(4) Includes 700,000 shares of Common Stock owned by Legacy Investment Partnership, of which John J. Donovan, Jr. and James H. Donovan are the two managing general partners.

                                        SHARES OF COMMON
            DIRECTORS AND              STOCK BENEFICIALLY PERCENTAGE OF COMMON
          EXECUTIVE OFFICERS                OWNED(1)      STOCK OUTSTANDING(2)
          ------------------           ------------------ --------------------
Albert Carnesale(3)...................        26,250               *
James E. Cowie(4).....................       583,333              7.7%
John J. Donovan Sr.(5)................       597,360              7.9%
Paul W. MacAvoy(6)....................        28,000               *
Nathan P. Morton(7)...................        36,671               *
James G. Nondorf(8)...................        14,556               *
E. Dennis Ross(9).....................        28,000               *
Andrew L. Berman(10)..................         9,625               *
James J. Driscoll(11).................        43,950               *
Robert A. Fisher(12)..................         8,750               *
Adam C. Honig(13).....................        36,750               *
All directors and executive officers
 as a group of (11 persons)(14).......     1,413,245             18.4%

--------
 *  Less than 1%
 (1) The inclusion herein of any shares of OEC Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership for those shares by the respective stockholders. Unless otherwise indicated, to the knowledge of OEC each stockholder referred to above has sole voting and investment power with respect to the shares listed.
 (2) For purposes of this table, the number of shares of OEC Common Stock owned by each director or executive officer is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of OEC Common Stock as to which each director or executive officer has sole or shared voting or investment power and also any shares of OEC Common Stock with respect to which any options held by such director or executive officer are exercisable within 60 days after June 30, 1996.
 (3) Includes 1,750 shares of OEC Common Stock issuable pursuant to stock options which are exercisable by Mr. Carnesale within 60 days after June 30, 1996.
 (4) Includes 583,333 shares of OEC Common Stock owned by Frontenac VI L.P., of which Mr. Cowie is a general partner of the general partner.
 (5) Includes 597,360 shares of OEC Common Stock owned by J&S Limited Partnership, of which John J. Donovan, Sr. is the sole stockholder of the general partner.
 (6) Includes 3,500 shares of OEC Common Stock issuable pursuant to stock options which are exercisable by Mr. MacAvoy within 60 days after June 30, 1996.
 (7) Mr. Morton resigned as President, Chief Executive Officer and director of the Company on April 5, 1996.
 (8) Includes 14,556 shares of OEC Common Stock issuable pursuant to stock options which are exercisable by Mr. Nondorf within 60 days after June 30, 1996.
 (9) Includes 3,500 shares of OEC Common Stock issuable pursuant to stock options which are exercisable by Mr. Ross within 60 days after June 30, 1996.
(10) Includes 9,625 shares of OEC Common Stock issuable pursuant to stock options which are exercisable by Mr. Berman within 60 days after June 30, 1996.
(11) Includes 43,750 shares of OEC Common Stock issuable pursuant to stock options which are exercisable by Mr. Driscoll within 60 days after June 30, 1996.
(12) Includes 8,750 shares of OEC Common Stock issuable pursuant to stock options which are exercisable by Mr. Fisher within 60 days after June 30, 1996.
(13) Includes 36,750 shares of OEC Common Stock issuable pursuant to stock options which are exercisable by Mr. Honig within 60 days after June 30, 1996.

(14) Includes an aggregate of 122,181 shares of OEC Common Stock which all executive officers and directors have the right to acquire under outstanding stock options within 60 days after June 30, 1996. Also includes (i) 583,333 shares of OEC Common Stock owned by Frontenac VI L.P. of which Mr. Cowie is a general partner of the general partner and
     (ii) 597,360 shares of OEC Common Stock owned by J&S Limited Partnership of which John J. Donovan, Sr. is the sole stockholder of the general partner.

MERGER SUBSIDIARY

  Merger Subsidiary was formed on May 3, 1996 by Borland solely for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Its principal executive office is located at 100 Borland Way, Scotts Valley, California 95066-3249, and its telephone number is (408) 431-1000.

         PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL INFORMATION

  The following pro forma unaudited combined condensed financial statements give effect to the merger of Borland and OEC to be accounted for as a pooling of interests. The pro forma unaudited combined condensed balance sheet presents the combined financial position of Borland and OEC as of June 30, 1996 assuming that the proposed merger had occurred as of June 30, 1996. Upon the consummation of the proposed merger, OEC's December 31 year end will be conformed to Borland's March 31 year end for fiscal 1997. Accordingly, the pro forma unaudited combined condensed retained earnings at June 30, 1996 has been adjusted as of the first day of fiscal 1997 to include the results of operations of OEC for the three months ended March 31, 1996. Revenues and net loss of OEC for the three months ended March 31, 1996 were $3,218,742 and $4,966,585, respectively. Such pro forma information is based upon the historical balance sheet data of Borland and OEC as of that date. The pro forma unaudited combined condensed statements of operations give effect to the proposed merger of Borland and OEC by combining the results of operations of Borland for the three years ended March 31, 1996 and three months ended June 30, 1996 and 1995, with the results of operations of OEC for the three years ended December 31, 1995, the three months ended June 30, 1996 and March 31, 1995, respectively, on a pooling of interests basis. These unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Borland and OEC included elsewhere or incorporated by reference in this Prospectus/Proxy Statement.

                                BORLAND AND OEC

             PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET
                                (IN THOUSANDS)

                                    BORLAND     OEC
                                    JUNE 30,  JUNE 30,                 PRO FORMA
                                      1996      1996    ADJUSTMENTS    COMBINED
                                    -------- ---------- -----------    ---------
                                             (RESTATED)
              ASSETS
Current assets:
  Cash and cash equivalents........ $ 78,724  $ 5,357    $    --       $ 84,081
  Short-term investments...........    7,956    7,075         --         15,031
  Accounts receivable, net.........   18,649    4,131         --         22,780
  Deferred income taxes and other
   current assets..................    9,708    3,459        (500)(3)    12,667
                                    --------  -------    --------      --------
  Total current assets.............  115,037   20,022        (500)      134,559
Property, plant and equipment, net
 of accumulated depreciation and
 amortization......................  112,046    2,757        (500)(3)   114,303
Other non-current assets...........    7,724    1,654         --          9,378
                                    --------  -------    --------      --------
  Total assets..................... $234,807  $24,433    $ (1,000)     $258,240
                                    ========  =======    ========      ========
Current liabilities:
  Accounts payable and accrued
   expenses........................ $ 34,551  $ 4,979    $    --       $ 39,530
  Short term restructuring.........    2,264      --       11,500 (3)    13,764
  Income taxes payable and other...   24,233    3,192         --         27,425
                                    --------  -------    --------      --------
  Total current liabilities........   61,048    8,171      11,500        80,719
Long-term debt and other...........   14,315      --          --         14,315
                                    --------  -------    --------      --------
  Total liabilities................   75,363    8,171      11,500        95,034
                                    --------  -------    --------      --------
Stockholders' equity...............  159,444   16,262     (12,500)(3)   163,206
                                    --------  -------    --------      --------
  Total liabilities and
   stockholders' equity............ $234,807  $24,433    $ (1,000)     $258,240
                                    ========  =======    ========      ========

  See Accompanying Notes to Pro Forma Unaudited Combined Condensed Financial
                                  Statements.

                                BORLAND AND OEC

        PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 THREE MONTHS
                                ENDED JUNE 30,      YEAR ENDED MARCH 31,
                               ----------------- ----------------------------
                                 1996     1995     1996     1995       1994
                               --------  ------- -------- ---------  --------
Net revenues.................. $ 38,146  $60,238 $245,087 $ 272,185  $406,682
Cost of revenues..............    8,898    9,437   38,157    59,739   113,269
                               --------  ------- -------- ---------  --------
Gross profit..................   29,248   50,801  206,930   212,446   293,413
Operating expenses:
Selling, general and
 administrative...............   39,235   36,149  141,744   207,942   267,722
Research and development......   13,180   11,186   50,714    63,836    67,332
Restructuring and other non-
 recurring charges............    1,083      --       679    63,070    22,276
                               --------  ------- -------- ---------  --------
  Total operating expenses....   53,498   47,335  193,137   334,848   357,330
                               --------  ------- -------- ---------  --------
Operating income (loss).......  (24,250)   3,466   13,793  (122,402)  (63,917)
Interest income, net..........    1,890      507    4,221     3,562     1,910
Gain on sale of Quattro Pro...      --       --       --    109,927       --
                               --------  ------- -------- ---------  --------
Income (loss) before income
 taxes........................  (22,360)   3,973   18,014    (8,913)  (62,007)
Provision for income taxes....     (554)     819    3,295     2,914     7,061
                               --------  ------- -------- ---------  --------
Net income (loss)............. $(21,806) $ 3,154 $ 14,719 $ (11,827) $(69,068)
                               ========  ======= ======== =========  ========
Net income (loss) per share... $  (0.60) $  0.09 $   0.40 $   (0.37) $  (2.23)
                               ========  ======= ======== =========  ========
Weighted average shares and
 equivalent shares............   36,268   33,572   37,167    32,228    30,998
                               ========  ======= ======== =========  ========

   See Accompanying Notes to Pro Forma Unaudited Combined Condensed Financial
                                  Statements.

     NOTES TO PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS

  1. The pro forma unaudited combined condensed financial statements reflect the issuance of up to approximately 4.9 million Borland Shares for an aggregate of up to approximately 7.5 million OEC shares (based on shares of OEC Common Stock outstanding as of September 30, 1996) in connection with the Merger based on an Exchange Ratio of 0.66 shares of Borland Common Stock for each share of OEC Common Stock. The actual number of shares of Borland Common Stock to be issued will be determined at the Effective Time of the Merger based on the number of shares of OEC Common Stock then outstanding.

  The pro forma unaudited combined condensed balance sheet presents the combined financial position of Borland and OEC as of June 30, 1996 assuming that the proposed merger had occurred as of June 30, 1996. Such pro forma information is based upon the historical consolidated balance sheet data of Borland and OEC as of that date. The pro forma unaudited combined condensed statements of operations give effect to the proposed merger of Borland and OEC by combining the results of operations of Borland for the three years ended March 31, 1996 and the three months ended June 30, 1996 and 1995, with the results of operations of OEC for the three years ended December 31, 1995, and the three months ended June 30, 1996 and the three months ended March 31, 1995, respectively, on a pooling of interests basis.

  2. There were no material transactions between Borland and OEC during any period presented.

  3. The combined company expects to incur charges to operations currently estimated to be in the range of $7 million to $12 million, primarily in the quarter in which the Merger is consummated, to reflect the combination of the two companies. This estimate includes charges related to the elimination of duplicate facilities, property and equipment write-offs, severance costs relating to the termination of certain employees, cancellation of certain contract obligations, and the write-off of certain other assets. In addition, Borland and OEC will incur aggregate transaction costs of approximately $3 million associated with the Merger, bringing the total charge associated with the transaction to a range of $10 million to $15 million.

  The pro forma combined balance sheet as of June 30, 1996 has been adjusted by $12.5 million, the midpoint of the above range, to reflect the aforementioned costs. The estimated charge is not reflected in the pro forma unaudited combined condensed statements of operations data. The amount of this charge is a preliminary estimate and therefore is subject to change.

  4. There were no pro forma adjustments required to prepare the pro forma unaudited combined condensed statements of operations. The table below sets forth the composition of the unaudited pro forma combined net revenues and net income for each of the periods shown had the Merger taken place at the beginning of the periods shown:

                                    THREE MONTHS
                                   ENDED JUNE 30,      YEAR ENDED MARCH 31,
                                  ----------------- ---------------------------
                                    1996     1995     1996     1995      1994
                                  --------  ------- -------- --------  --------
                                                (IN THOUSANDS)
NET REVENUES
Borland.......................... $ 34,537  $53,766 $215,206 $254,064  $393,519
OEC..............................    3,609    6,472   29,881   18,121    13,163
                                  --------  ------- -------- --------  --------
Combined......................... $ 38,146  $60,238 $245,087 $272,185  $406,682
                                  ========  ======= ======== ========  ========
NET INCOME (LOSS)
Borland.......................... $(14,128) $ 2,805 $ 14,285 $(12,177) $(69,891)
OEC..............................   (7,678)     349      434      350       823
                                  --------  ------- -------- --------  --------
Combined......................... $(21,806) $ 3,154 $ 14,719 $(11,827) $(69,068)
                                  ========  ======= ======== ========  ========

  Certain reclassifications have been made to the OEC financial statements in the pro forma unaudited combined condensed financial statements to conform to Borland classifications.

  5. The pro forma unaudited combined net income (loss) per share is based on the weighted average number of shares of common stock and common equivalent shares outstanding of Borland and OEC for each period using an exchange ratio of 0.66 shares of Borland for each share of OEC.

                      COMPARISONS OF STOCKHOLDERS' RIGHTS

  Upon consummation of the Merger, stockholders of OEC will become stockholders of Borland. The rights of former OEC stockholders will continue to be governed by applicable Delaware General Corporation Law ("Delaware Law"), and will be governed by the Certificate of Incorporation, as amended, and Bylaws of Borland (the "Borland Certificate" and the "Borland Bylaws," respectively). The following is a summary of the material differences between the Borland Certificate and Borland Bylaws, on the one hand, and the Certificate of Incorporation and Bylaws of OEC (the "OEC Certificate" and the "OEC Bylaws," respectively), on the other hand, that may affect the rights of OEC's stockholders who become holders of Borland Common Stock.

CAPITAL STOCK

  The authorized capital stock of Borland consists of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, $0.01 par value. As of July 31, 1996, approximately 31 million shares of Borland Common Stock and no shares of Borland Preferred Stock were outstanding. All shares of Borland Common Stock are identical and have one vote per share.

  The authorized capital stock of OEC consists of 30,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, $0.01 par value. As of June 30, 1996, 7,538,249 shares of OEC Common Stock and no shares of OEC Preferred Stock were outstanding. All shares of OEC Common Stock are identical and have one vote per share.

INTRODUCTION OF BUSINESS BY STOCKHOLDERS AT MEETINGS OF STOCKHOLDERS

  The OEC Bylaws provide that if a stockholder wishes to bring business to a stockholders' meeting, it must have been (a) specified in OEC's written notice of the meeting that OEC sends to its stockholders, (b) brought before the meeting at the direction of the OEC Board or the chairman of the meeting, or
(c) specified in a written notice given by or on behalf of a stockholder of record. Such notice must be delivered to OEC's Secretary not more than 10 days after OEC's notice to its stockholders but not less than 30 days prior to the first anniversary of the date of OEC's notice to its stockholders regarding the previous year's meeting, provided, however, that such notice shall not be required to be given more than 60 days prior to the stockholders' meeting.

  The Borland Bylaws provides that the stockholder's notice regarding additional business at the stockholders' meeting must be delivered to Borland's Secretary not less than 30 days prior to the meeting, provided however that if Borland has given less than 40 days' notice to its stockholders notice of Borland's stockholder meeting, Borland's Secretary must receive a stockholder's notice not later than the close of business on the 10th day following the day Borland gives its notice of the date of the stockholders' meeting.

NUMBER AND CLASSIFICATION OF DIRECTORS

  The OEC Bylaws provide that the OEC stockholders or the OEC Board may determine the size of the OEC Board from time to time, but the OEC Board may not have less than three directors. The Borland Bylaws fix the number of directors at seven, subject to change as set from time to time by the board. The Borland Board is divided into three classes, with each class serving a staggered three year term. OEC does not have a staggered Board.

QUORUM AND INTERESTED TRANSACTIONS

  The Borland Bylaws provide that when the Borland Board votes on a transaction in which a director or officer has an interest, common or interested directors may be counted in determining the presence of a quorum at a meeting of the Borland Board or a committee which authorizes the contract or transaction. The OEC Bylaws provide that when one or more of the directors are disqualified to vote at a meeting, the quorum shall be reduced by one for each such director so disqualified, provided that the quorum shall never be less than 1/3 of the total number of the whole board of directors. The Borland Bylaws provide that Borland may lend money to, or guarantee obligations of, or otherwise extend credit to any of its officers or employees.

AMENDMENT OF BYLAWS PROVISIONS REGARDING DIRECTORS

  The OEC Bylaws provide that notwithstanding any law, the OEC Certificate or other provisions of the OEC Bylaws, the affirmative vote of at least 2/3 of the votes which all stockholders are entitled to cast at an annual meeting is required to amend, repeal or adopt any provision inconsistent with Article 2 of the OEC Bylaws regarding OEC's directors. Generally, however, both the Borland Bylaws and the OEC Bylaws provide that the Bylaws may be amended by the affirmative vote of a majority of the directors present at any board meeting at which a quorum is present, or by a majority vote of the shares represented and entitled to vote at a meeting of stockholders.

PAYMENT OF DIVIDENDS

  Borland has not paid dividends to the holders of its Common Stock during the past five years. OEC has not paid dividends to holders of OEC Common Stock since its initial public offering in April 1995. Borland intends to retain all of its earnings for use in its business and, therefore, does not anticipate paying cash dividends on Borland Common Stock in the foreseeable future.

NO APPRAISAL RIGHTS

  No stockholder of Borland or OEC will have any appraisal rights in connection with or as a result of the matters to be acted upon at the Special Meeting.

                                 LEGAL MATTERS

  The legality of the shares of Borland Common Stock being offered hereby will be passed upon for Borland by Baker & McKenzie, Palo Alto, California. The federal income tax consequences in connection with the Merger will be passed upon by Baker & McKenzie and Hale and Dorr, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements incorporated in this Prospectus/Proxy Statement by reference to the Annual Report on Form 10-K of Borland International, Inc. for the year ended March 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements and schedule of OEC at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 included herein for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included herein which, as to the years ended December 31, 1994 and 1993, are based in part on the reports of William Buck, independent auditors. The consolidated financial statements and schedule referred to above are included herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

  Proposals of OEC stockholders to be presented at the 1997 Annual Meeting of Stockholders of OEC should be received by OEC at its principal office in Boston, Massachusetts not later than November 15, 1996 for inclusion in the proxy statement for that meeting. If the Merger is consummated, no such meeting will be held.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                          OPEN ENVIRONMENT CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULE AND SUPPLEMENTARY DATA AT DECEMBER 31, 1995

     Report of Ernst & Young LLP, Independent Auditors.................      F-2
     Reports of William Buck, Chartered Accountants....................    F-3-4
     Consolidated Balance Sheets at December 31, 1995 and 1994,
      (restated).......................................................      F-5
     Consolidated Statements of Income for the years ended December 31,
      1995, 1994 and 1993, (restated)..................................      F-6
     Consolidated Statements of Stockholders' Equity (Deficiency) for
      the years ended December 31, 1995, 1994 and 1993, (restated).....      F-7
     Consolidated Statements of Cash Flows for the years ended December
      31, 1995, 1994 and 1993, (restated)..............................      F-8
     Notes to Consolidated Financial Statements (restated).............   F-9-21
     Schedule II-Valuation and Qualifying Accounts.....................     F-22
     Statement Regarding Computation of Net Income per Share
      (restated).......................................................     F-23

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA JUNE 30,
1996

     Condensed Consolidated Balance Sheets (unaudited) as of June 30,
      1996 and December 31, 1995, (restated)...........................     F-24
     Condensed Consolidated Statements of Operations (unaudited) for
      the six months ended June 30, 1996 and 1995, (restated)..........     F-25
     Condensed Consolidated Statements of Cash Flows (unaudited) for
      the six months ended June 30, 1996 and 1995, (restated)..........     F-26
     Notes to Condensed Consolidated Financial Statements (unaudited)
      (restated).......................................................  F-27-28
     Computation of Net Income (Loss) Per Share (restated).............     F-29

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
 Open Environment Corporation and subsidiaries

  We have audited the accompanying consolidated balance sheets of Open Environment Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in the Index on page F-1. The financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and schedule based on our audits.

  We did not audit the 1994 and 1993 financial statements of Jarrah Technologies Pty. Limited, a wholly-owned subsidiary, which statements reflect total assets constituting 16% in 1994 and total revenues constituting 25% in 1994 and 25% in 1993 of the related consolidated totals. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Jarrah Technologies Pty. Limited for 1994 and 1993, is based solely on the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts (including the conversion of the financial statements of Jarrah Technologies Pty. Limited to U.S. generally accepted accounting principles) and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Open Environment Corporation and subsidiaries at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Boston, Massachusetts
March 27, 1996, except as to
the fourth
paragraph of
Note 1, as to which
the date is October
4, 1996

                                 WILLIAM BUCK
                             CHARTERED ACCOUNTANTS

                        REPORT OF INDEPENDENT AUDITORS

       REPORT TO THE BOARD OF DIRECTORS OF OPEN ENVIRONMENT CORPORATION

AUDIT SCOPE

  We have audited the financial statements of Jarrah Technologies Pty. Limited for the year ending December 31, 1994. These financial statements were the responsibility of the management of Jarrah Technologies Pty. Limited. Our responsibility was to express an opinion on these financial statements, which were prepared in accordance with Australian Accounting Standards, based on our audit.

  We conducted our audit in accordance with Auditing Standards in Australia which do not differ in any significant respect from the General Standards and Standards of Field Work contained in the Generally Accepted Auditing Standards in the United States of America. We have not, and do not offer an opinion on compliance with United States reporting standards as they apply to adherence with generally accepted accounting principles in the United States.

  Those auditing standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements, prepared in accordance with Australian Accounting Standards, were free from material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, and significant estimates made by management.

  Our audit scope included ensuring that the financial statements complied with Australian Accounting Standards. The Australian financial statements, which formed the basis of our audit opinion, were subsequently adjusted by Open Environment Corporation to comply with generally accepted accounting principles in the United States of America and included in the consolidated financial statements of Open Environment Corporation and subsidiaries which was reported on by Ernst & Young LLP.

UNQUALIFIED AUDIT OPINION

  In our opinion the financial statements referred to above present fairly, and in all material respects, the state of affairs of Jarrah Technologies Pty. Limited at December 31, 1994 and the results of operations and cash flows for the year then ended.

                                          William Buck & Co.
                                          Chartered Accountants

                                          /s/ NT Hatzistergos
                                          NT Hatzistergos
                                          Partner

Sydney, Australia
September 3, 1996

                                 WILLIAM BUCK
                             CHARTERED ACCOUNTANTS

                        REPORT OF INDEPENDENT AUDITORS

       REPORT TO THE BOARD OF DIRECTORS OF OPEN ENVIRONMENT CORPORATION

AUDIT SCOPE

  We have audited the financial statements of Jarrah Technologies Pty. Limited for the year ending December 31, 1993. These financial statements were the responsibility of the management of Jarrah Technologies Pty. Limited. Our responsibility was to express an opinion on these financial statements, which were prepared in accordance with Australian Accounting Standards, based on our audit.

  We conducted our audit in accordance with Auditing Standards in Australia which do not differ in any significant respect from the General Standards and Standards of Field Work contained in the Generally Accepted Auditing Standards in the United States of America. We have not, and do not offer an opinion on compliance with United States reporting standards, as they apply to adherence with generally accepted accounting principles in the United States.

  Those auditing standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements, prepared in accordance with Australian Accounting Standards, were free from material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, and significant estimates made by management.

  Our audit scope included ensuring that the financial statements complied with Australian Accounting Standards. The Australian financial statements, which formed the basis of our audit opinion, were subsequently adjusted by Open Environment Corporation to comply with generally accepted accounting principles in the United States of America and included in the consolidated financial statements of Open Environment Corporation and subsidiaries which was reported on by Ernst & Young LLP.

UNQUALIFIED AUDIT OPINION

  In our opinion the financial statements referred to above present fairly, and in all material respects, the state of affairs of Jarrah Technologies Pty. Limited at December 31, 1993 and the results of operations and cash flows for the year then ended.

                                          William Buck & Co.
                                          Chartered Accountants

                                          /s/ NT Hatzistergos
                                          NT Hatzistergos
                                          Partner

Sydney, Australia
September 3, 1996

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          DECEMBER 31,
                                                     ------------------------
                                                        1995         1994
                                                     -----------  -----------
                                                     (RESTATED)   (RESTATED)
                       ASSETS
Current assets:
  Cash and cash equivalents......................... $ 7,012,333  $ 1,693,118
  Marketable securities.............................  10,678,125       94,589
  Accounts receivable, net of allowance of $573,856
   and $100,871 in 1995 and 1994, respectively......   7,609,007    3,869,596
  Due from related parties..........................   2,362,752
  Prepaid expenses and other current assets.........   1,411,340      328,978
  Due from joint ventures...........................   1,428,090      221,043
  Deferred income taxes.............................     265,190       56,490
                                                     -----------  -----------
    Total current assets............................  30,766,837    6,263,814
Property and equipment, net.........................   3,214,341    2,049,392
Capitalized software costs, net of accumulated
 amortization of $559,204 and $206,860 in 1995 and
 1994, respectively.................................     800,206      427,879
Investment in and advances to joint ventures........     858,123      387,862
Deferred income taxes...............................     547,184      137,362
Other assets........................................     459,982      209,349
                                                     -----------  -----------
                                                     $36,646,673  $ 9,475,658
                                                     ===========  ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Notes payable..................................... $ 1,545,684
  Accounts payable..................................   1,162,088  $ 1,427,715
  Accrued expenses..................................   2,981,792    1,400,755
  Advance billings and customer deposits............     629,734      640,833
  Deferred maintenance revenue......................   1,054,135      780,345
  Income taxes payable..............................     350,000      269,260
  Current portion of obligations under capital
   leases...........................................     178,904      245,489
                                                     -----------  -----------
    Total current liabilities.......................   7,902,337    4,764,397
Deferred income taxes...............................                  172,270
Obligations under capital leases, less current
 portion............................................      27,185      206,089
Series A Convertible Preferred Stock, $1.00 par
 value; 1,428,571 shares authorized, issued and
 outstanding in 1994, liquidation value of
 $6,000,000; none issued and outstanding in 1995....                5,854,332
Stockholders' equity (deficiency):
  Preferred Stock, $.01 par value; authorized
   1,000,000 shares; none issued and outstanding
  Common Stock, $.01 par value; authorized
   30,000,000 shares; issued 8,050,473 and 5,175,433
   shares; outstanding 7,467,141 and 4,592,100
   shares in 1995 and 1994, respectively............      80,505       51,754
  Additional paid-in capital........................  30,694,500      777,126
  Retained earnings.................................   1,442,146    1,149,690
  Less Treasury Stock, 583,333 of common shares at
   cost.............................................  (3,500,000)  (3,500,000)
                                                     -----------  -----------
  Total stockholders' equity (deficiency)...........  28,717,151   (1,521,430)
                                                     -----------  -----------
                                                     $36,646,673  $ 9,475,658
                                                     ===========  ===========

                            See accompanying notes.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                              YEAR ENDED DECEMBER 31,
                                        -------------------------------------
                                           1995         1994         1993
                                        -----------  -----------  -----------
                                        (RESTATED)   (RESTATED)
Revenues:
  License fees......................... $21,833,688  $10,812,321  $ 5,073,229
  Maintenance and service fees.........   6,154,658    3,016,979    1,117,631
  Education and training...............   1,892,826    4,291,604    6,972,447
                                        -----------  -----------  -----------
    Total revenues.....................  29,881,172   18,120,904   13,163,307
Operating expenses:
  Cost of software, maintenance and
   services............................   5,360,206    4,265,265    2,909,482
  Cost of education and training.......   1,568,609    2,056,214    2,675,252
  Selling and marketing................  12,883,884    6,921,788    3,056,515
  General and administrative...........   3,601,860    2,299,878    1,699,209
  Research and development.............   4,256,232    2,075,554    1,679,179
  Purchased research and development...   1,372,116
  Acquisition and integration costs....     678,655
                                        -----------  -----------  -----------
    Total operating expenses...........  29,721,562   17,618,699   12,019,637
                                        -----------  -----------  -----------
Operating income (loss)................     159,610      502,205    1,143,670
  Equity in loss of joint venture......    (267,037)    (111,434)
  Interest income......................     756,895
  Interest expense.....................    (158,931)     (50,136)      (8,853)
  Other income.........................     103,376      133,580      119,994
                                        -----------  -----------  -----------
Income before income taxes.............     593,913      474,215    1,254,811
Provision for income taxes.............     159,831      124,166      431,783
                                        -----------  -----------  -----------
Net income............................. $   434,082  $   350,049  $   823,028
                                        ===========  ===========  ===========
Net income per share................... $       .05  $       .05  $       .13
                                        ===========  ===========  ===========
Weighted average number of common
 shares outstanding....................   8,038,592    6,414,506    6,557,778
                                        ===========  ===========  ===========


                            See accompanying notes.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                           COMMON STOCK                   NOTES                  TREASURY STOCK
                         ----------------- ADDITIONAL  RECEIVABLE              -------------------
                                     PAR     PAID IN      FROM      RETAINED
                          SHARES    VALUE    CAPITAL   STOCKHOLDER  EARNINGS   SHARES     COST         TOTAL
                         --------- ------- ----------- ----------- ----------  ------- -----------  -----------
Balance at January 1,
 1993................... 5,028,000 $50,280 $   203,570  $(72,000)  $   44,639                       $   226,489
Interest on notes
 receivable.............                                  (5,482)                                        (5,482)
Net income..............                                              823,028                           823,028
Cash dividends paid by
 Jarrah Technologies....                                              (68,026)                          (68,026)
                         --------- ------- -----------  --------   ----------  ------- -----------  -----------
Balance at December 31,
 1993................... 5,028,000  50,280     203,570   (77,482)     799,641                           976,009
Issuance of Common
 Stock..................   122,500   1,225     488,775                                                  490,000
Repurchase of Common
 Stock..................                                                       583,333 $(3,500,000)  (3,500,000)
Stock options
 exercised..............    24,933     249      84,781                                                   85,030
Payment of notes
 receivable.............                                  77,482                                         77,482
Net income, restated....                                              350,049                           350,049
                         --------- ------- -----------  --------   ----------  ------- -----------  -----------
Balance at December 31,
 1994, restated......... 5,175,433  51,754     777,126              1,149,690  583,333  (3,500,000)  (1,521,430)
Initial public offering
 of Common Stock........ 1,700,000  17,000  22,862,473                                               22,879,473
Conversion of Preferred
 Stock..................   999,998  10,000   5,844,332                                                5,854,332
Stock options
 exercised..............   167,450   1,675     708,496                                                  710,171
Tax benefit from
 exercise of stock
 options................                       413,394                                                  413,394
Shares issued under
 stock purchase plan....     7,594      76      88,679                                                   88,755
Net income, restated....                                              434,082                           434,082
Cash dividends paid by
 Jarrah Technologies....                                             (141,626)                         (141,626)
                         --------- ------- -----------  --------   ----------  ------- -----------  -----------
Balance at December 31,
 1995, restated......... 8,050,475 $80,505 $30,694,500             $1,442,146  583,333 $(3,500,000) $28,717,151
                         ========= ======= ===========  ========   ==========  ======= ===========  ===========


                            See accompanying notes.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              YEAR ENDED DECEMBER 31,
                                        --------------------------------------
                                            1995         1994         1993
                                        ------------  -----------  -----------
                                         (RESTATED)   (RESTATED)
OPERATING ACTIVITIES
Net income............................  $    434,082  $   350,049  $   823,028
Adjustments to reconcile net income to
 net cash provided by (used in)
 operating activities:
  Depreciation........................     1,524,976      689,172      210,607
  Amortization of capitalized software
   costs..............................       353,385      201,641        5,219
  Provision for bad debts.............       472,985       26,371       74,500
  Interest accrued on notes receivable
   from stockholders..................                                  (5,482)
  Equity in loss of joint venture.....       267,037      111,434
  Deferred income taxes...............      (790,628)      (7,131)      (8,780)
  Changes in operating assets and
   liabilities:
   Accounts receivable................    (4,236,544)  (1,606,481)  (2,245,133)
   Due from related parties...........    (2,362,752)
   Prepaid and other current assets...    (1,085,066)    (269,197)     141,941
   Due from joint ventures............    (1,207,047)    (221,043)
   Other assets.......................      (250,403)    (200,935)      (8,414)
   Accounts payable and accrued ex-
    penses............................     1,353,440    1,228,076    1,400,264
   Customer deposits..................        (1,993)    (176,617)     796,912
   Deferred revenue...................       277,246      356,931      248,717
   Income taxes payable...............        91,495      (87,937)     329,592
                                        ------------  -----------  -----------
NET CASH PROVIDED BY (USED IN) OPERAT-
 ING ACTIVITIES.......................    (5,159,787)     394,333    1,762,971
                                        ------------  -----------  -----------
INVESTING ACTIVITIES
Purchase of marketable securities.....   (42,494,016)     (52,893)
Proceeds from maturities of marketable
 securities...........................    31,906,169
Investment in and advances to joint
 ventures.............................      (737,224)    (536,171)
Purchase of property and equipment....    (2,702,460)  (1,537,590)    (762,365)
Additions to capitalized software
 costs................................      (725,602)    (445,093)    (189,646)
                                        ------------  -----------  -----------
NET CASH USED IN INVESTING ACTIVI-
 TIES.................................   (14,753,133)  (2,571,747)    (952,011)
                                        ------------  -----------  -----------
FINANCING ACTIVITIES
Notes receivable from stockholders....                     77,482
Net proceeds of notes payable to
 bank.................................     1,545,684
Repayment of capital lease obliga-
 tions................................      (245,489)    (112,776)
Net proceeds from issuance of Common
 Stock................................    22,879,473      490,000      168,002
Proceeds from issuance of Preferred
 Stock, net...........................                  5,854,332
Purchase of Treasury Stock............                 (3,500,000)
Dividends paid........................      (141,626)                  (68,026)
Exercise of stock options.............     1,123,565       85,030
Issuance of Common Stock under stock
 purchase plan........................        88,755
                                        ------------  -----------  -----------
NET CASH PROVIDED BY FINANCING ACTIVI-
 TIES.................................    25,250,362    2,894,068       99,976
                                        ------------  -----------  -----------
Effect of exchange rates on cash......       (18,227)      58,055        5,669
                                        ------------  -----------  -----------
NET INCREASE IN CASH AND CASH EQUIVA-
 LENTS................................     5,319,215      774,709      916,605
Cash and cash equivalents at beginning
 of year..............................     1,693,118      918,409        1,804
                                        ------------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF
 YEAR.................................  $  7,012,333  $ 1,693,118  $   918,409
                                        ============  ===========  ===========

                            See accompanying notes.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

 Business

  The Company was incorporated in Delaware on September 18, 1992 to pursue opportunities in the open client/server software and education markets. The Company currently provides education services and sells open client/server software tools globally. Operations commenced on January 1, 1993 with the purchase and license of certain assets from CTG. During 1992, certain aspects of the Company existed as the tools division of CTG, providing educational services and selling software tools globally.

  The environment of rapid technological change and intense competition which is characteristic of the software development industry results in frequent new products and evolving industry standards. The Company's continued success depends on its ability to enhance current products and develop new products on a timely basis which keep pace with the changes in technology, evolving industry standards and increasingly sophisticated customer needs.

  The Company currently derives a significant portion of its revenue from licenses of its Entera product line and related products and services. As a result, any factor adversely affecting sales of Entera would have a material adverse effect on the Company.

 Restatement of Financial Statements

  Prior to the second quarter of 1995, OEC and certain of its customers entered into non-cancellable letters of understanding ("Non-cancellable LOUs") whereby OEC's customers agreed to purchase certain software and services from OEC and which specified a future date at or on which a mutually acceptable software license and services agreement would be finalized. In eight instances, the parties agreed to enter into a mutually acceptable software license and services agreement within a specified period (the "Specified Period") after the date of execution of such Non-cancellable LOU. At the time of revenue recognition all products were delivered, OEC believed that persuasive evidence existed to document an agreement to license OEC's software by the customer and there were no significant contingencies existing at the date of revenue recognition. After a review by the Staff, OEC has agreed that the recognition of revenues under such Non-cancellable LOUs should be delayed until the earlier of the date such software license and services agreements were executed by the parties (the "L&S Execution Date") or the expiration of the Specified Period. The length of the Specified Periods ranged from two days to 45 days. OEC has restated its historical financial statements contained in certain of its Reports and this Prospectus/Proxy Statement reflects the restatement of such financial statements with respect to the five Non-cancellable LOUs where the earlier of the L&S Execution Date or the end of the Specified Period occurred in the quarter following the date of execution of the Non-cancellable LOU. The changes decrease revenue and net income reported in the fourth quarter of 1994 and increase revenue and net income reported in each of the first and second quarters of 1995. There was no change in the aggregate revenue and net income reported over such three quarter period.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned foreign subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

 Revenue Recognition

  Revenues from the license of software products are recognized upon shipment to the customer and the agreement as to all material terms of the transaction. Software products generally are delivered without post sale vendor obligations and without a significant obligation to the customer. If upon delivery to the customer, a significant obligation to the customer exists, revenue is deferred until the obligation is satisfied. The incremental production costs associated with license revenue such as cost of media, documentation, distribution and amortization of capitalized software are insignificant in relation to the related license fees and have been combined with costs of maintenance and services.

  Fees for software maintenance are recognized ratably over the contract period. Revenues from educational and other services are recognized as the services are performed.

  Advance billings and customer deposits represent amounts advanced by customers with respect to certain software products and education services. These amounts are recognized as revenue upon shipment of the software or fulfillment of the service.

 Cash Equivalents

  Cash equivalents consist of highly liquid investments with maturities at date of purchase of three months or less.

 Concentration of Business and Credit Risk

  Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company invests its excess cash primarily in high quality securities and limits the amount of credit exposure to any one financial institution. This investment policy limits the Company's exposure to concentration of credit risk and changes in market conditions.

  The Company provides credit in the normal course of business, and, accordingly, performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. These losses, when realized, have been within the range of management's expectations.

 Investment Securities

  Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115). FAS 115 established the accounting and reporting requirements for investments in equity securities that have readily determinable fair values and for all investments in debt securities. All affected investment securities must be classified as either held-to-maturity, trading or available-for-sale. Investment securities are deemed to be held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are carried at amortized cost basis. Trading securities are carried at fair value with unrealized holding gains and losses reported in the income statement. Available-for-sale securities are carried at fair value with unrealized holding gains and losses reported as a component of shareholders' equity. The adoption of FAS 115 had no material impact on the Company's financial position.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

  All of the Company's investments are classified as held-to-maturity at December 31, 1995 and 1994. The fair market value of these investments at December 31, 1995 and 1994 approximates amortized cost basis. Based upon contractual maturities, all of the Company's investments are scheduled to mature in 1996. The following is a summary of these investments:

                                                          1995        1994
                                                       ----------- ----------
   U.S. Treasury securities and obligations of U.S.
    government agencies............................... $12,135,987
   Tax-exempt mutual and money market funds...........   1,513,183
   90-day bank notes..................................   2,136,747 $1,000,000
                                                       ----------- ----------
                                                       $15,785,917 $1,000,000
                                                       =========== ==========

 Foreign Currency Translation

  Assets and liabilities of the Company's foreign subsidiaries are translated at the rate of exchange in effect at year-end, and revenues and expenses are translated at the average exchange rates during the year. Gains and losses from translation are not material for the years presented. Foreign currency transaction gains and losses are included in the accompanying consolidated statements of income and are not material for the years presented.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation and amortization are provided by the use of the straight-line method over the following lives:

   Furniture, fixtures and equipment.... 5 years
   Computer equipment................... 3 years
   Purchased computer software.......... 2 years

 Software Development Costs and Research and Development Expenditures

  Certain software development costs are capitalized when incurred. Capitalization of software development costs begins upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies.

  Amortization of capitalized software development costs is provided on a product-by-product basis at the greater of the amount determined using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over a period not to exceed two years from the time the product is commercially available for delivery to customers.

  All other research and development expenditures are charged as research and development expense in the period incurred.

 Income Taxes

  The Company provides for income taxes under the liability method prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred income taxes are recognized for the future tax consequences of differences between the tax and financial accounting bases of assets and liabilities at each year end. Deferred income taxes are based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

 Stock Based Compensation

  The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and intends to continue to do so. Accordingly, no compensation expense is recognized for the stock option grants.

 Net Income Per Share

  Net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during each period. Common and common equivalent shares issued during the twelve-month period prior to April 15, 1995, the effective date of the initial public offering, have been included in the calculation as if they were outstanding for all periods presented using the treasury stock method. Included in these amounts are Common Stock options and 1,428,571 shares of Series A Convertible Preferred Stock that were converted into 999,998 shares of Common Stock on April 21, 1995 in connection with the initial public offering of Common Stock. Fully diluted and primary earnings per share data are the same for each period presented.

 Reclassifications

  Certain amounts in 1994 and 1993 have been reclassified to permit comparison.

2. ACQUISITIONS

  On August 31, 1995, the Company issued 408,000 shares of Common Stock in exchange for all outstanding shares of the capital stock of Jarrah Technologies. The acquisition was accounted for as a pooling of interests and, accordingly, the accompanying consolidated financial statements of the Company have been restated to include the accounts and operations of Jarrah Technologies for all periods prior to the acquisition. Separate results of the combining entities for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                              1995         1994        1993
                                           -----------  ----------- -----------
                                           (RESTATED)   (RESTATED)
   Total revenues:
     Open Environment Corporation......... $25,340,434  $13,438,803 $ 9,833,999
     Jarrah Technologies..................   4,540,738    4,682,101   3,329,308
                                           -----------  ----------- -----------
                                           $29,881,172  $18,120,904 $13,163,307
                                           ===========  =========== ===========
   Net income (loss):
     Open Environment Corporation......... $   502,281  $    46,343 $   483,924
     Jarrah Technologies..................     (68,199)     303,706     339,104
                                           -----------  ----------- -----------
                                           $   434,082  $   350,049 $   823,028
                                           ===========  =========== ===========
   Net income (loss) per share:
     Open Environment Corporation......... $       .06  $       .01 $       .08
     Jarrah Technologies..................        (.01)         .04         .05
                                           -----------  ----------- -----------
                                           $       .05  $       .05 $       .13
                                           ===========  =========== ===========

  The Company recorded acquisition and integration costs of approximately $679,000 in 1995 for expenses related to the acquisition and integration of Jarrah Technologies. Charges included professional fees and charges for regulatory and filing matters ($265,000), travel costs ($222,000), marketing and collaterals ($139,000), lease termination costs and miscellaneous other costs ($53,000). Substantially all of these charges were incurred prior to September 30, 1995, and as of December 31, 1995, $60,000 of these charges, related to certain legal fees, were unpaid and were classified as accrued expenses.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

  In 1995, the Company also recorded special charges of $1,372,000 related to the purchases of certain technologies. The costs of these purchases were expensed as purchased research and development costs, as the related technologies were not at the point of technological feasibility at the date of purchase and had no alternative future uses. The Company paid $686,000 of this amount in 1995, and $686,000 is recorded in accrued expenses at December 31, 1995.

3. PROPERTY AND EQUIPMENT

  Major classifications of property and equipment at December 31 are summarized below:

                                                             1995       1994
                                                          ---------- ----------
   Furniture, fixtures and equipment..................... $1,115,691 $  623,746
   Computer equipment....................................  3,488,216  1,857,662
   Purchased computer software...........................    796,216    368,710
   Leasehold improvements................................    307,855    174,554
                                                          ---------- ----------
                                                           5,707,978  3,024,672
   Accumulated depreciation..............................  2,493,637    975,280
                                                          ---------- ----------
   Property and equipment, net........................... $3,214,341 $2,049,392
                                                          ========== ==========

4. INVESTMENT IN AND ADVANCES TO JOINT VENTURES

  On January 17, 1994, the Company entered into a joint venture with a Japanese corporation to develop, distribute, promote and market the Company's software products and provide related education services in Japan. Under the terms of the agreement, the Company purchased 50% of the outstanding voting common stock and two shares of the non-voting preferred stock.

  Concurrent with this agreement, the Company executed a license agreement with the joint venture whereby the Company granted an exclusive license to establish, develop, distribute and promote the market for the Company's software products and educational services and maintenance in Japan. In return for this license, the Company receives royalties from the sale of these products and services as follows:

   Software products........................  40%
   Educational services.....................  25%
   Maintenance services.....................  60%

  Royalty income aggregating $520,584 and $801,024 was recognized in connection with this agreement during the years ended December 31, 1995 and 1994.

  On September 30, 1995, the Company sold 30.5% of the outstanding voting common stock of the joint venture to its joint venture partner for $488,000, which approximated the Company's cost basis in the joint venture. As a result, the Company currently owns 19.5% of the voting common stock of the joint venture. The Company accounted for the joint venture using the equity method from the inception of the joint venture until September 30, 1995, resulting in the Company recording its equity in the loss of the joint venture of $267,037 in 1995 and $111,434 in 1994. Effective October 1, 1995, the Company accounts for its remaining investment in the joint venture using the cost method. At December 31, 1995, investment in and advances to joint ventures consisted of investment in and advances to the Japanese joint venture of $630,000, and investments in other joint ventures of $228,000.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

  Unaudited financial information related to the Japanese joint venture at and for the period ended December 31, 1994 is as follows:

   Current assets................................................... $1,623,000
   Property and equipment and other assets..........................    272,000
   Current liabilities..............................................  1,724,000
   Long-term liabilities............................................          0
   Net sales........................................................  2,256,000
   Gross profit.....................................................    761,000
   Net loss.........................................................   (223,000)

5. FINANCING AGREEMENT

  The Company has a $3,000,000 credit agreement with its bank, comprised of a $2,000,000 revolving credit facility for operating purposes and a $1,000,000 facility for capital expenditures. On January 1, 1996, amounts outstanding against the $1,000,000 capital expenditures portion were converted to a two-year term note, payable in equal quarterly installments of $125,000 plus interest. Interest on the demand line of credit accrues at prime, and interest on the capital expenditures line accrues at prime plus one-quarter percent. Amounts drawn on the demand line of credit are limited to a percentage of qualified accounts receivable as defined in the agreement. All borrowings under the agreement are secured by the assets of the Company. At December 31, 1995, $510,000 was outstanding under the demand line of credit, and $1,000,000 was outstanding under the capital expenditures line.

  Among other provisions, the agreement also imposes certain financial covenants requiring the Company to maintain certain levels of working capital and minimum leverage ratios. At December 31, 1995, the Company was in violation of its financial covenant relating to maximum capital expenditures. The Company has obtained a waiver of this violation.

6. STOCKHOLDERS' EQUITY

 Reverse Stock Split

  On February 10, 1995, the Company declared a 7-for-10 reverse stock split of Common Stock. Average shares outstanding and all stock option and per share amounts included in the accompanying consolidated financial statements and notes are based on the decreased numbers of shares giving retroactive effect to the reverse stock split.

 Preferred Stock

  In November 1994, the Company issued 1,428,571 shares of Series A Convertible Preferred Stock for $6,000,000, less offering expenses of $145,668. Of the proceeds from this issuance, $3,500,000 was used to repurchase 583,333 shares of Common Stock from a major shareholder. The preferred shares were converted into 999,998 shares of Common Stock upon the completion of the Company's initial public offering on April 21, 1995.

  On February 10, 1995, the Board of Directors authorized an aggregate of 1,000,000 shares of Preferred Stock, $.01 par value per share, issuable in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. At December 31, 1995, none of these shares have been issued.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

 1993 Stock Plan

  Under the Company's Amended and Restated 1993 Stock Plan, options for 1,589,000 shares of Common Stock are available for grant to employees, officers, directors or consultants. The option price and exercise period is determined by the Board of Directors on the date of grant. The option price is deemed by the Board of Directors to be not less than fair market value at the date of grant. All options are exercisable in installments over a two- to five-year period commencing one year from the date of grant. Option activity was as follows:

                                                                     RANGE OF
                                                         SHARES    OPTION PRICES
                                                        ---------  -------------
   Outstanding at December 31, 1993....................   611,625   $ .05- 5.00
     Granted...........................................   607,740   $5.00- 6.00
     Exercised.........................................    (4,929)  $ .05- 5.00
     Canceled..........................................  (164,786)  $ .05- 5.00
                                                        ---------
   Outstanding at December 31, 1994.................... 1,049,650   $ .05- 6.00
     Granted...........................................   482,314   $6.00-20.00
     Exercised.........................................  (167,462)  $ .05- 6.00
     Canceled..........................................  (112,973)  $ .05-20.00
                                                        ---------
   Outstanding at December 31, 1995.................... 1,251,529   $ .05-20.00
                                                        =========
   Exercisable at December 31, 1995....................   258,506
   Available for future grants.........................   165,081

 1994 Executive Stock Plan

  The Company's 1994 Amended and Restated Executive Stock Plan provides for 651,000 shares of Common Stock to be available for grant to senior executive employees of the Company. The option price and exercise period is determined by the Board of Directors on the date of grant. The option price is deemed by the Board of Directors to be not less than fair market value at the date of grant. Option activity was as follows:

                                                                     RANGE OF
                                                          SHARES   OPTION PRICES
                                                          -------  -------------
   Outstanding at December 31, 1993
     Granted............................................. 651,000   $4.00-5.00
     Exercised........................................... (20,005)  $     4.00
                                                          -------
   Outstanding at December 31, 1994...................... 630,995   $4.00-5.00
     Granted.............................................
     Exercised...........................................
                                                          -------
   Outstanding at December 31, 1995...................... 630,995   $4.00-5.00
                                                          =======
   Exercisable at December 31, 1995...................... 457,745
   Available for future grants...........................       0

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

 Directors Plan

  The Company's 1994 Directors Plan provides for 28,000 shares of Common Stock to be available for grant to Directors of the Company, and the 1995 Directors Plan provides for 70,000 shares of Common Stock to be available for grant to Directors of the Company. The option price and exercise period is determined by the Board of Directors on the date of grant. The option price is deemed by the Board of Directors to be not less than fair market value at the date of grant. Option activity was as follows:

                                                                     RANGE OF
                                                            SHARES OPTION PRICES
                                                            ------ -------------
   Outstanding at December 31, 1993
     Granted............................................... 28,000     $4.00
     Exercised.............................................
                                                            ------
   Outstanding at December 31, 1994........................ 28,000     $4.00
     Granted...............................................
     Exercised.............................................
                                                            ------
   Outstanding at December 31, 1995........................ 28,000     $4.00
                                                            ======
   Exercisable at December 31, 1995........................  7,000
   Available for future grants............................. 70,000

 1995 Employee Stock Purchase Plan

  On February 10, 1995, the Board of Directors adopted the 1995 Employee Stock Purchase Plan (the Stock Purchase Plan), which authorizes the issuance of up to 70,000 shares of Common Stock to participants in amounts based on the participant's compensation and the fair market value of the Company's stock. Employees with at least six months of service are eligible to participate in the stock purchase plan. In 1995, 7,594 shares were purchased by participants in the Stock Purchase Plan, and 62,406 shares were available for issuance under the Stock Purchase Plan at December 31, 1995.

7. INCOME TAXES

  The provision for income tax expense (benefit) consists of the following:

                                                    YEAR ENDED DECEMBER 31,
                                                 --------------------------------
                                                    1995        1994       1993
                                                 ----------  ----------  --------
                                                 (RESTATED)  (RESTATED)
   Current
     Federal.................................... $ 661,460   $(127,910)  $182,157
     State......................................   186,800      35,500     85,901
     Foreign....................................   102,363     227,233    174,576
                                                 ---------   ---------   --------
                                                   950,623     134,823    442,634
                                                 ---------   ---------   --------
   Deferred
     Federal....................................  (417,000)      2,900      8,100
     State......................................  (128,800)        800      2,600
     Foreign....................................  (244,992)    (14,357)   (21,551)
                                                 ---------   ---------   --------
                                                  (790,792)    (10,657)   (10,851)
                                                 ---------   ---------   --------
   Income tax expense........................... $ 159,831   $ 124,166   $431,783
                                                 =========   =========   ========

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

  Significant components of deferred income tax assets and liabilities are as follows:

                                                               DECEMBER 31,
                                                            -------------------
                                                               1995      1994
                                                            ---------- --------
   Deferred tax assets:
     Accounts receivable reserve........................... $  231,000 $ 40,600
     Equity in loss of joint venture.......................    155,100   44,900
     Depreciation..........................................     96,900   49,300
     Purchased research and development....................    365,100
     Foreign NOL carryforwards.............................    265,100   35,900
     Other.................................................     97,200   23,200
                                                            ---------- --------
       Total deferred tax assets...........................  1,210,400  193,900
                                                            ---------- --------
   Deferred tax liabilities:
     Capitalized software..................................    315,800  172,300
     Capitalized leases....................................     34,900
     Other.................................................     47,400
                                                            ---------- --------
       Total deferred tax liabilities......................    398,100  172,300
                                                            ---------- --------
       Net deferred tax assets............................. $  812,300 $ 21,600
                                                            ========== ========

  A reconciliation of the federal statutory rate to the effective income tax rate follows:

                                                    YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                      1995       1994    1993
                                                   ---------- ---------- ----
                                                   (RESTATED) (RESTATED)
   Federal statutory rate.........................    34.0 %     34.0 %  34.0 %
   State taxes, net of federal benefit............     9.4        0.6     4.4
   Effect of research and development credits.....   (29.6)     (13.3)   (7.8)
   Effect of foreign rate differences.............    (1.0)       1.0     2.0
   Non-deductible expenses........................    14.1        3.8     1.8
                                                     -----      -----    ----
   Effective tax rate.............................    26.9 %     26.1 %  34.4 %
                                                     =====      =====    ====

  At December 31, 1995, the Company had foreign net operating loss carryforwards of $705,000 for income tax purposes. These carryforwards have no expiration date.

8. COMMITMENTS

  In January 1994, the Company entered into a five-year lease for office space under an operating lease agreement scheduled to expire in February 1999. The lease includes a five-year renewal option. Leasehold improvements made by the landlord for the Company as a condition of occupancy are secured by a $70,000 irrevocable letter of credit issued by the Company's bank.

  During 1994 the Company entered into certain equipment leases which were capitalized in accordance with generally accepted accounting principles. The Company also leases certain equipment under noncancelable operating leases.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

  Future minimum lease payments are as follows at December 31, 1995:

                                                            CAPITAL  OPERATING
                                                             LEASES    LEASES
                                                            -------- ----------
   1996.................................................... $194,848 $  735,843
   1997....................................................   29,608    691,273
   1998....................................................             649,624
   1999....................................................             358,686
   2000....................................................             211,327
                                                            -------- ----------
   Total minimum lease payments............................  224,456 $2,646,753
                                                                     ==========
   Less amounts representing interest......................   18,367
                                                            --------
   Present value of remaining minimum lease payments.......  206,089
   Less amounts due within one year........................  178,904
                                                            --------
   Amounts due after one year.............................. $ 27,185
                                                            ========

  Rent expense relating to operating leases amounted to $926,578, $425,454 and $177,688 in 1995, 1994 and 1993, respectively.

  Assets under capital lease are capitalized using interest rates appropriate at the inception of each lease. A summary of assets under capital lease are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
   Furniture, fixtures and equipment......................... $358,105 $358,105
   Computer equipment........................................  206,249  206,249
                                                              -------- --------
                                                               564,354  564,354
   Accumulated amortization..................................  271,562  131,193
                                                              -------- --------
   Net book value of assets under capital leases............. $292,792 $433,161
                                                              ======== ========

  Amortization of assets under capital lease amounted to $140,369 in 1995 and $131,193 in 1994 and is included in depreciation expense.

9. EMPLOYEE BENEFITS

 401(k) Retirement Plan

  The Company has a 401(k) retirement plan covering all employees who are at least 21 years of age and have completed at least one year of service with the Company. Company contributions under the plan are discretionary. No contributions were made by the Company during 1995, 1994 or 1993.

10. RELATED PARTY TRANSACTIONS

  On January 1, 1993 (the date operations commenced), the Company entered into a license agreement with CTG. CTG is principally owned by the Company's Chairman of the Board and a stockholder. Under the terms of the license agreement, the Company entered into a five-year agreement to license certain intellectual property from CTG in exchange for a fee of generally 5% of net software revenues and 1% of education revenues. The terms of the license agreement were revised effective August 1, 1994 from 5% to 1% fee on software revenues.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

On November 23, 1994, the Company entered into an Assignment Agreement with CTG under which CTG assigned all right, title and interest in the intellectual property defined under the license agreement to the Company in exchange for the appointment of CTG as an authorized reseller of certain of the Company's products pursuant to a Reseller Agreement. Effective with this agreement, the license agreement was terminated. Royalty expenses paid or accrued to CTG under the license agreement amounted to $149,633 in 1994 and $183,410 in 1993.

  Under the terms of the Reseller Agreement, as amended, CTG was appointed as a non-exclusive reseller of the Company's products in the U.S. and Canada effective February 1, 1995. Prior to February 1, 1995, CTG did not distribute the Company's products. Pursuant to this agreement, CTG receives a 50% discount from list prices of the Company's software and a 30% discount from list prices on the Company's educational programs. The Company is permitted to cancel the agreement at any time upon payment to CTG of a termination fee equal to $2,500,000 less 20% of the aggregate list price value of software products sold by CTG under the Reseller Agreement. Aggregate revenues from CTG under this agreement in 1995 amounted to $1,653,426.

  Until March 1994, the Company shared office and training facilities with CTG. Among the activities for which the Company paid or accrued amounts to CTG include: monthly operating, telecommunications and rental expenses for office space used as the Company's corporate headquarters ($43,903 in 1994 and $446,467 in 1993), educational lecturing and rental services ($24,596 in 1994 and $293,350 in 1993), monthly reimbursements for amounts paid to vendors for expenses incurred by the Company ($37,942 in 1994 and $284,981 in 1993), and reimbursement for new computer equipment shipped directly to the Company ($138,517 in 1993). The Company also sold its rights under a product development agreement with a software vendor to CTG for $60,000 (included in other income) during 1994. Amounts paid to CTG were based on actual amounts incurred by CTG on behalf of the Company. Management of the Company believes that these charges represent fair market value.

  In 1995, the Company entered into a reseller agreement with Object Power Inc., a Company principally owned by the Company's Chairman of the Board and a stockholder. Under this agreement, Object Power receives a 50% discount from list prices of the Company's software and a 25% discount from list prices on the Company's educational programs and services. Aggregate revenues from Object Power under this agreement in 1995 amounted to $905,965.

  In 1995, the Company purchased the source code to a certain technology from Object Power for $500,000. At the date of purchase, the technology had not yet reached the point of technological feasibility and had no alternative future uses, and as a result the purchase price was fully expensed. The Company is continuing the development of the technology.

  In addition, in 1995 the Company licensed the source code to certain components of its middleware technology to Object Power for an up-front fee of $2,200,000. Use of the components of this technology is restricted to the development and marketing of products that will interoperate with the Company's product line.

  The amount due from related parties at December 31, 1995 represents amounts related to the transactions described above with Object Power.

11. SUPPLEMENTAL INFORMATION

  The Company made income tax payments of $326,443, $165,062 and $91,920 in 1995, 1994 and 1993, respectively. The Company made interest payments (which also represented interest expense for the periods) of $158,931, $50,136 and $8,853 in 1995, 1994 and 1993, respectively.

  Capital lease obligations incurred are considered noncash items and, accordingly, are not reflected in the consolidated statements of cash flow. Capital lease obligations incurred totaled $564,354 during the year ended December 31, 1994.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

  Other assets at December 31, 1995 include $237,000 of notes receivable from officers of the Company, with interest rates ranging from 6 7/8% to 8%.

  Accrued expenses at December 31, 1994 includes $320,353 of accrued commissions.

12. SIGNIFICANT CUSTOMERS

  Approximately 11% and 15% of the Company's revenue in the years ended December 31, 1995 and 1993, respectively, were from one customer. For the year ended December 31, 1994, no individual customer accounted for greater than 10% of the Company's total revenue.

13. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

  The Company operates in one industry segment representing the design, development, education/training, sales and servicing of software in the open client/server market. Net sales, operating income, and assets by major geographic area are summarized below. Inter-area transfers were not material for the periods presented.

                                             1995         1994        1993
                                          -----------  ----------- -----------
                                          (RESTATED)   (RESTATED)
   Revenues from unaffiliated customers:
     United States (including direct
      export sales)...................... $25,340,434  $13,438,803 $ 9,833,999
     Australia...........................   4,540,738    4,682,101   3,329,308
                                          -----------  ----------- -----------
                                          $29,881,172  $18,120,904 $13,163,307
                                          ===========  =========== ===========
   Income (loss) from operations:
     United States....................... $   492,743  $   106,831 $   653,374
     Australia...........................    (333,133)     395,374     490,296
                                          -----------  ----------- -----------
                                          $   159,610  $   502,205 $ 1,143,670
                                          ===========  =========== ===========
   Identifiable assets:
     United States....................... $35,017,499  $ 7,936,505 $ 3,341,924
     Australia...........................   1,629,174    1,539,153     902,337
                                          -----------  ----------- -----------
                                          $36,646,673  $ 9,475,658 $ 4,244,261
                                          ===========  =========== ===========

  Export sales from the United States to unaffiliated customers were as follows:

                                                     1995       1994      1993
                                                  ---------- ---------- --------
   Korea......................................... $1,984,157
   Australia.....................................  1,299,739 $  386,384
   Netherlands...................................  1,051,255    184,800
   China.........................................    702,063
   Japan.........................................    666,634    417,829 $205,254
   England.......................................    544,669    181,230   42,825
   Saudi Arabia..................................    428,000
   India.........................................    239,200
   Canada........................................     25,225    335,400  133,602
   Ireland.......................................               703,200
   Other international...........................    469,838    500,204  235,361
                                                  ---------- ---------- --------
                                                  $7,410,780 $2,709,047 $617,042
                                                  ========== ========== ========

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                     YEAR ENDED DECEMBER 31, 1995:
                             ------------------------------------------------
   THREE MONTHS ENDED         MARCH 31    JUNE 30    SEPTEMBER 30 DECEMBER 31
   ------------------        ----------  ----------  ------------ -----------
                             (RESTATED)  (RESTATED)
   Net sales................ $6,471,684  $7,811,158   $7,996,864  $ 7,601,466
   Gross profit.............  5,104,348   6,029,796    6,183,367    5,634,846
   Purchased research and
    development.............                                        1,372,116
   Acquisition and
    integration costs.......                             678,655
   Income (loss) from
    operations..............    771,620     971,017      185,988   (1,769,015)
   Net income (loss)........    349,262     848,769      266,976   (1,030,926)
   Net income (loss) per
    common share............ $      .05  $      .10   $      .03  $      (.14)
                                     YEAR ENDED DECEMBER 31, 1994:
                             ------------------------------------------------
   THREE MONTHS ENDED         MARCH 31    JUNE 30    SEPTEMBER 30 DECEMBER 31
   ------------------        ----------  ----------  ------------ -----------
                                                                  (RESTATED)
   Net sales................ $3,394,743  $3,943,660   $5,298,457  $ 5,484,044
   Gross profit.............  2,103,069   2,221,436    3,704,996    3,769,924
   Income (loss) from
    operations..............      5,741     (36,219)     394,783      137,900
   Net income (loss)........    (69,778)     71,261      279,115       69,451
   Net income (loss) per
    common share............ $     (.01) $      .01   $      .04  $       .01

  The acquisition of Jarrah Technologies on August 31, 1995 was accounted for as a pooling of interests, and, accordingly, the previously reported quarterly financial results have been restated to include the accounts and operations of Jarrah Technologies. Quarterly results of operations as listed above also differ from those previously reported due to the inclusion of the following amounts related to Jarrah Technologies:

                                         YEAR ENDED DECEMBER 31, 1995:
                                 ----------------------------------------------
   THREE MONTHS ENDED             MARCH 31   JUNE 30   SEPTEMBER 30 DECEMBER 31
   ------------------            ---------- ---------- ------------ -----------
   Net sales...................  $1,000,201 $1,396,594  $1,074,059  $1,069,884
   Gross profit................     469,229    619,928     452,003     595,632
   Purchased research and
    development................                                        575,000
   Acquisition and integration
    costs......................                             54,655
   Income (loss) from
    operations.................      13,369     55,719     (46,495)   (440,720)
   Net income (loss)...........      73,369    111,706     (45,302)   (207,973)
   Net income (loss) per common
    share......................  $      .01 $      .01  $     (.01) $     (.02)
                                         YEAR ENDED DECEMBER 31, 1994:
                                 ----------------------------------------------
   THREE MONTHS ENDED             MARCH 31   JUNE 30   SEPTEMBER 30 DECEMBER 31
   ------------------            ---------- ---------- ------------ -----------
   Net sales...................  $  939,614 $1,204,114  $1,259,008  $1,279,367
   Gross profit................     415,247    454,173     564,009     444,341
   Income (loss) from
    operations.................     148,417     71,771     196,230     (31,180)
   Net income (loss)...........     137,745     62,783     118,959     (15,780)
   Net income per common
    share......................  $      .02 $      .01  $      .02  $      .00

                          OPEN ENVIRONMENT CORPORATION

                 SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS

         COL. A             COL. B           COL. C            COL. D       COL. E
         ------          ------------ --------------------- ------------ -------------
                                            ADDITIONS
                                      ---------------------
                                                 CHARGED TO
                          BALANCE AT  CHARGED TO   OTHER
                         BEGINNING OF COSTS AND  ACCOUNTS-  DEDUCTIONS-   BALANCE AT
      DESCRIPTION           PERIOD     EXPENSES   DESCRIBE  DESCRIBE (1) END OF PERIOD
      -----------        ------------ ---------- ---------- ------------ -------------
Year ended December 31,
 1995:
  Deducted from asset
   accounts:
   Allowance for
    doubtful accounts...   $100,871    $526,198              $ (53,213)    $573,856
                           --------    --------     ---      ---------     --------
                           $100,871    $526,198              $ (53,213)    $573,856
                           ========    ========     ===      =========     ========
Year ended December 31,
 1994:
  Deducted from asset
   accounts:
   Allowance for
    doubtful accounts...   $ 74,500    $152,000              $(125,629)    $100,871
                           --------    --------     ---      ---------     --------
                           $ 74,500    $152,000              $(125,629)    $100,871
                           ========    ========     ===      =========     ========
Year ended December 31,
 1993:
  Deducted from asset
   accounts:
   Allowance for
    doubtful accounts...   $ 19,700    $ 62,800              $  (8,000)    $ 74,500
                           --------    --------     ---      ---------     --------
                           $ 19,700    $ 62,800              $  (8,000)    $ 74,500
                           ========    ========     ===      =========     ========

--------
(1) Uncollectible accounts written off, net of recoveries.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

                                                   YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                  1995       1994      1993
                                               ---------- ---------- ---------
                                               (RESTATED) (RESTATED)
Weighted average shares of common stock
 outstanding.................................. 6,609,154  4,729,031  4,588,133
Common stock equivalents:
  Series A Convertible Preferred Shares.......   282,191    717,807    999,998
  Dilutive effect of stock options............ 1,147,247    967,668    969,647
                                               ---------  ---------  ---------
                                               8,038,592  6,414,506  6,557,778
                                               =========  =========  =========
Net income.................................... $ 434,082  $ 350,049  $ 823,028
                                               =========  =========  =========
Net income per share.......................... $    0.05  $    0.05  $    0.13
                                               =========  =========  =========

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                    (UNAUDITED)
                                                      JUNE 30,    DECEMBER 31,
                                                        1996          1995
                                                    ------------  ------------
                                                     (RESTATED)
                      ASSETS
Current assets:
  Cash and cash equivalents........................ $  5,356,953  $ 7,012,333
  Marketable securities............................    7,074,662   10,678,125
  Accounts receivable, net.........................    4,131,432    7,609,007
  Due from related parties.........................                 2,362,752
  Due from joint ventures..........................      440,465    1,428,090
  Prepaid expenses and other current assets........    3,018,312    1,676,530
                                                    ------------  -----------
    Total current assets...........................   20,021,824   30,766,837
Property and equipment, net........................    2,756,927    3,214,341
Capitalized software costs, net....................      500,794      800,206
Investment in and advances to joint ventures.......      600,449      858,123
Deferred income taxes..............................                   547,184
Other assets.......................................      553,259      459,982
                                                    ------------  -----------
                                                    $ 24,433,253  $36,646,673
                                                    ============  ===========
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.................................... $  1,761,733  $ 1,545,684
  Accounts payable and accrued expenses............    4,979,343    4,143,880
  Advance billings and customer deposits...........      622,786      629,734
  Deferred maintenance revenue.....................      701,395    1,054,135
  Income taxes payable.............................                   350,000
  Current portion of capital lease obligations.....      105,990      178,904
                                                    ------------  -----------
    Total current liabilities......................    8,171,247    7,902,337
Obligations under capital leases, less current
 portion...........................................                    27,185
Stockholders' equity:
  Preferred stock
  Common stock.....................................       81,216       80,505
  Additional paid-in capital.......................   30,884,254   30,694,500
  Retained earnings (deficit)......................  (11,203,464)   1,442,146
  Treasury stock...................................   (3,500,000)  (3,500,000)
                                                    ------------  -----------
    Total stockholders' equity.....................   16,262,006   28,717,151
                                                    ------------  -----------
                                                    $ 24,433,253  $36,646,673
                                                    ============  ===========

   The accompanying notes are an integral part of these financial statements.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                    SIX MONTHS ENDED JUNE 30,
                                                    ---------------------------
                                                        1996           1995
                                                    -------------  ------------
                                                     (RESTATED)     (RESTATED)
Revenues:
  License fees..................................... $   3,403,832  $ 10,350,944
  Maintenance and service fees.....................     2,839,679     2,877,426
  Education and training...........................       584,459     1,054,472
                                                    -------------  ------------
  Total revenues...................................     6,827,970    14,282,842
                                                    -------------  ------------
Cost of revenues:
  Cost of software, maintenance and services.......     3,848,551     2,349,670
  Cost of education and training...................       681,651       799,028
                                                    -------------  ------------
  Total cost of revenues...........................     4,530,202     3,148,698
                                                    -------------  ------------
Gross profit.......................................     2,297,768    11,134,144
Operating expenses:
  Selling and marketing............................     8,573,752     5,698,190
  General and administrative.......................     1,901,767     1,685,320
  Research and development.........................     2,877,271     2,007,997
  Provision for restructuring charge...............     1,083,114
                                                    -------------  ------------
  Total operating expenses.........................    14,435,904     9,391,507
                                                    -------------  ------------
Operating income (loss)............................   (12,138,136)    1,742,637
Equity in loss of joint venture....................                    (273,643)
Other income (expense).............................       340,023       197,410
                                                    -------------  ------------
Income (loss) before income taxes..................   (11,798,113)    1,666,404
Provision for income taxes.........................       847,497       468,372
                                                    -------------  ------------
Net income (loss).................................. $ (12,645,610) $  1,198,032
                                                    =============  ============
Net income (loss) per share........................ $       (1.69) $       0.16
                                                    =============  ============
Dividends..........................................                $    141,844
                                                                   ============
Dividends per share................................                $       0.02
                                                                   ============
Weighted average shares outstanding................     7,497,657     7,616,507
                                                    =============  ============


   The accompanying notes are an integral part of these financial statements.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                   SIX MONTHS ENDED JUNE 30,
                                                   ---------------------------
                                                       1996           1995
                                                   -------------  ------------
                                                    (RESTATED)     (RESTATED)
OPERATING ACTIVITIES
Net income (loss)................................  $ (12,645,610) $  1,198,032
Adjustments to net income (loss):
  Depreciation...................................        860,039       604,311
  Amortization of capitalized software...........        322,271       135,571
  Allowance for doubtful accounts................        640,230       131,349
  Provision for restructuring charges............        786,451
  Equity in loss of joint venture................         (3,239)      273,643
  Deferred income taxes..........................        847,497      (223,703)
  Changes in operating assets and liabilities:
   Accounts receivable...........................      2,974,802    (3,957,674)
   Due from related party........................      2,212,969        (2,347)
   Prepaid expenses and other current assets.....     (1,976,063)     (577,523)
   Due from joint venture........................        987,625      (197,114)
   Other assets..................................        (97,014)     (282,098)
   Accounts payable and accrued expenses.........        776,007       763,808
   Advance billings and customer deposits........        (24,211)      (64,204)
   Deferred maintenance revenue..................       (352,740)      (92,922)
   Income taxes payable..........................       (304,609)      337,204
                                                   -------------  ------------
NET CASH USED IN OPERATING ACTIVITIES............     (4,995,595)   (1,953,667)
INVESTING ACTIVITIES
Purchase of marketable securities................    (11,234,563)  (19,899,170)
Proceeds from maturities of marketable
 securities......................................     14,840,423     8,055,212
Investment in and advances to joint ventures.....        115,315      (384,537)
Purchase of property and equipment...............       (640,224)   (1,336,659)
Additions to capitalized software................        (21,567)     (166,828)
                                                   -------------  ------------
NET CASH PROVIDED BY (USED IN) INVESTING
 ACTIVITIES......................................      3,059,384   (13,731,982)
FINANCING ACTIVITIES
Net proceeds (repayments) of notes payable to
 bank............................................        216,049     1,362,203
Repayment of capital lease obligations...........       (150,435)     (117,696)
Net proceeds from issuance of Common Stock.......                   22,996,104
Dividends paid...................................                     (141,844)
Exercise of stock options........................        125,067        91,978
Issuance of Common Stock under stock purchase
 plan............................................         65,398
                                                   -------------  ------------
NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES......................................        256,079    24,190,745
                                                   -------------  ------------
Effect of exchange rates on cash.................         24,752       (48,371)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS..     (1,655,380)    8,456,725
Cash and equivalents at beginning of period......      7,012,333     1,693,118
                                                   -------------  ------------
CASH AND EQUIVALENTS AT END OF PERIOD............  $   5,356,953  $ 10,149,843
                                                   =============  ============

   The accompanying notes are an integral part of these financial statements.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The unaudited condensed consolidated financial statements presented have been prepared by Open Environment Corporation and subsidiaries (the "Company") without audit and, in the opinion of management, reflect all adjustments consisting only of normal recurring adjustments necessary for fair presentation of the financial results for the interim periods shown. The results of operations for the interim periods shown in this report are not necessarily indicative of results for any future interim period or for the entire fiscal year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures included are adequate to make the information presented not misleading. The condensed consolidated financial statements and the notes included herein should be read in conjunction with the financial statements and notes for the fiscal year ended December 31, 1995 included in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 1, 1996.

 Restatement of Financial Statements

  In December 1995, OEC entered into an agreement (the "Reseller Agreement") with a reseller (the "Reseller") whereby the Reseller agreed to purchase products from OEC. In the first quarter of 1996, OEC sold and shipped to the Reseller an aggregate of $2,500,000 worth of products. The Reseller Agreement provided the Reseller with certain product return and exchange rights, and therefore, OEC established a reserve in the first quarter of 1996 of $1,440,000 to provide for potential returns from the Reseller. Based on the actual product return and exchange rate experienced under the Reseller Agreement, OEC increased the reserve by $400,000 in the second quarter of 1996. This product return and exchange rate was higher than originally anticipated by OEC. After a review by the staff of the Securities and Exchange Commission (the "Staff") of the Company's reports filed pursuant to the Securities Exchange Act of 1934 (the "Reports"), OEC determined that due to the high return and exchange rate, that OEC did not have a sufficient basis under generally accepted accounting principles to estimate the amount of returns and exchanges and therefore should have recognized revenue as the Reseller actually sold product to its customers. OEC restated its historical financial statements contained in certain of its Reports, and this Prospectus/Proxy Statement reflects the restatement of OEC's financial statements, to recognize revenues under the Reseller Agreement as the Reseller sells product to its customers.

2. CONSOLIDATED FINANCIAL STATEMENT INFORMATION

 Net Income (Loss) Per Share

  Net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during each period. Included in these amounts are dilutive common stock options and 1,428,571 shares of Series A Convertible Preferred Stock which automatically converted upon the closing of the initial public offering into 999,998 shares of common stock on April 13, 1995. Fully diluted and primary earnings per share data are the same for each period presented.

 Investment Securities

  All of the Company's investments are classified as held-to-maturity at June 30, 1996 and December 31, 1995. Investment securities are deemed to be held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. The fair market value of these investments at June 30, 1996 and December 31, 1995 approximates amortized cost basis. The following is a summary of these investments:

                                                                   DECEMBER
                                                       JUNE 30,       31,
                                                         1996        1995
                                                      ----------- -----------
   U.S. Treasury securities and obligations of U.S.
    government agencies.............................. $ 7,052,847 $12,135,987
   Tax-exempt mutual and money market funds..........   2,038,241   1,513,183
   90-day bank notes.................................   2,194,927   2,136,747
                                                      ----------- -----------
                                                      $11,286,015 $15,785,917
                                                      =========== ===========

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

 Foreign Currency Translation

  Assets and liabilities of foreign operations are translated at year end exchange rates, and statement of operations accounts are translated at average exchange rates. Gains and losses from translation are not material for the periods presented. Foreign currency transaction gains and losses are included in the statements of operations and are not material for the periods presented.

3. INVESTMENT IN AND ADVANCES TO JOINT VENTURES

  On January 17, 1994, the Company entered into a joint venture with a Japanese corporation to develop, distribute, promote and market the Company's software products and provide related education services in Japan. Under the terms of the agreement, the Company owned 50% of the outstanding voting common stock and two shares of the non-voting preferred stock. Concurrent with this agreement, the Company granted the joint venture an exclusive license to establish, develop, distribute and market the Company's software products and educational services in Japan. In return for this license, the Company receives royalties from the sale of these products and services as follows: software products (40%); educational services (25%); and maintenance services (60%).

  On September 30, 1995, the Company sold 30.5% of the outstanding voting common stock of the joint venture to its joint venture partner for $488,000, which approximated the Company's cost basis in the joint venture. As a result, the Company currently owns 19.5% of the voting common stock of the joint venture. The Company accounted for the joint venture using the equity method from the inception of the joint venture until September 30, 1995. Effective October 1, 1995, the Company accounts for its remaining investment in the joint venture using the cost method.

  At June 30, 1996, investment in and advances to joint ventures consisted of investment in and advances to the Japanese joint venture of $464,000, and investments in other joint ventures of $136,000. Due from joint ventures represents trade accounts receivable due from the Company's joint ventures.

4. RELATED PARTY TRANSACTIONS

  The Company entered into a reseller agreement with Cambridge Technology Group, Inc. ("CTG"). CTG is principally owned by the Company's Chairman of the Board and major stockholder. Under the terms of the reseller agreement, as amended, CTG was appointed as a non-exclusive reseller of the Company's products in the U.S. and Canada effective February 1, 1995. Prior to February 1, 1995, CTG did not distribute the Company's products. Pursuant to this agreement, CTG receives a 50% discount from list prices of the Company's software and a 30% discount from list prices on the Company's educational programs. The Company is permitted to cancel the agreement at any time upon payment to CTG of a termination fee equal to $2,500,000 less 20% of aggregate list price value of software products sold by CTG under the reseller agreement. The Company made no sales to CTG under this agreement during the three months ended June 30, 1996. Sales to CTG under this agreement during the three months ended June 30, 1995 amounted to $600,000.

                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                  (UNAUDITED)

                         THREE MONTHS ENDED JUNE 30,  SIX MONTHS ENDED JUNE 30,
                         --------------------------------------------------------
                              1996           1995         1996          1995
                         --------------  --------------------------  ------------
Weighted average shares
 of common stock out-
 standing...............      7,516,884     6,928,430     7,497,657    5,775,897
Common stock equiva-
 lents:
  Series A Convertible
   Preferred Shares.....                      142,857                    569,060
  Dilutive effect of
   stock options........                    1,270,376                  1,271,550
                         --------------  ------------ -------------  -----------
                              7,516,884     8,341,663     7,497,657    7,616,507
                         ==============  ============ =============  ===========
Net income (loss).......    ($7,679,025) $    848,769  ($12,645,610) $ 1,198,032
                         ==============  ============ =============  ===========
Net income (loss) per
 share..................         ($1.02) $       0.10        ($1.69) $      0.16
                         ==============  ============ =============  ===========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  APPENDIX A-1

                                MERGER AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          BORLAND INTERNATIONAL, INC.

                            ASPEN ACQUISITION CORP.

                                      AND

                          OPEN ENVIRONMENT CORPORATION

                               DATED MAY 11, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 SECTION                                                                   PAGE
 -------                                                                   ----
                                     ARTICLE I
                                    The Merger
 1.01.   The Merger......................................................   A1-1
 1.02.   Effective Time; Closing.........................................   A1-1
 1.03.   Effect of the Merger............................................   A1-1
 1.04.   Certificate of Incorporation; Bylaws............................   A1-2
 1.05.   Directors and Officers..........................................   A1-2
                                    ARTICLE II
                Conversion of Securities; Exchange of Certificates
 2.01.   Conversion of Securities........................................   A1-2
 2.02.   Exchange of Certificates........................................   A1-3
 2.03.   Stock Transfer Books............................................   A1-5
 2.04.   Stock Options...................................................   A1-5
 2.05.   Employee Stock Purchase Plan....................................   A1-6
                                    ARTICLE III
                   Representations and Warranties of The Target
 3.01.   Organization and Qualification; Subsidiaries....................   A1-6
 3.02.   Certificate of Incorporation and Bylaws.........................   A1-6
 3.03.   Capitalization..................................................   A1-7
 3.04.   Authority Relative to This Agreement............................   A1-7
 3.05.   No Conflict; Required Filings and Consents......................   A1-7
 3.06.   Permits; Compliance.............................................   A1-8
 3.07.   SEC Filings; Financial Statements...............................   A1-8
 3.08.   Absence of Certain Changes or Events............................   A1-9
 3.09.   Absence of Litigation...........................................   A1-9
 3.10.   Employee Benefit Plans..........................................  A1-10
 3.11.   Labor Matters...................................................  A1-10
 3.12.   Intellectual Property...........................................  A1-10
 3.13.   Taxes...........................................................  A1-11
 3.14.   Environmental Matters...........................................  A1-11
 3.15.   Target Products; Regulation.....................................  A1-12
 3.16.   Opinion of Financial Advisor....................................  A1-13
 3.17.   Vote Required...................................................  A1-13
 3.18.   Brokers.........................................................  A1-13
 3.19.   Tangible Property...............................................  A1-13
 3.20.   Material Contracts..............................................  A1-13
 3.21.   Parachute Payments..............................................  A1-13
 3.22.   Certain Business Practices......................................  A1-13
 3.23.   Real Property and Leases........................................  A1-13
 3.24.   Insurance.......................................................  A1-14
 3.25.   Accounting and Tax Matters......................................  A1-14
 3.26.   Board Recommendation............................................  A1-14
 3.27.   Pooling Matters.................................................  A1-14
 3.28.   Change in Control...............................................  A1-14
 3.29.   Interest of Officers and Directors..............................  A1-14
 3.30.   Disclosure......................................................  A1-14

 SECTION                                                                  PAGE
 -------                                                                  ----
                                    ARTICLE IV
           Representations and Warranties of Acquiror and Acquiror Sub
 4.01.   Corporate Organization and Qualification.......................  A1-15
 4.02.   Certificate of Incorporation and Bylaws........................  A1-15
 4.03.   Capitalization.................................................  A1-15
 4.04.   Authority Relative to This Agreement...........................  A1-16
 4.05.   No Conflict; Required Filings and Consents.....................  A1-16
 4.06.   SEC Filings; Financial Statements..............................  A1-16
 4.07.   Absence of Certain Changes or Events...........................  A1-17
 4.08.   Absence of Litigation..........................................  A1-17
 4.09.   Taxes..........................................................  A1-17
 4.10.   Agreements, Contracts and Commitments..........................  A1-18
 4.11.   Ownership of Acquiror Sub; No Prior Activities.................  A1-18
 4.12.   Brokers........................................................  A1-18
 4.13.   Acquiror Common Shares.........................................  A1-18
 4.14.   Pooling Matters................................................  A1-18
                                    ARTICLE V
                      Conduct of Business Pending The Merger
 5.01.   Conduct of Business by the Target Pending the Merger...........  A1-19
 5.02.   Conduct of Business by Acquiror Pending the Merger.............  A1-20
                                    ARTICLE VI
                              Additional Agreements
 6.01.   Registration Statement; Proxy Statement........................  A1-20
 6.02.   Target Stockholder Meeting.....................................  A1-22
 6.03.   Appropriate Action; Consents; Filings..........................  A1-22
 6.04.   Access to Information; Confidentiality.........................  A1-23
 6.05.   No Solicitation of Transactions................................  A1-23
 6.06.   Indemnification of Directors and Officers......................  A1-23
 6.07.   Obligations of Acquiror Sub....................................  A1-24
 6.08.   Public Announcements...........................................  A1-24
 6.09.   Delivery of SEC Documents......................................  A1-24
 6.10.   Environmental Assessment.......................................  A1-24
 6.11.   Notification of Certain Matters................................  A1-24
 6.12.   Further Action.................................................  A1-25
 6.13.   Affiliates; Accounting and Tax Treatment.......................  A1-25
 6.14.   Antitrust Laws.................................................  A1-25
 6.15.   Tax Free Reorganization........................................  A1-25
                                   ARTICLE VII
                             Conditions to The Merger
 7.01.   Conditions to the Obligations of Each Party....................  A1-25
 7.02.   Conditions to the Obligations of Acquiror and Acquiror Sub.....  A1-26
 7.03.   Conditions to the Obligations of the Target....................  A1-28

 SECTION                                                                  PAGE
 -------                                                                  ----
                                   ARTICLE VIII
                        Termination, Amendment and Waiver
 8.01.   Termination....................................................  A1-29
 8.02.   Fees and Expenses..............................................  A1-30
 8.03.   Amendment......................................................  A1-31
 8.04.   Waiver.........................................................  A1-31
                                    ARTICLE IX
                                General Provisions
 9.01.   Non-Survival of Representations, Warranties and Agreements.....  A1-31
 9.02.   Notices........................................................  A1-31
 9.03.   Certain Definitions............................................  A1-32
 9.04.   Severability...................................................  A1-32
 9.05.   Assignment; Binding Effect; Benefit............................  A1-33
 9.06.   Incorporation of Schedules.....................................  A1-33
 9.07.   Specific Performance...........................................  A1-33
 9.08.   Governing Law..................................................  A1-33
 9.09.   Forum..........................................................  A1-33
 9.10.   Headings.......................................................  A1-33
 9.11.   Counterparts...................................................  A1-33
 9.12.   Waiver of Jury Trial...........................................  A1-33
 9.13.   Entire Agreement...............................................  A1-34

  This AGREEMENT AND PLAN OF MERGER, dated as of May 11, 1996 (this "Agreement"), by and among Borland International, Inc., a Delaware corporation ("Acquiror"), Aspen Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Acquiror ("Acquiror Sub"), and Open Environment Corporation, a Delaware corporation (the "Target"), is made with reference to the following:

    1. Acquiror Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), will merge with and into the Target (the "Merger").

    2. The Board of Directors of the Target (i) has determined that the Merger is in the best interests of the Target and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby ("Transactions") and (ii) has unanimously recommended approval and adoption of this Agreement and approval of the Merger by, and has directed that this Agreement and the Merger be submitted to a vote of, the stockholders of the Target.

    3. The Boards of Directors of Acquiror and Acquiror Sub have determined that the Merger is in the best interests of Acquiror, Acquiror Sub and their stockholders and have unanimously approved and adopted this Agreement and the Transactions.

    4. The parties intend that for income tax purposes the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes the Merger shall be accounted for as a pooling of interests.

  The parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined), Acquiror Sub shall be merged with and into the Target. As a result of the Merger, the separate corporate existence of Acquiror Sub shall cease and the Target shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be Open Environment Corporation.

  Section 1.02. Effective Time; Closing. As promptly as practicable and in no event later than the third business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Secretary") in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing will be held at the Palo Alto, California offices of Baker & McKenzie, 660 Hansen Way, Palo Alto, California 94304 (or such other place and time as the parties may agree).

  Section 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights, privileges, immunities, powers and franchises (of a public as well as of a private nature) of the Target and Acquiror Sub and all property (real, personal and mixed) of the Target and Acquiror Sub and all debts due to either the Target or Acquiror Sub on any account, including subscriptions to shares, and all other choices in action, and every other interest of or belonging to or due to each of the Target and Acquiror Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of each of the Target and Acquiror Sub shall become the debts, liabilities, obligations and duties of the Surviving

                                     A1-1

Corporation and may be enforced against the Surviving Corporation to the same extent as if such debts, liabilities, obligations and duties had been incurred or contracted by the Surviving Corporation. The title to any real estate or any interest therein vested, by deed or otherwise, in the Target or Acquiror Sub shall not revert or in any way become impaired by reason of the Merger, and all rights of creditors and all liens upon any property of the Target or Acquiror Sub shall be preserved unimpaired following the Merger.

  Section 1.04. Certificate of Incorporation; Bylaws. (a) At the Effective Time, the Certificate of Incorporation of Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall be deemed amended at the Effective Time by operation of this Agreement and by virtue of the Merger without any further action by the stockholders or directors of the Surviving Corporation, the Target or Acquiror Sub to change the name of the Surviving Corporation to Open Environment Corporation.

    (b) At the Effective Time, the Bylaws of Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

  Section 1.05. Directors and Officers. The directors and officers of Acquiror Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until a successor is elected or appointed and has qualified or until the earliest of such director or officer's death, resignation, removal or disqualification.

                                  ARTICLE II

              Conversion of Securities; Exchange of Certificates

  Section 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror Sub, the Target or the holders of any of the shares of capital stock referred to below:

    (a) Subject to the other provisions of this Section 2.01 and to Section
  2.02:

      (i) each share of common stock, $0.01 par value, of the Target ("Target Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any shares held by the Target, Acquiror or Acquiror Sub or any other direct or indirect wholly owned subsidiary of Acquiror or the Target immediately prior to the Merger (the "Cancelable Shares")) shall be converted into the right to receive .51 shares (the "Exchange Ratio") of common stock, $0.01 par value ("Acquiror Common Stock"), of Acquiror. At the Effective Time, all such shares of Target Common Stock shall no longer be outstanding and automatically shall be canceled and cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive a certificate representing the shares of Acquiror Common Stock into which such shares of Target Common Stock were converted in the Merger. The holders of certificates previously evidencing such shares of Target Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Target Common Stock except as otherwise provided herein or by Delaware Law. Such certificates previously evidencing shares of Target Common Stock shall be exchanged for certificates representing whole shares of Acquiror Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.02, without interest. No fractional shares of Acquiror Common Stock shall be issued, and, in lieu thereof a cash payment shall be made pursuant to Section 2.02(e);

      (ii) each Cancelable Share shall automatically be canceled and cease to exist, and no consideration shall be paid or payable in respect of such shares; and

                                     A1-2

      (iii) each share of common stock, par value $.01 per share, of Acquiror Sub ("Acquiror Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation at the Effective Time, and the Surviving Corporation thereafter shall have no other equity securities.

    (b) Notwithstanding paragraph (a), if the Average Trading Price (as hereinafter defined) of the Acquiror Common Stock on the Determination Date (as hereinafter defined) shall be in excess of $25.00 or below $12.75, then the Exchange Ratio shall be adjusted downward or upward, respectively, in accordance with this Section 2.01(b). The term "Average Trading Price" shall be determined as the average of the closing prices of Acquiror Common Stock, as quoted on The National Association of Securities Dealers Automated Quotations--National Market System ("Nasdaq"), for the fifteen
  (15) Nasdaq trading days immediately preceding and including the Determination Date. The term "Determination Date" shall mean the date which is five (5) business days (or such greater number of days as may be required by applicable law) prior to the date of the Target Stockholders' Meeting (as hereinafter defined) or, if such date is not a Nasdaq trading day, the Nasdaq trading day first immediately preceding such date. If the Average Trading Price is less than $12.75, then the Exchange Ratio shall be adjusted to equal .51 times $12.75 divided by the Average Trading Price. If the Average Trading Price is greater than $25.00, then the Exchange Ratio shall be adjusted to equal .51 times $25.00 divided by the Average Trading Price.

    (c) If between the date of this Agreement and the Effective Time the outstanding shares of Acquiror Common Stock or Target Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares.

  Section 2.02. Exchange of Certificates. (a) Exchange Agent. As of or before the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company organized under the laws of, and having an office in, the United States or any state thereof and designated by Acquiror (the "Exchange Agent"), for the benefit of the holders of shares of Target Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the aggregate number of whole shares of Acquiror Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Target Common Stock and cash in an amount sufficient to permit payment of cash payable in lieu of fractional shares pursuant to
Section 2.02(e) (such certificates for shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto, and cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Acquiror, deliver the Acquiror Common Stock and cash contemplated to be issued pursuant to Section
2.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose; provided, however, that the Exchange Fund may be invested by the Exchange Agent, pursuant to instructions from Acquiror, in obligations of or guaranteed by the United States of America or any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks located in the United States with capital, surplus and undivided profits aggregating in excess of $150 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); provided further that any such investment or resulting payment of earnings shall not delay the receipt by holders of shares of Target Common Stock of shares of Acquiror Common Stock into which the Target Common Stock was converted in the Merger or otherwise impair such holders' respective rights hereunder. In the event the Exchange Fund shall realize a loss on any such investment, Acquiror shall promptly thereafter deposit in such Exchange Fund cash in an amount sufficient to enable such Exchange Fund to satisfy all remaining obligations originally contemplated to be paid out of such Exchange Fund. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Acquiror, as Acquiror directs.

                                     A1-3

    (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Acquiror will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Target Common Stock (other than Cancelable Shares) (the "Certificates") (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Acquiror Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock which such holder has the right to receive in respect of the shares of Target Common Stock formerly represented by such Certificate (after taking into account all shares of Target Common Stock then held by such holder), together with cash in lieu of fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to
  Section 2.02(e) and any dividends or distribution to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. Subject to Section 2.02(h), under no circumstances will any holder of a Certificate be entitled to receive any part of the shares of Acquiror Common Stock into which the shares of Target Common Stock were converted in the Merger until such holder shall have surrendered such Certificate. In the event of a transfer of ownership of shares of Target Common Stock which is not registered in the transfer records of the Target, the shares of Acquiror Common Stock into which the Target Common Stock were converted in the Merger may be paid in accordance with this Article II to the transferee if the Certificate evidencing such shares of Target Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the certificate representing the number of whole shares of Acquiror Common Stock which such holder has the right to receive in respect of the shares of Target Common Stock formerly represented by such Certificate (after taking into account all shares of Target Common Stock then held by such holder), together with cash in lieu of fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or distribution to which such holder is entitled pursuant to Section 2.02(c).

    (c) Distributions with Respect to Unexchanged Shares of Acquiror Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock evidenced thereby, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of such Certificate, in addition to the shares of Acquiror Common Stock as provided in 2.02(b), without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of Acquiror Common Stock evidenced by such Certificate.

    (d) No Further Rights in Target Common Stock. All shares of Acquiror Common Stock issued or paid upon conversion of the shares of Target Common Stock in accordance with the terms hereof (including any cash paid or other distributions pursuant to Section 2.02(c) and (e)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Target Common Stock.

    (e) No Fractional Shares. No certificates or scrip evidencing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to receive a fraction of a share of Acquiror Common Stock, after aggregating all shares of Acquiror Common Stock which such holder would be entitled to receive under
  Section 2.01, shall receive an amount equal to that Average Trading Price multiplied by the fraction of a share of Acquiror Common Stock to which such holder would otherwise be entitled, without interest.

    (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Target Common Stock for one year after the Effective Time shall be delivered to Acquiror,

                                     A1-4
  upon demand, and, subject to Section 2.02(g), any holders of Target Common Stock who have not theretofore complied with this Article II shall thereafter look only to Acquiror for the shares of Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which they are entitled pursuant to Section 2.02(c).

    (g) No Liability. Neither Acquiror, Exchange Agent nor the Surviving Corporation shall be liable to any holder of shares of Target Common Stock for any shares of Acquiror Common Stock or cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Acquiror Common Stock, and unpaid dividends and distributions on shares of Acquiror Common Stock deliverable in respect thereof pursuant to this Agreement.

  Section 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Target shall be closed and there shall be no further registration of transfers of shares of Target Common Stock thereafter on the records of the Target. On or after the Effective Time, any Certificates presented to the Exchange Agent or Acquiror for any reason shall be converted into the shares of Acquiror Common Stock, cash in lieu of fractional shares of Acquiror Common Stock to which they are entitled pursuant to Section 2.02(e), if any, and any dividends or other distributions to which they are entitled pursuant to Section 2.02(c). If any shares of Target Common Stock are to be issued to a person other than the registered holder of the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such issuance that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  Section 2.04. Stock Options. (a) All options (the "Target Options") outstanding, whether or not exercisable, whether or not vested, and whether or not performance-based, at the Effective Time under the Target's Amended and Restated 1993 Employee Stock Option Plan and 1995 Directors' Stock Option Plan, as amended (collectively, the "Target Stock Option Plans"), shall remain outstanding following the Effective Time. At the Effective Time, the Target Options shall, by virtue of the Merger and without any further action on the part of the Target or the holders thereof, be assumed by Acquiror in such manner that Acquiror (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to any such Target Options, would be such a corporation were Section 424 of the Code applicable to such Target Options. From and after the Effective Time, all references to the Target in the Target Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Acquiror, which shall have assumed the Target Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Target Option assumed by Acquiror (each a "Substitute Option") shall be exercisable upon the same terms and conditions as under the applicable Target Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Target Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Target Common Stock subject to such Target Option multiplied by the Exchange Ratio;(B) the option price per share of Acquiror Common Stock shall be an amount equal to the option price per share of Target Common Stock subject to such Target Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent); and (C) with respect to any Target Option which is performance-based, the performance targets may be

                                     A1-5
adjusted following the Effective Time in the good faith judgment of the Board of Directors of Acquiror to fairly reflect the impact, if any, of the Transactions. No payment shall be made for fractional interests.

    (b) As soon as practicable after the Effective Time, Acquiror shall deliver to each holder of an outstanding Target Option an appropriate notice setting forth such holder's rights pursuant thereto and such Target Option shall continue in effect on the same terms and conditions (including any anti-dilution provisions, and subject to the adjustments required by this Section 2.04 after giving effect to the Merger). Acquiror shall comply with the terms of all such Target Options and ensure, to the extent required by, and subject to the provisions of, the Target Stock Option Plans that Target Options which qualified as incentive stock options under
  Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 2.04. As of the Effective Time, the shares of Acquiror Common Stock subject to Target Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and Acquiror shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses related thereto) for so long as Substitute Options remain outstanding.

  Section 2.05. Employee Stock Purchase Plan. Subject to the consummation of the Merger, the Target's 1995 Employee Stock Purchase Plan shall be terminated in accordance with its terms as of the end of the offering period ending June 30, 1996.

                                  ARTICLE III

                 Representations and Warranties Of The Target

  Except as set forth in the Disclosure Schedule delivered by the Target and signed by the Target and Acquiror for identification prior to the execution and delivery of this Agreement (the "Target Disclosure Schedule"), which shall identify exceptions by specific section references, the Target hereby represents and warrants to Acquiror and Acquiror Sub that:

  Section 3.01. Organization and Qualification; Subsidiaries. Each of the Target and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals would not have individually or in the aggregate a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means with respect to any person, any change or effect that is or is reasonably likely to be materially adverse to the financial condition, business or results of operations of such person and its subsidiaries, taken as a whole. Each of the Target and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in
Section 3.01 of the Target Disclosure Schedule, the Target does not directly or indirectly own any voting equity or similar voting interest in, or any interest convertible into or exchangeable or exercisable for, any voting equity or similar voting interest in, any corporation, partnership, joint venture or other business association or entity.

  Section 3.02. Certificate of Incorporation and Bylaws. The Target has heretofore furnished or made available to Acquiror a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, of the Target and each of its subsidiaries. Neither the Target nor any of its subsidiaries is in violation of any provision of its Certificate of Incorporation or Bylaws.

                                     A1-6

  Section 3.03. Capitalization. The authorized capital stock of the Target consists of 30,000,000 shares of Target Common Stock and 1,000,000 shares of preferred stock, $.01 par value ("Target Preferred Stock"). As of the date hereof (a) 7,519,325 shares of Target Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights, and (b) 1,203,191 shares of Target Common Stock are issuable pursuant to outstanding Target Options. No shares of Preferred Stock are issued and outstanding and no shares of capital stock of the Target have been acquired by the Target that are subject to outstanding pledges by the Target to secure the future payment of some or all of the purchase price for such shares. Except as set forth in this Section 3.03 and
Section 3.03 of the Target Disclosure Schedule, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Target obligating the Target to issue or sell any shares of capital stock of, or other equity interests in, the Target. Between December 31, 1995 and the date of this Agreement, no shares of Target Common Stock have been issued by the Target, except pursuant to the exercise of the stock options, described above, that were outstanding on December 31, 1995, in each case in accordance with their respective terms. All shares of Target Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Target to repurchase, redeem or otherwise acquire any shares of Target Common Stock.

  Section 3.04. Authority Relative to This Agreement. The Target has all necessary corporate power and authority to execute and deliver this Agreement and, with respect to the Merger, upon the approval and adoption of the Merger by the Target's stockholders in accordance with this Agreement and Delaware Law, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Target and the consummation by the Target of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Target are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Target Common Stock and the filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Target and, assuming the due authorization, execution and delivery of this Agreement by Acquiror and Acquiror Sub, constitutes a legal, valid and binding obligation of the Target, enforceable against the Target in accordance with its terms.

  Section 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Target do not, and the performance of this Agreement by the Target will not, subject to, (x) with respect to the Merger, obtaining the requisite approval and adoption of the Merger by the Target's stockholders in accordance with this Agreement and Delaware Law, and
(y) obtaining the consents, approvals, authorizations and permits and making the filings described in Section 3.05(b) and Section 3.05(b) of the Target Disclosure Schedule, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Target, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Target or by which any property or asset of the Target is bound or affected, or (iii) except as specified in Section 3.05(a)(iii) of the Target Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Target, or require the consent of any third party, pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Target is a party or by which the Target or any property or asset of the Target is bound or affected.

    (b) The execution and delivery of this Agreement by the Target do not, and the performance of this Agreement by the Target will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange

                                     A1-7

  Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law, (ii) as specified in Section 3.05(b) of the Target Disclosure Schedule and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect on Target and would not prevent or delay consummation of the Merger, or otherwise prevent the Target from performing its obligations under this Agreement.

  Section 3.06. Permits; Compliance. Except as disclosed in Section 3.06 of the Target Disclosure Schedule, the Target is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any United States (federal, state or local) or foreign government or any governmental, regulatory or administrative authority, agency or commission or court of competent jurisdiction ("Governmental Authority") necessary for the Target to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Target Permits"), except to the extent that the failure to possess any such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals or orders would not in the aggregate have a Material Adverse Effect, and, as of the date hereof, no suspension or cancellation of any of the Target Permits is pending or, to the knowledge of the Target, threatened. Except as disclosed in Section
3.06 of the Target Disclosure Schedule, the Target is not in conflict with, or in default or violation of, (i) any Law applicable to the Target or by which any property or asset of the Target is bound or affected, (ii) any of the Target Permits or (iii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Target is a party or by which the Target or any property or asset of the Target is bound or affected.

  Section 3.07. SEC Filings; Financial Statements. (a) The Target has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") (collectively other than registration statements on Form S-8, the "Target SEC Reports"). The Target SEC Reports (i) at the time filed, complied in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed (or at the effective date thereof in the case of registration statements), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (b) Each of the financial statements (including, in each case, any notes thereto) contained in the Target SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("U.S. GAAP") throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-Q do not contain all U.S. GAAP notes to such financial statements) and each fairly presented in all material respects the financial position, results of operations and changes in stockholders' equity and cash flows of the Target as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect).

    (c) Except (i) to the extent set forth on the balance sheet of the Target as at December 31, 1995, including the notes thereto (the "1995 Balance Sheet"), (ii) as set forth in Section 3.07(c) of the Target Disclosure Schedule or (iii) disclosed in any SEC Report filed by the Target after December 31, 1995, the Target does not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with U.S. GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1995, which would not, individually or in the aggregate, be material in amount.

    (d) The Target has heretofore furnished to Acquiror complete and correct copies of all amendments and modifications (if any) that have not been filed by the Target with the SEC to all agreements, documents

                                     A1-8
  and other instruments that previously had been filed by the Target as exhibits to the Target SEC Reports and are currently in effect.

  Section 3.08. Absence of Certain Changes or Events. Since December 31, 1995, except as contemplated by, or disclosed pursuant to, this Agreement, including
Section 3.08 of the Target Disclosure Schedule, or disclosed in any Target SEC Report filed since December 31, 1995 and prior to the date of this Agreement, the Target has conducted its business only in the ordinary course and in a manner consistent with past practice and, since December 31, 1995, there has not been (a) any event or events (whether or not covered by insurance), individually or in the aggregate, having a Material Adverse Effect, provided, however, that the Material Adverse Effect for purposes of this Section 3.08 shall not include any adverse effect following the date of this Agreement on the financial condition, business or results of operations of Target that is directly attributable to the Merger and the Transactions contemplated by this Agreement, the announcement of the Merger or any material economic downturn in the computer software industry or any material national economic downturn; (b) any material change by the Target in its accounting methods, principles or practices; (c) any entry by the Target into any commitment or transaction material to the Target, except in the ordinary course of business and consistent with past practice; (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Target or any redemption, purchase or other acquisition of any of its securities; (e) other than pursuant to the Plans (as defined in Section 3.10), any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan or individual agreement or arrangement, except in the ordinary course of business consistent with past practice; (f) any acquisition or sale of a material amount of property or assets of the Target or any of its subsidiaries; (g) any alteration in any term of any outstanding security of the Target or any of its subsidiaries; (h) any (A) incurrence, assumption or guarantee by the Target or any of its subsidiaries or any debt for borrowed money; (B) issuance or sale of any securities convertible into or exchangeable for debt securities of the Target or any of its subsidiaries; or (C) issuance or sale of options or other rights to acquire from the Target or any of its subsidiaries, directly or indirectly, debt securities of the Target or any of its subsidiaries or any securities convertible into or exchangeable for any such debt securities; (i) any creation or assumption by the Target or any of its subsidiaries of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements or liens arising in the ordinary course of the Target's business which in the aggregate are not material and liens for taxes not yet due and payable); (j) any making of any loan, advance or capital contribution to or investment in any person other than travel loans or advances made in the ordinary course of business of the Target and its subsidiaries; (k) any entry into, amendment of, relinquishment, termination or non-renewal by the Target or any of its subsidiaries or any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Target in excess of $100,000 other than in the ordinary course of business; (l) any transfer or grant of a right under the Target's Intellectual Property Rights (as defined in Section 3.12), other than those transferred or granted in the ordinary course of business consistent with past practice; (m) any labor dispute, other than routine immaterial individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Target or any of its subsidiaries; or (n) any agreement or arrangement made by the Target or any of its subsidiaries to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3.08 untrue or incorrect as of the date when made.

  Section 3.09. Absence of Litigation. Except as disclosed in Section 3.09 of the Target Disclosure Schedule or the Target SEC Reports filed prior to the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the best knowledge of the Target, threatened against the Target, before any arbitrator or Governmental Authority which (a) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) seeks to and is reasonably likely to significantly delay or prevent the consummation of the Merger, or (c) has been asserted through the date hereof by reason of a material warranty claim covering any of the Target's current or past products. Neither the Target nor any property or asset of the Target is in violation of any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

                                     A1-9

  Section 3.10. Employee Benefit Plans. Section 3.10 of the Target Disclosure Schedule lists (i) all material employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Target (the "Plans") and (ii) all written contracts and agreements relating to employment and all severance agreements, with any of the directors, officers or employees of the Target (other than, in each case, any such contract or agreement that is terminable by the Target at will without expense arising from such termination, penalty or other adverse consequence) (the "Target Employment Contracts"). Section 3.10 of the Target Disclosure Schedule sets forth the name of each officer or employee of the Target with an annual base compensation greater than $100,000 and the annual base compensation applicable to each such officer or employee. The Target has furnished Acquiror with a copy of each Plan and has made available upon request each material document prepared in connection with each Plan and each Target Employment Contract. None of the Plans is a multi-employer plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). None of the Plans promises or provides retiree medical or life insurance benefits to any person. Each Plan intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Plan. Each Plan has been operated in accordance with its terms and the requirements of applicable law except where the failure to so operate would not have a Material Adverse Effect. The Target has not incurred any direct or indirect material liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement and, as of the date hereof, no fact exists or event has occurred that would reasonably be expected to give rise to any such liability. No Plan is or has been covered by Title IV of ERISA or Section 412 of the Code. The Target has not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and no fact or event exists that could give rise to liability under such act, except for such occurrences, noncompliances and liabilities as would not, individually or in the aggregate, have a Material Adverse Effect.

  Section 3.11. Labor Matters. The Target has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Target's knowledge, threatened with respect to the Target. Except as set forth in Section 3.11 of the Target Disclosure Schedule, no employee has any agreement or contract, written or verbal, regarding his or her employment. To the Target's knowledge, no employee of the Target, nor any consultant with whom the Target has contracted, is in violation of any term of any employment contract, patent disclosure agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Target because of the nature of the business to be conducted by the Target; and to the Target's knowledge the continued employment by the Target of its present employees, and the performance of the Target's contracts with its independent contractors, will not result in any such violation. The Target has not received any notice alleging that any such violation has occurred. Except as set forth in Section 3.11 of the Target Disclosure Schedule, each employee is employed on an "at will" basis and has no right to any material compensation following termination of employment with the Target. The Target is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Target, nor does the Target have a present intention to terminate the employment of any officer, key employee or group of key employees. Each employee, of the Target has executed a Proprietary Information and Inventions Agreement substantially in the form provided to counsel to the Acquiror.

  Section 3.12. Intellectual Property. Section 3.12 of the Target Disclosure Schedule (A)(i) identifies each fictitious business name, trademark, service mark, trade name, copyright and all registrations and applications for any of the foregoing; (ii) lists each patent, invention, industrial model, process, design and all registrations and applications for any of the foregoing; and
(iii) identifies any know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trade dress, labels and logos, pertaining to any product, software or service manufactured, marketed, licensed or sold by the Company in the conduct of its business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof; and (B) lists all contracts and other agreements to which the Target is a party, including, such contracts and agreements where Target is either as licensee or licensor, for each of the foregoing items of intellectual property (all of the foregoing, the "Target's Intellectual Property").

                                     A1-10

None of the Target's affiliates, including, to the Target's knowledge, any of its stockholders, has any interest (other than as a stockholder of the Target) in, owns, possesses or otherwise holds in any manner any of the Target's Intellectual Property. All patents, copyrights, trademarks, including state, federal and foreign registrations and applications, and other rights and property that are necessary to the conduct of Target's business are listed in
Section 3.12 of the Target Disclosure Schedule and are valid and in full force and effect. No rights or properties listed in Section 3.12 of the Target Disclosure Schedule are subject to maintenance fees or renewal fees. Except as set forth on Schedule 3.12 of the Target Disclosure Schedule, the Target owns or has the exclusive right to use the Target's Intellectual Property in connection with the business now operated by it. The Target has taken reasonable security measures to protect the secrecy, confidentiality and value of the Target's Intellectual Property. All trade secrets of the Target are presently valid and protectible and are not part of the public knowledge or literature, nor, to the Target's knowledge, have they been used, divulged or appropriated for the benefit of any person other than the Target or to the detriment of the Target. The Target has not received any notice of infringement of or conflict with asserted rights of others with respect to any of the Target's Intellectual Property, and there is no claim, action, suit or proceeding pending or, to the best of Target's knowledge, threatened or reasonably anticipated against the Target with respect thereto nor any basis therefor. Except as set forth in Section 3.12 of the Target Disclosure Schedule, the Target is not required to pay any royalty or other amount to anyone with respect to any of the Target's Intellectual Property. The Target's trademarks, service marks, trade names, trade dress, labels and logos described in Section 3.12 of the Target Disclosure Schedule are sufficient for the conduct of its business as now conducted by it and as described in the SEC Reports. Neither the Target nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any the Target Intellectual Property other than indemnification provisions of customary scope for the industry included in license agreements executed by Target in the ordinary course of business. Neither the Target nor any of its subsidiaries has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any the Target Intellectual Property.

  Section 3.13. Taxes. (a) The Target has (i) filed all federal, state, local and foreign tax returns required to be filed by it prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all taxes shown to be due on such returns and paid all applicable ad valorem and value added taxes as are due, and (iii) paid or accrued all taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Section 3.13(a) of the Target Disclosure Schedule, neither the Internal Revenue Service nor any other taxing authority has asserted any claim for taxes, or to the best knowledge of the Target, is threatening to assert any claims for taxes, which claims, individually or in the aggregate, could have a Material Adverse Effect. The Target has open years for federal tax returns only as set forth in the Section 3.13(a) of Target Disclosure Schedule. The Target has withheld or collected and paid over to the appropriate governmental authorities (or is properly holding for such payment) all taxes required by law to be withheld or collected, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect. The Target has not made an election under Section 341(f) of the Code. There are no liens for taxes upon the assets of the Target (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which would not, individually or in the aggregate, have a Material Adverse Effect.

    (b) The Target has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

  Section 3.14. Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the

                                     A1-11

Toxic Substances Control Act and the Clean Air Act; (B) petroleum and petroleum products, byproducts and breakdown products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls; (E) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant or as a waste under any applicable Environmental Law; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any federal, state or local law, rule or regulation, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances or (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances.

    (b) Except as described in Section 3.14 of the Target Disclosure Schedule or as would not individually or in the aggregate result in or be likely to result in any fine, tax, assessment, penalty, loss, cost, damage, liability, expense or other payment related thereto in excess of $100,000:
  (i) the Target is and has been in compliance with all applicable Environmental Laws; (ii) the Target has obtained all permits, approvals, identification numbers, licenses or other authorizations required under any applicable Environmental Laws ("Environmental Permits") and is and has been in compliance with their requirements; (iii) such Environmental Permits are transferable to the Surviving Corporation pursuant to the Merger without the consent of any Governmental Authority; (iv) to the best knowledge of Target, there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Substances are being or have been treated, stored or disposed of on any owned or leased real property or on any real property formerly owned, leased or occupied by the Target; (v) there is, to the best knowledge of the Target, no asbestos or asbestos-containing material on any owned or leased real property in violation of applicable Environmental Laws; (vi) the Target has not released, discharged or disposed of Hazardous Substances on any owned or leased real property or on any real property formerly owned, leased or occupied by the Target and to the best knowledge of Target none of such property is contaminated with any Hazardous Substances; (vii) the Target is not undertaking, and has not completed, any investigation or assessment or remedial or response action relating to any such release, discharge or disposal of or contamination with Hazardous Substances at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; (viii) there are no past, pending or threatened actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to Environmental Laws, any Environmental Permits or any Hazardous Substances ("Environmental Claims") against the Target or any of its property, and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including without limitation with respect to any off-site disposal location presently or formerly used by the Target or, to the best knowledge of Target, any of its predecessors; and (ix) the Target can maintain present production levels or any planned expansion of production levels without requiring any material capital or operating expenditures to comply with applicable Environmental Laws and without any modification of its Environmental Permits or obtaining any additional Environmental Permits.

    (c) The Target has provided or made available to Acquiror or Acquiror Sub copies of any environmental reports, studies or analyses in its possession or under its control relating to owned or leased real property or the operations of the Target.

  Section 3.15. Target Products; Regulation. Except as disclosed in Section
3.15 of the Target Disclosure Schedule, there have been no written notices, citations or decisions by any Governmental Authority that any product produced, manufactured, marketed or distributed at any time by the Target (the "Target Products") is defective or fails to meet any applicable standards promulgated by any such Governmental Authority.

                                     A1-12

  Section 3.16. Opinion of Financial Advisor. The Target has received the written opinion of Donaldson Lufkin & Jenrette ("Target Banker") on the date of this Agreement to the effect that the consideration to be paid by Acquiror in the Merger is fair from a financial point of view to the Target's stockholders as of the date thereof, and the Target will promptly, after the date of this Agreement, deliver a copy of such opinion to Acquiror. A copy of the Target Banker engagement letter, dated March 7, 1996, has previously been delivered to Acquiror.

  Section 3.17. Vote Required. The affirmative vote of the holders of a majority of the then outstanding shares of Target Common Stock is the only vote of the holders of any class or series of capital stock of the Target necessary to approve the Merger.

  Section 3.18. Brokers. No broker, finder or investment banker (other than Target Banker) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Target. The Target has heretofore furnished to Acquiror a correct copy of all agreements between the Target and Target Banker pursuant to which such firm would be entitled to any payment relating to the Transactions.

  Section 3.19. Tangible Property. The Target and its subsidiaries have good and sufficient title to all their tangible properties and assets required to conduct their respective businesses, with only such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect.

  Section 3.20. Material Contracts. Section 3.20 of the Target Disclosure Schedule lists each contract which is required by its terms or is currently expected to result in the payment or receipt by the Target of more than $100,000 and which is not terminable by the Target without the payment of any termination fee, penalty or fine on not more than three months' notice (a "Material Contract") to which the Target is a party. Material Contracts shall also include any contract containing covenants purporting to limit the Target's freedom or that of any of its subsidiaries to compete in any line of business in any geographic area and any other agreement, contract or commitment which is material to the Target and its subsidiaries taken as a whole. Each Material Contract is in full force and effect and is enforceable against the parties thereto (other than the Target) in accordance with its terms, and no condition or state of facts exists that, with notice or the passage of time, or both, would constitute a material default by the Target or, to the best knowledge of the Target, any third party under such Material Contracts. The Target has duly complied in all material respects with the provision of each Material Contract to which it is a party. There is no agreement, judgment, injunction, order or decree binding upon the Target or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Target or any of its subsidiaries, any acquisition of property by the Target or any of its subsidiaries or the conduct of business by the Target or any of its subsidiaries as currently conducted.

  Section 3.21. Parachute Payments. Except as disclosed in Section 3.21 of the Target Disclosure Schedule, the Target has not entered into any agreement that would result in the making of "parachute payments," as defined in Section 280G of the Code, to any person.

  Section 3.22. Certain Business Practices. As of the date of this Agreement, except for such actions which would not have a Material Adverse Effect, neither the Target nor any director, officer, or, to the best knowledge of the Target, any agent or employee of the Target has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other material unlawful payment.

  Section 3.23. Real Property and Leases. The Target has good and sufficient title or leasehold interests to all its real properties to conduct its business as currently conducted.

                                     A1-13

  Section 3.24. Insurance. All material assets and risks of the Target are covered by valid and currently effective insurance policies in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Target.

  Section 3.25. Accounting and Tax Matters.

    (a) The Target is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

    (b) The Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    (c) The amount of the net deferred tax asset reflected on the Target's books and records as of December 31, 1995, as computed in accordance with U.S. GAAP, was $812,300, it being understood that no representation is made hereby with respect to the ability of the Acquiror to realize such tax deferred assets.

  Section 3.26. Board Recommendation. At a meeting duly called and held in compliance with Delaware Law, the Board of Directors of the Target has unanimously adopted a resolution (i) approving the Merger, based on a determination that the Merger is fair to the holders of Target Common Stock and is in the best interests of such Target stockholders and (ii) approving and adopting this Agreement and the transactions contemplated hereby and recommending approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Target.

  Section 3.27. Pooling Matters. Neither the Target nor, to the best of Target's knowledge, any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Acquiror or any of its affiliates) would affect the ability of the Acquiror to account for the business combination to be effected by the Merger as a pooling of interests in accordance with U.S. GAAP and applicable SEC rules.

  Section 3.28. Change in Control. Except as set forth in Section 3.28 of the Target Disclosure Schedule, the Target is not a party to any contract, agreement or understanding which contains a "change in control," "potential change in control" or similar provision. Except as set forth in this Agreement, the consummation of the Transactions will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Target to any person.

  Section 3.29. Interest of Officers and Directors. Except as disclosed in
Section 3.29 of the Target Disclosure Schedule, no officer or director of the Target or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from, or sells, licenses or furnishes to, the Target or any of its subsidiaries any goods, property, technology or intellectual or other property rights or services; (ii) any contract or agreement to which the Target or any of its subsidiaries is a party or by which it or its assets or properties may be bound or affected; or (iii) any property, real or personal, tangible or intangible, used in or pertaining to its business or that of its subsidiaries, including any interest in the Target Intellectual Property, except for rights as a shareholder, and except for rights under any Plan.

  Section 3.30. Disclosure. No representation or warranty made by the Target in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by the Target or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the best knowledge of the Target after reasonable inquiry, there is no event, fact or condition that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect that has not been set forth in this Agreement or in the Target Disclosure Schedule.

                                     A1-14

                                  ARTICLE IV

          Representations and Warranties of Acquiror and Acquiror Sub

  Except as set forth in the Disclosure Schedules delivered by Acquiror to the Target and signed by the Target and Acquiror for identification prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule"), which shall identify exceptions by specific section references, Acquiror and Acquiror Sub hereby, jointly and severally, represent and warrant to the Target that:

  Section 4.01. Corporate Organization and Qualification. Acquiror and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect. Acquiror and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

  Section 4.02. Certificate of Incorporation and Bylaws. Acquiror has heretofore furnished or made available to the Target a complete and correct copy of the Certificate of Incorporation and Bylaws of Acquiror, and the Certificate of Incorporation and Bylaws of Acquiror Sub, each as amended to date. Neither Acquiror nor Acquiror Sub is in violation of any provision of its Certificate of Incorporation or Bylaws.

  Section 4.03. Capitalization. As of the date of this Agreement, the authorized capital stock of Acquiror consists of 100,000,000 shares of Acquiror Common Stock and 1,000,000 shares of preferred stock, $0.01 par value ("Acquiror Preferred Stock"). As of March 31, 1996, (a) 3,168,378 shares of Acquiror Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (b) no shares of Acquiror Common Stock were held in the treasury of Acquiror, (c) 6,577,211 shares of Acquiror Common Stock were reserved for future issuance pursuant to outstanding stock options or stock incentive rights granted pursuant to Acquiror's stock option plan,
(d) no shares of Acquiror Preferred Stock were outstanding, and (e) an indeterminate number of shares of Acquiror Common Stock was reserved for issuance pursuant to the Company's Stockholders' Rights Plan. The authorized capital stock of Acquiror Sub consists of 1,000 shares of Acquiror Sub Common Stock, of which, as of the date of this Agreement, 100 shares are issued and outstanding and held by Acquiror. Except as contemplated by this Agreement and as set forth in Section 4.03 of the Acquiror Disclosure Schedule, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or any subsidiary of Acquiror, including Acquiror Sub ("Acquiror Subsidiary"), obligating Acquiror or any Acquiror Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Acquiror or any Acquiror Subsidiary. Between March 31, 1996 and the date of this Agreement, no shares of Acquiror Common Stock have been issued by Acquiror, except pursuant to the options, warrants or other rights, agreements, arrangements and commitments described in Section 4.03 of the Acquiror Disclosure Schedule, in each case, in accordance with their respective terms. There are no outstanding contractual obligations of Acquiror or any Acquiror Subsidiary to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock, or any capital stock of, or any equity interests in, any Acquiror Subsidiary. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Acquiror's Certificate of Incorporation or Bylaws or any agreement to which Acquiror is a party or by which Acquiror is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.


                                     A1-15

  Section 4.04. Authority Relative to This Agreement. Each of Acquiror and Acquiror Sub has all necessary corporate power and authority to execute and deliver this Agreement and, with respect to the Merger, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Acquiror and Acquiror Sub and the consummation by Acquiror and Acquiror Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the issuance of Acquiror Common Stock pursuant to the Merger, the applicable rules and regulations of Nasdaq, and with respect to the Merger, the approval and adoption of this Agreement by the sole holder of the outstanding shares of Acquiror Sub and the filing and recordation of appropriate Certificate of Merger with the Secretary as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Acquiror and Acquiror Sub and, assuming the due authorization, execution and delivery of this Agreement by the Target, constitutes a legal, valid and binding obligation of each of Acquiror and Acquiror Sub enforceable against each of Acquiror and Acquiror Sub in accordance with its terms.

  Section 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings described in Section 4.05(b) and Section 4.05(b) of the Acquiror Disclosure Schedule, (i) conflict with or violate the Certificate of Incorporation or Bylaws of either Acquiror or any Acquiror Subsidiary, (ii) conflict with or violate any Law applicable to Acquiror or any Acquiror Subsidiary or by which any property or asset of any of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Acquiror or any Acquiror Subsidiary or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any Acquiror Subsidiary is a party or by which Acquiror or any Acquiror Subsidiary or any property or asset of any of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror or prevent Acquiror and Acquiror Sub from performing their respective obligations under this Agreement and consummating the Transactions.

    (b) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act and filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law, (ii) as specified in Section 4.05(b) of the Acquiror Disclosure Schedule, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect on Acquiror and would not prevent or delay consummation of the Transactions, or otherwise prevent Acquiror or Acquiror Sub from performing their respective obligations under this Agreement.

  Section 4.06. SEC Filings; Financial Statements. (a) Acquiror has filed all forms, reports and documents required to be filed by it with the SEC since March 31, 1993 (collectively other than registration statements on Form S-8, the "Acquiror SEC Reports"). The Acquiror SEC Reports (i) at the time filed complied in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed (or at the effective date thereof in the case of registration statements), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of Acquiror is currently required to file any form, report or other document with the SEC under Section 12 of the Exchange Act.

                                     A1-16

    (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Reports was prepared in accordance with U.S. GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all U.S. GAAP notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders' equity and cash flows of Acquiror and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror.

    (c) Except (i) to the extent set forth on the balance sheet of the Acquiror as at December 31, 1995, including the Notes thereto (the "Acquiror 1995 Balance Sheet"), (ii) as set forth in Section 4.06 of the Acquiror Disclosure Schedule or (iii) disclosed in any SEC Report filed by the Acquiror after December 31, 1995, the Acquiror does not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with U.S. GAAP which would have a Material Adverse Effect, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1995.

    (d) The Acquiror has furnished to Target complete and correct copies of all material amendments and modifications (if any) that have not been filed by the Acquiror with the SEC to all agreements, documents and other instruments that previously had been filed by the Acquiror as exhibits to Acquiror SEC Reports and are currently in effect.

  Section 4.07. Absence of Certain Changes or Events. Since March 31, 1996, except as contemplated by, or disclosed pursuant to, this Agreement including
Section 4.07 of the Acquiror Disclosure Schedule or disclosed by Acquiror to the Target in writing on the date hereof, or disclosed in any Acquiror SEC Report filed since March 31, 1996 and prior to the date of this Agreement, Acquiror and the Acquiror Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since March 31, 1996, there has not been (a) any event or events (whether or not covered by insurance), individually or in the aggregate, having a Material Adverse Effect on Acquiror, (b) any material change by Acquiror in its accounting methods, principles or practices, (c) any entry by Acquiror or any Acquiror Subsidiary into any commitment or transaction material to Acquiror or the Acquiror Subsidiaries, except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Acquiror or any redemption, purchase or other acquisition of any of its securities, (e) other than pursuant to Acquiror's benefit plans any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business consistent with past practice, or (f) any agreement or arrangements made by the Acquiror or any Acquiror Subsidiary to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this
Section 4.07 untrue or incorrect as of the date when made.

  Section 4.08. Absence of Litigation. Except as disclosed in Section 4.08 of the Acquiror Disclosure Schedule or the Acquiror SEC Reports filed prior to the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the best knowledge of Acquiror, threatened against Acquiror or any subsidiary, before any arbitrator or Governmental Authority, which (a) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror or (b) seeks to delay or prevent the consummation of the Merger. Neither Acquiror nor any Acquiror Subsidiary nor any property or asset of Acquiror or any Acquiror Subsidiary is in violation of any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

  Section 4.09. Taxes. (a) Each of Acquiror and each Acquiror Subsidiary have
(i) filed all federal and foreign tax returns required to be filed by it prior to the date of this Agreement (taking into account extensions),

                                     A1-17

(ii) paid or accrued all taxes shown to be due on such returns and has paid all applicable ad valorem and value added taxes as are due and (iii) paid or accrued all taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Except as set forth on
Section 4.09 of the Acquiror Disclosure Schedule, neither the Internal Revenue Service nor any other taxing authority has asserted any claim for taxes, or to the best knowledge of Acquiror, is threatening to assert any claims for taxes, which claims, individually or in the aggregate, would have a Material Adverse Effect on Acquiror. Acquiror and each Acquiror Subsidiary have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Acquiror has not made an election under Section 341(f) of the Code. There are no liens for taxes upon the assets of Acquiror or any Acquiror Subsidiary (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

    (b) Acquiror has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

  Section 4.10. Agreements, Contracts and Commitments. Acquiror has not breached, or received in any writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to any Acquiror SEC Reports ("Acquiror Material Contract") in such a manner as would permit any third party to cancel or terminate the same or would permit any third party to seek material damages from the Acquiror under any Acquiror Material Contract. Each Acquiror Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Acquiror is aware by any third party obligated to the Acquiror pursuant to any such Acquiror Material Contract.

  Section 4.11. Ownership of Acquiror Sub; No Prior Activities. (a) Acquiror Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

    (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquiror Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  Section 4.12. Brokers. No broker, finder or investment banker (other than Broadview Associates ("Acquiror Banker")) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror or Acquiror Sub.

  Section 4.13. Acquiror Common Shares. The shares of Acquiror Common Stock to be exchanged for Target Common Stock, when issued and delivered to the Exchange Agent for the benefit of the stockholders of Target pursuant to the Merger, will be (i) validly issued, fully paid and non-assessable, and free of pre-emptive rights with no personal liability attaching to the ownership thereof, (ii) registered in accordance with the provisions of this Agreement under the Securities Act, (iii) either registered or exempt from registration, as the case may be, under all applicable state securities or Blue Sky Laws,
(vi) approved for trading on Nasdaq upon official notice of issuance and (v) except with respect to "affiliates" of the Acquiror or the Target, such shares will be freely tradeable without any restrictions upon transfer.

  Section 4.14. Pooling Matters. Neither Acquiror nor, to the best of Acquiror's knowledge, any of its affiliates, has, through the date of this Agreement, taken or agreed to take any action that (without giving effect

                                     A1-18
to any action taken or agreed to be taken by the Target or any of its affiliates) would effect the ability of the Acquiror to account for the business combination to be effected by the Merger as a pooling of interests in accordance with U.S. GAAP and applicable SEC rules.

                                   ARTICLE V

                    Conduct of Business Pending The Merger

  Section 5.01. Conduct of Business by the Target Pending the Merger. The Target covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Target Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Acquiror shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), (1) the business of the Target shall be conducted only in, and the Target shall not take any action except in, the ordinary course of business and in a manner substantially consistent with past practice, (2) the Target shall use all commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Target and to preserve the current relationships of the Target with customers, suppliers and other persons with which the Target has significant business relations, and (3) the Target shall not:

    (a) amend or otherwise change its Certificate of Incorporation or Bylaws;

    (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of the Target of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Target (except for the issuance of shares of capital stock issuable pursuant to currently outstanding Target Options and rights pursuant to Plans currently in effect on the date hereof and described in Section 3.10 of the Target Disclosure Schedule), or (ii) any of the Target's assets, except for sales in the ordinary course of business and in a manner consistent with past practice;

    (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

    (d) reclassify, combine, split, divide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

    (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets; (ii) acquire (including, without limitation, by purchase, license or other technology transfer arrangement) any third party technology or rights to technology other than the acquisition of generally available hardware and software products acquired in the ordinary course of business and which have a cost not in excess of $100,000; (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice and other indebtedness with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $100,000; (iv) enter into any contract or agreement material to the business, results of operations or financial condition of the Target other than in the ordinary course of business, consistent with past practice; (v) authorize any capital expenditure, other than capital expenditures included in Target's capital budget for 1996 which has been provided to Acquiror or set forth in Section 5.01(e)(iv) of the Target Disclosure Schedule; (vi) enter into or amend any contract, agreement, commitment or arrangement with any related party to Target; or (vii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

                                     A1-19

    (f) except in the ordinary course of business consistent with past practice and except in the case of officers for annual increases in compensation payable or to become payable to any officer of the Target consistent with past practices of the Target, (i) increase the compensation payable or to become payable to any director, officer or other employee, or grant any bonus, to, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Target, (ii) enter into any collective bargaining agreement, or (iii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund for the benefit of any director, officer or class of employees;

    (g) settle or compromise any pending or threatened litigation which is material or which relates to the transactions contemplated hereby, provided that nothing in this Section 5.01(g) will prohibit the Target's Board of Directors from settling or compromising any such litigation if, after consultation with independent counsel, the Target's Board of Directors believes that such action is necessary to comply with its fiduciary duties;

    (h) grant or convey to any person any rights, including, but not limited to, by way of sale, license or sub-license, in any of the Target's Intellectual Property other than the grant of licenses in the ordinary course of business and consistent with past practice which licenses do not involve committed or contingent payment obligations to the Target which may exceed $100,000;

    (i) enter into or amend any agreement with any person for the sale, licensing, development, marketing, distribution, manufacture or commercial exploitation of any of the Target's products or the Target's Intellectual Property other than any end user license agreement entered into in the ordinary course of business in which Target's liabilities and obligations are less than $50,000; or

    (j) abandon, or fail to pay any maintenance fees, or fail to renew any patent, copyright, trademark or service mark registration, or application for any of the foregoing, or license agreement, owned by the Target.

  Section 5.02. Conduct of Business by Acquiror Pending the Merger. Acquiror covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02 of the Acquiror Disclosure Schedule or as contemplated by any other provision of this Agreement, unless the Target shall otherwise agree in writing (which agreement will not be unreasonably withheld or delayed), (i) the businesses of the Acquiror and each Acquiror Subsidiary shall be conducted only in, and the Acquiror shall not, and shall cause each Acquiror Subsidiary not to, take any action except in, the ordinary course of business and in a manner substantially consistent with past practice, and (ii) Acquiror shall not amend any of the terms or provisions of the Acquiror Common Stock.

                                  ARTICLE VI

                             Additional Agreements

  Section 6.01. Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, Acquiror shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") including therein a combined proxy statement to be sent to the stockholders of the Target (the "Proxy Statement") and Prospectus, in connection with the registration under the Securities Act of the shares of Acquiror Common Stock to be issued to the stockholders of the Target pursuant to the Merger. Acquiror and the Target each shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Acquiror shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Acquiror Common Stock pursuant to the Merger. Each of the Target and Acquiror shall pay its own expenses incurred in connection with the Registration Statement, Proxy Statement and the Target's Stockholders' Meeting (as hereinafter defined), including, without limitation, the fees and disbursements of their respective counsel, accountants and other representatives, except that the Target and Acquiror each shall pay one-half of any printing, filing and other fees and expenses incurred

                                     A1-20
in connection therewith. The Target shall furnish all information concerning the Target as Acquiror may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Target shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Target in favor of the Merger, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Target, as determined by such directors in good faith after consultation with independent legal counsel (who may be such party's regularly engaged independent legal counsel), subject to Section 6.05.

  No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Acquiror or the Target without the approval of the other party, which shall not be unreasonably withheld. Acquiror and the Target each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

  Acquiror shall promptly prepare and submit to Nasdaq a listing application covering the shares of Acquiror Common Stock issuable in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Acquiror Common Stock, subject to official notice of issuance and the Target shall cooperate with Acquiror with respect to such listing.

    (b) Acquiror represents, warrants and agrees that the information supplied by Acquiror for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Target, (iii) the time of the Target's Stockholder Meeting, and (iv) the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to Acquiror or any Acquiror Subsidiary, or their respective officers or directors, should be discovered by Acquiror which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Acquiror shall promptly inform the Target. Notwithstanding the foregoing, Acquiror and Acquiror Sub make no representation or warranty with respect to any information supplied by the Target or any of its representatives which is contained in the Registration Statement or Proxy Statement. All documents that Acquiror is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

    (c) The Target represents, warrants and agrees that the information supplied by the Target for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Target, (iii) the time of the Target's Stockholder Meeting, and (iv) the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to the Target, or its officers or directors, should be discovered by the Target which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Target shall promptly inform Acquiror. Notwithstanding the foregoing, the Target makes no representation or warranty with respect to any information supplied by Acquiror or any of its representatives in the Registration Statement or Proxy Statement. All documents that

                                     A1-21
  the Target is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

    (d) The Target, Acquiror and Acquiror Sub each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws) in the Registration Statement and the Proxy Statement; (ii) agrees to use all reasonable efforts to obtain the written consent of any person or entity retained by it which may be required to be named (as an expert or otherwise) in the Registration Statement or the Proxy Statement; and (iii) agrees to cooperate, and agrees to use all reasonable efforts to cause its subsidiaries and affiliates to cooperate, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) above in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities laws in the Registration Statement or the Proxy Statement.

  Section 6.02. Target Stockholder Meeting. The Target shall call and hold a meeting of its stockholders (the "Target's Stockholder Meeting") as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Target shall use its best efforts to hold the Target's Stockholder Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Target shall use its best efforts to solicit from its stockholders proxies in favor of the approval of the Merger, and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to obtain such approvals (including unanimously recommending such approval), unless otherwise necessary under the applicable fiduciary duties of the directors of the Target, as determined by its directors in good faith after consultation with independent legal counsel (who may be such party's regularly engaged independent legal counsel).

  Section 6.03. Appropriate Action; Consents; Filings. (a) The Target and Acquiror shall use their best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or required to be taken by any Governmental Authority or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror or the Target or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the rules and regulations of the Nasdaq, (C) Delaware Law, (D) the HSR Act and any related governmental request thereunder, and (E) any other applicable Law; provided that Acquiror and the Target shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Target and Acquiror shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

    (b) (i) Each of Acquiror and the Target shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain any third party consents (including those set forth in Section 3.05(a)(iii)), (A) necessary to consummate the Transactions, (B) disclosed or required to be disclosed in the Target Disclosure Schedule or the Acquiror Disclosure Schedule or (C) required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time.

                                     A1-22

      (ii) In the event that Acquiror or the Target shall fail to obtain any third party consent described in subsection (b)(i) above, it shall use its best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Target and Acquiror, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

    (c) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party of any pending, or to the best knowledge of such party, threatened, action, proceeding or investigation by or before any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Target Common Stock into Acquiror Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or, to the knowledge of such party, any Acquiror Subsidiary to own or operate all or any portion of the businesses or assets of the Target, which in either case is reasonably likely to have a Material Adverse Effect on the Target prior to the Effective Time, or a Material Adverse Effect on the Acquiror and the Acquiror Subsidiaries (including the Surviving Corporation) after the Effective Time.

  Section 6.04. Access to Information; Confidentiality. Subject to the Confidentiality Agreement (as hereinafter defined), from the date hereof to the Effective Time, Acquiror and the Target will each provide to the other, during normal business hours and upon reasonable notice, access to all information and documents which the other may reasonably request regarding the business, assets, liabilities, employees and other aspects of the other party, other than information and documents that in the opinion of such other party's counsel may not be disclosed under applicable Law.

  Section 6.05. No Solicitation of Transactions. The Target shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Target or any merger, consolidation, share exchange, business combination or other similar transaction with the Target or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that nothing contained in this Section 6.05 shall prohibit the Board from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited proposal in writing by such person to acquire the Target pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of the Target received by the Board after the date of the Agreement, if, and only to the extent that, (a) the Board, after consultation with Target Banker and based upon the advice of outside counsel that such action is required in order for the Board not to breach its fiduciary duties to stockholders imposed by Delaware Law and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Target (i) gives Acquiror and Acquiror Sub as promptly as practicable prior written notice of the Target's intention to furnish such information or begin such discussions and
(ii) receives from such person an executed confidentiality agreement on terms no less favorable to the Target than those contained in the Confidentiality Agreement. The Target shall notify Acquiror promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Acquiror, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Target agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Target is a party. The Target immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

  Section 6.06. Indemnification of Directors and Officers. Acquiror agrees for a period of five years after the Effective Time to preserve the assets of Target or otherwise to provide sufficient assets to Target to enable Target to adequately indemnify its former officers and directors for acts prior to the Effective Time. Acquiror further agrees that all rights to indemnification, including, without limitation, provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the present or former directors and officers

                                     A1-23
of Target (collectively, the "Indemnified Parties"), as provided in Acquiror's Certificate of Incorporation or By-Laws or pursuant to any other agreements or similar documents, as in effect of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and this Agreement shall continue in force and effect for a period of five years from the Effective Time; provided, however, that all rights to indemnification in respect of any and all claims (a "Claim") asserted or made within such period shall continue until disposition of such Claim.

    (a) Acquiror shall maintain in effect for not less than three years after the Effective Time the current policies of directors' liability insurance and fiduciary liability insurance maintained by Target with respect to matters occurring prior to the Effective Time; provided, however, that (i) Acquiror may substitute therefor policies of substantially the same or better coverage containing terms and conditions which are not less advantageous in any material respect to the Indemnified Parties; (ii) Acquiror shall not be required to pay an annual premium for such insurance in excess of 125% of the premium in effect immediately prior to the Effective Time; and (iii) Acquiror shall control all negotiations with applicable brokers and insurers.

    (b) In the event that any action, suit, proceeding or investigation relating hereto or to the Transactions in commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and, subject to Acquiror's right to control the defense thereof (subject, in the case of any non-monetary settlement thereof, to the consent of the affected defendants whose consent shall not be unreasonably withheld), use their respective best efforts to assist in the defense or settlement of such matter so as to minimize the exposure of the parties thereunder.

    (c) This Section 6.06 is intended to benefit the Indemnified Parties and shall be binding upon all successors and assignees of the Acquiror and Target.

  Section 6.07. Obligations of Acquiror Sub. Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

  Section 6.08. Public Announcements. (a) Acquiror and the Target shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation; and (b) prior to the Determination Date, the Target will not issue any other press release or otherwise make any statements regarding its business, except as may be required by Law or any listing agreement with the National Association of Securities Dealers, Inc. (the "NASD") to which the Target is a party.

  Section 6.09. Delivery of SEC Documents. Each of the Target and Acquiror shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

  Section 6.10. Environmental Assessment. The Target agrees that Acquiror may perform or have performed on its behalf an environmental assessment of the owned or leased real property of the Target. The Target will give Acquiror and the officers, directors, employees, agents, consultants and representatives of Acquiror access to such owned or leased real property, including without limitation, access to enter upon and investigate and collect air, surface water, groundwater and soil samples, in order to conduct the environmental assessment. The Target will cooperate with Acquiror in connection with such assessment, including, without limitation, scheduling site visits as necessary to complete the assessment prior to the Effective Time. The environmental assessment conducted by Acquiror or on Acquiror's behalf shall be satisfactory to Acquiror in its sole and absolute discretion; provided, however, that it is expressly agreed and understood that the delivery or contents of such report shall not under any circumstances be asserted by the Acquiror as grounds for termination of this Agreement or refusal to consummate the Transactions contemplated hereby.

  Section 6.11. Notification of Certain Matters. The Target shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Target, of
(i) the occurrence, or non-occurrence, of any event the

                                     A1-24
occurrence, or non-occurrence, of which would be likely to cause any material representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of the Target, Acquiror or Acquiror Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 6.12. Further Action. At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.

  Section 6.13. Affiliates; Accounting and Tax Treatment. Section 6.13 of the Target Disclosure Schedule lists the names and addresses of those persons who are, in the Target's reasonable judgment, "affiliates" of the Target within the meaning of Rule 145 under the Securities Act or otherwise under applicable SEC accounting releases without respect to pooling-of-interests accounting treatment (each, a "Target Affiliate"). The Target shall use its best efforts to obtain Affiliate Agreements in the form of Exhibit A hereto ("Affiliate Agreements") from (i) at least 30 days prior to the Effective Time, each of the officers, directors and stockholders of the Target specified in Section
6.13 of the Target Disclosure Schedule and (ii) any person who may be deemed to have become an affiliate of the Target (under Rule 145 under the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) after the date of this Agreement and on or prior to the Effective Time as soon as practicable after the date on which such person attains such status. Each party hereto shall use their best efforts to cause the Merger to qualify, and shall not take any actions which would (or fail to take any actions the failure of which would) prevent the Merger from qualifying, for pooling-of-interests accounting treatment and as a reorganization qualifying under the provisions of Section 368(a) of the Code.

  Section 6.14. Antitrust Laws. As promptly as practical, Target, Acquiror and Acquiror Sub shall make all findings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the Transactions. Subject to the terms of the Confidentiality Agreement, Target shall furnish to Acquiror and Acquiror Sub, and Acquiror and Acquiror Sub shall furnish to Target, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions.

  Section 6.15. Tax Free Reorganization. Acquiror and Target shall use their respective best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE VII

                           Conditions to the Merger

  Section 7.01. Conditions to the Obligations of Each Party. The obligations of the Target, Acquiror and Acquiror Sub to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) this Agreement and the Transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Target in accordance with Delaware Law and the Target's Certificate of Incorporation and Bylaws and the rules of the NASD;

    (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

    (c) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect;

                                     A1-25

    (d) Acquiror and the Target shall have received from Nasdaq evidence that the shares of Acquiror Common Stock to be issued to the stockholders of the Target in the Merger shall be quoted on Nasdaq immediately following the Effective Time;

    (e) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

    (f) Acquiror and Target shall each have received substantially identical written opinions from their respective counsel, Baker & McKenzie and Hale and Dorr, in form and substance reasonably satisfactory to them to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel may rely upon (and, to the extent reasonably required, the parties and Target's stockholders shall make) reasonable representations related thereto; and

    (g) Acquiror and the Target shall have received the opinion of Price Waterhouse LLP and Ernst & Young LLP, respectively, dated as of the date on which the Registration Statement shall become effective and the Effective Time, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

  Section 7.02. Conditions to the Obligations of Acquiror and Acquiror
Sub. The obligations of Acquiror and Acquiror Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

    (a) the Target shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and each of the representations and warranties of the Target contained in this Agreement shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and Acquiror shall have received a certificate of an executive officer of the Target to that effect; and

    (b) the Target shall not have become subject to any action or event which resulted in or may likely result in a Material Adverse Effect, provided, however, that Material Adverse Effect for purposes of this condition 7.02(b) shall not include any adverse effect resulting from an item expressly disclosed in the Target Disclosure Schedule dated 5/7/96 or directly attributable to reactions of customers or employees to the announcement of the Merger or a material national economic downturn; and

    (c) Acquiror shall have received from the Target "cold comfort" letters of Ernst & Young LLP of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement") dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror, in connection with the procedures undertaken by them with respect to the financial statements of the Target contained in the Registration Statement and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger; and

    (d) Acquiror shall have received from each Target Affiliate and any other person who may be deemed to have become an affiliate of the Target (under Rule 145 under the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) after the date of this Agreement and on or prior to the Effective Time a signed Affiliate Agreement; and

    (e) Each of the persons identified in Part A to Section 7.02 of the Target Disclosure Schedule (the "Part A Employees") will continue to be employed by Target and Acquiror shall have received such written or other assurance as it shall reasonably require regarding the commitment of the Part A Employees to remain as employees of Acquiror following the Effective Time; and Target will use its best efforts to maintain substantially all persons identified in Part B of Section 7.02 of the Target Disclosure schedule (the "Part B Employees") as employees of Target; and

    (f) Target shall have used all commercially reasonable efforts to preserve substantially intact Target's business, organization, employees, and all relationships with customers and suppliers with which Target has or anticipates having significant business relations; and

                                     A1-26

    (g) Acquiror shall have received reasonable and adequate assurance, to its satisfaction, that (i) Target's OEM Source License Agreement dated 12/29/95 between Target and Object Power, Inc. does not include any binding and enforceable support obligations of Target and unless and until a separate written support agreement is executed by Target with Acquiror's written consent there will be no such binding and enforceable support obligations of Target thereunder; and (ii) Target's Reseller Agreement between Target and Cambridge Technology Group, Inc. shall not be applicable to any of Acquiror's products, including any of such products based upon or including Target's products, without Acquiror's written consent; and

    (h) Acquiror and Target shall have received all permits and authorizations necessary for the execution of this Agreement and the consummation of the transactions contemplated by this Agreement and Target shall have received consents or waivers under all contracts and agreements which might reasonably be interpreted as requiring such consent or waiver as a result of the Merger; and

    (i) Acquiror shall have received an opinion of Hale and Dorr, general counsel to Target, addressed to Acquiror, dated the Closing Date, and satisfactory in form and substance to Acquiror and its counsel, to the following effect:

      i. Target is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as then being conducted, and to enter into this Agreement and perform its obligations hereunder;

      ii. the authorized capitalization of Target is as stated in such opinion (which amounts shall be consistent with Target's representations and warranties and covenants herein); and all of the outstanding shares of capital stock of Target are validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof;

      iii. each subsidiary of Target is duly incorporated, validly existing and in good standing under the laws of its respective organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as then being conducted;

      iv. the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any corporate charter or bylaws or to the knowledge of such counsel, any instrument, agreement or commitment referred to in the Target Disclosure Schedule and, to the knowledge of such counsel, will not constitute a violation of any order, judgment or decree to which Target or any of its subsidiaries is a party or by which any of them or any of their respective assets or properties is or may be bound or require any approval or consent which has not been obtained under any instrument, agreement or commitment referred to in the Target Disclosure Schedule;

      v. to the knowledge of such counsel, no litigation, proceeding or investigation is pending or threatened against Target or any of its subsidiaries, except as previously disclosed to Acquiror pursuant to this Agreement or not required to be disclosed under this Agreement; and (B) neither Target nor any of its subsidiaries is subject to, in violation of, or in default with respect to any continuing judicial or administrative order, writ, injunction or decree applicable specifically to it or to its business, properties, assets or employees;

      vi. the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of law applicable to Target or any of its subsidiaries, and no holder of Target Common Stock is entitled to dissent from the Merger under Delaware law; and

      vii. All corporate proceedings, including appropriate action by the Board of Directors and the shareholders of Target, necessary to authorize the execution and delivery by Target of this Agreement and its performance of its obligations hereunder have been duly and validly taken; and this Agreement constitutes a valid and binding obligation of Target, enforceable against it in accordance with its terms;


                                     A1-27
  and as to such other matters as Acquiror or its counsel may reasonably request. In providing such opinion, Hale and Dorr may rely, with respect to law other than the federal law of the United States, on the opinions of other counsel of established reputation reasonably satisfactory to Acquiror.

  Section 7.03. Conditions to the Obligations of the Target. The obligations of the Target to consummate the Merger are subject to the satisfaction of the following further conditions:

    (a) Acquiror and Acquiror Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time and each of the representations and warranties of Acquiror and Acquiror Sub contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and the Target shall have received a certificate of an executive officer of Acquiror to that effect; and

    (b) the opinion of Target Banker, in the form included in the Proxy Statement, shall not have been withdrawn or modified in any materially adverse respect; and

    (c) Target shall have received from the Acquiror "cold comfort" letters of Price Waterhouse LLP of the kind contemplated by the AICPA Statement dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror, in connection with the procedures undertaken by them with respect to the financial statements of the Target contained in the Registration Statement and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger; and

    (d) Acquiror shall have received from each Acquiror Affiliate and any other person who may be deemed to have become an affiliate of the Target (under Rule 145 under the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) after the date of this Agreement and on or prior to the Effective Time a signed Affiliate Agreement; and

    (e) Acquiror and Target shall have received all permits and authorizations necessary for the execution of this Agreement and the consummation of the transactions contemplated by this Agreement and Target shall have received consents or waivers under all contracts and agreements which might reasonably be interpreted as requiring such consent or waiver as a result of the Merger; and

    (f) Acquiror shall have received an opinion of Baker & McKenzie, counsel to Acquiror, addressed to Target, dated the Closing Date, and satisfactory in form and substance to Target and its counsel, to the following effect:

      i. Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as then being conducted, and to enter into this Agreement and perform its obligations hereunder;

      ii. the authorized capitalization of Acquiror is as stated in such opinion (which amounts shall be consistent with Acquiror's representations and warranties and covenants herein);

      iii. the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any provision of or the termination of, or constitute a default under, the corporate charter or bylaws of Acquiror;

      iv. the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of law applicable to Acquiror, except where such violation will not result in a Material Adverse Event;

      v. all corporate proceedings necessary to authorize the execution and delivery by Acquiror of this Agreement and its performance of its obligations hereunder have been duly and validly taken; and this

                                     A1-28

    Agreement constitutes a valid and binding obligation of Target, enforceable against it in accordance with its terms.

      vi. The Acquiror Common Shares issued in the Merger will be, when issued in accordance with the Agreement, duly authorized, validly issued, fully paid and nonassessable.

      vii. The Acquiror Common Shares issued in the Merger have been registered under the Securities Act pursuant to the Registration Statement and have been authorized for listing on the Nasdaq National Market.

  In providing such opinion, Baker & McKenzie may rely, with respect to law other than the federal law of the United States, on the opinions of other counsel of established reputation reasonably satisfactory to Acquiror.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

  Section 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby, as follows:

    (a) by mutual written consent duly authorized by the Boards of Directors of each of Acquiror, Acquiror Sub and the Target;

    (b) by either Acquiror or the Target, if either (i) the Effective Time shall not have occurred on or before September 10, 1996; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order has not complied with its obligations under Section 6.03(a);

    (c) by Acquiror, if (i) the Board of Directors of the Target withdraws its recommendation of this Agreement or the Merger or shall have resolved to do so, or (ii) the Board of Directors of the Target shall have recommended to the stockholders of the Target any Business Combination Transaction (as hereinafter defined) or resolved to do so, or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Target is commenced, and the Board of Directors of the Target fails to recommend against the stockholders of the Target tendering their shares into such tender offer or exchange offer;

    (d) by the Target, if, in the exercise of its good faith judgment (subject to Section 6.05) as to its fiduciary duties to its stockholders under applicable law, the Board of Directors of the Target determines, after consultation with counsel and in reliance upon the advice thereof, that such termination is required by such fiduciary duties by reason of a proposal that either constitutes a Business Combination Transaction or may reasonably be expected to lead to a Business Combination Transaction (a "Business Combination Transaction Proposal"); provided that any termination of this Agreement by the Target pursuant to this Section 8.01(d) shall not be effective until the Target has made payment of the full fee required by
  Section 8.02(a) hereof;

    (e) by Acquiror, if the stockholders of the Target shall have failed to approve and adopt this Agreement, the Merger and other Transactions at a meeting duly convened therefor;

    (f) by Acquiror, upon a breach of any representation, warranty, covenant or agreement on the part of the Target set forth in this Agreement, or if any representation or warranty of the Target shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) would not be satisfied (a "Terminating Target Breach"); provided, however, that, if such Terminating Target Breach is curable

                                     A1-29
  by the Target through the exercise of its best efforts and for so long as the Target continues to exercise such best efforts, Acquiror may not terminate this Agreement under this Section 8.01(f); or

    (g) by the Target, upon breach of any representations, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) would not be satisfied ("Terminating Acquiror Breach"); provided, however, that, if such Terminating Acquiror Breach is curable by Acquiror through best efforts and for so long as Acquiror continues to exercise such best efforts, the Target may not terminate this Agreement under this Section 8.01(g).

  Section 8.02. Fees and Expenses. (a) The Target shall pay Acquiror a fee (an "Alternative Proposal Fee") of $2,500,000, which amount is inclusive of all of Acquiror Acquisition Expenses (as hereinafter defined), if:

    (i) this Agreement is terminated pursuant to Section 8.01(c) or (d); or

    (ii) this Agreement is terminated pursuant to Section 8.01(e) as a result of the failure of the stockholders of the Target to approve the Merger and a Business Combination Transaction Proposal shall have been made prior to such termination, and any Business Combination Transaction is thereafter consummated within 18 months of such termination.

  As used herein, the term "Business Combination Transaction" shall mean any of the following involving the Target: (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Transactions); (2) any sale, lease, exchange, transfer or other disposition (other than a pledge or mortgage) of 25% or more of the assets of the Target in a single transaction or series of transactions; or (3) the acquisition by a person or entity or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 20% or more of the shares of Target Common Stock, whether by tender offer, exchange offer or otherwise.

    (b) Acquiror shall be entitled to receive the Acquiror Acquisition Expenses (but not the Alternative Proposal Fee) in immediately available funds in the event that this Agreement is terminated by Acquiror pursuant to Section 8.01(b) (subject to the proviso thereof) or Section 8.01(f). Target shall be entitled to receive the Target Acquisition Expenses in immediately available funds in the event that this Agreement is terminated by Target pursuant to Section 8.01(b) (subject to the proviso thereof) or
  Section 8.01(g).

    (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 8.01, all obligations of the parties hereto shall terminate except the obligations of the parties pursuant to this
  Section 8.02 and Sections 8.03, 8.04, 9.03, 9.04, 9.05, 9.06, 9.07, 9.08,
  9.09, 9.11 and 9.12 and pursuant to the Confidentiality Agreement. No termination of this Agreement pursuant to Section 8.01(f) or 8.01(g) shall prejudice the ability of a non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. Notwithstanding the foregoing, if Acquiror is required to file suit to seek the Alternative Proposal Fee, and it ultimately succeeds on the merits, it shall be entitled to all expenses, including attorneys' fees, which it has incurred in enforcing its rights under this Section 8.02.

    (d) As used herein, "Acquisition Expenses" means all out-of-pocket expenses and fees actually incurred or accrued by a party or on their respective behalf in connection with the Transactions prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, banks or other entities providing financing (including financing, commitment and other fees payable thereto), accountants, environmental and other experts and consultants to a party and its affiliates, and all printing and advertising expenses) and in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the Transactions, any agreements relating thereto and any filings to be made in connection therewith.

    (e) Except as set forth in this Section and Section 6.01, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or

                                     A1-30
  not any Transaction is consummated. Notwithstanding the foregoing, the Acquiror shall pay all filing fees required in connection with any HSR filings.

    (f) Any amounts due pursuant to this Section 8.02 shall be paid in immediately available funds within three days of delivery of written notice demanding same.

  Section 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Target, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Target Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  Section 8.04. Waiver. Except as otherwise provided under Delaware law, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto,
(b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX

                              General Provisions

  Section 9.01. Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time, except that the agreements set forth in Articles I and II and Section 6.06 shall survive the Effective Time indefinitely.

  Section 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

    if to Acquiror or Acquiror Sub:

    Borland International, Inc.
    100 Borland Way
    Scotts Valley, California 95066
    Attention: General Counsel
    Facsimile: (408) 431-4171

    with a copy to:

    Peter M. Astiz, Esq.
    Baker & McKenzie
    660 Hansen Way
    Palo Alto, California 94303
    Facsimile: (415) 856-9299

    if to the Target:

    Open Environment Corporation
    25 Travis Street
    Boston, Massachusetts 02134
    Attention: President
    Facsimile: (617) 562-5942

                                     A1-31
    with a copy to:

    John A. Burgess, Esq.
    Hale and Dorr
    60 State Street
    Boston, Massachusetts 02109
    Facsimile: (617) 526-5000

  Section 9.03. Certain Definitions. For purposes of this Agreement, the term:

    (a) "affiliate" of a specified person means a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

    (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

    (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the New York, New York;

    (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

    (e) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

    (f) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns or has rights to acquire, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  Section 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

  Section 9.05. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this

                                     A1-32

Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Article II and Sections 6.06 and 6.13 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  Section 9.06. Incorporation of Schedules. The Target Disclosure Schedule and the Acquiror Disclosure Schedule referred to herein and signed for identification by the parties hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

  Section 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

  Section 9.08. Governing Law. EXCEPT TO THE EXTENT THAT DELAWARE LAW IS MANDATORILY APPLICABLE TO THE MERGER AND THE RIGHTS OF THE STOCKHOLDERS OF THE TARGET AND ACQUIROR SUB, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED WHOLLY IN THAT STATE. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY FEDERAL COURT SITTING IN THE COUNTY OF SAN FRANCISCO IN THE STATE OF CALIFORNIA.

  Section 9.09. Forum. Acquiror and the Target for themselves, their successors and assigns, hereby (a) irrevocably submit to the exclusive jurisdiction of the federal courts located in the State of California and agree and consent that service of process may be made upon any of them in any legal proceeding arising exclusively out of or in connection with this Agreement or the Transactions by service of process as provided by California law, (b) irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any litigation arising exclusively out of or in connection with this Agreement or the Transactions brought in the federal courts located in the State of California, (c) for such purposes irrevocably waive any claims that any litigation brought in any such court has been brought in an inconvenient forum, (d) agree to designate and maintain an agent for service of process in the State of California, in connection with any such litigation and to deliver to the other party evidence thereof, (e) irrevocably consent to the service of process with respect to any of the aforementioned courts in any such litigation by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to such party and its counsel at their addresses set forth herein, and (f) irrevocably agree that any legal proceeding against Acquiror or the Target arising out of or in connection with this Agreement or its obligations hereunder shall be brought in the federal courts of the State of California.

  Section 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  Section 9.12. Waiver of Jury Trial. Each of Acquiror, the Target and Acquiror Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Acquiror, the Target or Acquiror Sub in the negotiation, administration, performance and enforcement thereof.

                                     A1-33

  Section 9.13. Entire Agreement. This Agreement, the Target Disclosure Schedule, the Acquiror Disclosure Schedule, the confidentiality agreement, dated January 10, 1996, (the "Confidentiality Agreement"), between the Target and Acquiror, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  IN WITNESS WHEREOF, Acquiror, Acquiror Sub and the Target have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          Borland International, Inc.

                                                    /s/ Robert H. Kohn
                                          By __________________________________
                                                   Name: Robert H. Kohn
                                             Title: Senior Vice President and
                                                         Secretary

                                          Aspen Acquisition Corp.

                                                    /s/ Robert H. Kohn
                                          By __________________________________
                                                   Name: Robert H. Kohn
                                                 Title: Vice President and
                                                         Secretary

                                          Open Environment Corporation

                                                      /s/ Adam Honig
                                          By __________________________________
                                                     Name: Adam Honig
                                                     Title: President

                                     A1-34

                                 APPENDIX A-2

                      AMENDMENT NO. 1 TO MERGER AGREEMENT

  This AMENDMENT NO. 1 (this "Amendment") is made and entered into as of this 31st day of July 1996 by and among Borland International, Inc., a Delaware corporation ("Acquiror"), Aspen Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Acquiror ("Acquiror Sub"), and Open Environment Corporation, a Delaware corporation (the "Target"), with reference to the following:

  Acquiror, Acquiror Sub and Target are parties to that certain Agreement and Plan of Merger dated as of May 11, 1996 (the "Merger Agreement"), pursuant to which Acquiror is to acquire Target by way of a merger of Acquiror Sub into Target (the "Merger").

  The parties hereto agree that the Merger Agreement is amended as follows:

    1. The first sentence of Section 2.01 (a)(i) of the Merger Agreement is amended to read as follows:

      (i) each share of common stock, $0.01 par value, of the Target ("Target Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any shares held by the Target, Acquiror or Acquiror Sub or any other direct or indirect wholly owned subsidiary of Acquiror or the Target immediately prior to the Merger (the "Cancelable Shares") shall be converted into the right to receive 0.66 shares (the "Exchange Ratio") of common stock, $0.01 par value ("Acquiror Common Stock"), of Acquiror.

    2. Section 2.01(b) is amended to read as follows:

      (b) For the purposes of this Agreement, the term "Average Trading Price" shall be determined as the average of the closing prices of Acquiror Common Stock, as quoted on The National Association of Securities Dealers Automated Quotations--National Market System ("Nasdaq"), for the fifteen (15) Nasdaq trading days immediately preceding and including the Determination Date. The term "Determination Date" shall mean the date which is five (5) business days (or such greater number of days as may be required by applicable law) prior to the date of the Target Stockholders' Meeting (as hereinafter defined) or, if such date is not a Nasdaq trading day, the Nasdaq trading day first immediately preceding such date.

    3. The second sentence of Section 4.03 of the Merger Agreement is corrected to state that as of March 31, 1996, the total number of shares of Acquiror Common Stock which were issued and outstanding was 31,168,378.

    4. Sections 7.02 (a) and (b) of the Merger Agreement are amended to read:

      (a) the Target shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and each of the representations and warranties of the Target contained in this Agreement shall have been true and correct as of the date of the Merger Agreement was originally executed in all material respects, and Acquiror shall have received a certificate of an executive officer of the Target to that effect; provided however, that the financial performance of Target for the quarter ended June 30, 1996 and any adverse effect attributable to a decline in the Target's financial performance subsequent to June 30, 1996 shall not be considered a breach of the representations and warranties of the Target; and

      (b) the Target shall not have become subject to any action or event which resulted in or may likely result in a Material Adverse Effect, provided, however, that Material Adverse Effect for purposes of this condition 7.02(b) shall not include: (i) any adverse effect resulting from an item expressly disclosed in the Target Disclosure Schedule dated 5/7/96, (ii) directly attributable to reactions of customers or employees to the announcement of the Merger (iii) a material national economic downturn (iv) or any adverse effect attributable to a decline in financial performance; and

                                     A2-1

    5. Sections 7.02(e) and (g) are deemed waived; provided however, that Target shall use its best efforts to (i) keep the Part A Employees and Part B Employees as employees of the Target and (ii) secure the commitment of such employees to remain as employees of Acquiror following the Effective Time.

    6. Section 7.03(a) of the Merger Agreement is amended to read:

      (a) Acquiror and Acquiror Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time and each of the representations and warranties of Acquiror and Acquiror Sub contained in this Agreement shall have been true and correct as of the date the Merger Agreement was originally executed in all material respects, and Target shall have received a certificate of an executive officer of Acquiror to that effect; provided however, that the financial performance of Acquiror for the quarter ended June 30, 1996 and any adverse effect attributable to a decline in Acquiror's financial performance subsequent to June 30, 1996 shall not be considered a breach of the representations and warranties of Acquiror; and

    7. The date after which the Merger Agreement may be terminated pursuant to Section 8.01(b) is changed from September 10, 1996 to October 31, 1996.

    8. Except as provided above, the Merger Agreement remains in full force and effect.

  IN WITNESS WHEREOF, Acquiror, Acquiror Sub and the Target have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          BORLAND INTERNATIONAL, INC.

                                          By /s/ Robert H. Kohn
                                            -----------------------------------
                                            Name: Robert H. Kohn
                                            Title: Senior Vice President and
                                          Secretary

                                          ASPEN ACQUISITION CORP.

                                          By /s/ Robert H. Kohn
                                            -----------------------------------
                                            Name: Robert H. Kohn
                                            Title: Vice President and
                                          Secretary

                                          OPEN ENVIRONMENT CORPORATION

                                          By /s/ Adam Honig
                                            -----------------------------------
                                            Name: Adam Honig
                                            Title: President

                                     A2-2

                                 APPENDIX A-3

                      AMENDMENT NO. 2 TO MERGER AGREEMENT

  This AMENDMENT NO. 2 (this "Amendment") is made and entered into as of this 8th day of October 1996 by and among Borland International, Inc., a Delaware corporation ("Acquiror"), Aspen Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Acquiror ("Acquiror Sub"), and Open Environment Corporation, a Delaware corporation (the "Target"), with reference to the following:

  Acquiror, Acquiror Sub and Target are parties to that certain Agreement and Plan of Merger dated as of May 11, 1996 (the "Merger Agreement"), pursuant to which Acquiror is to acquire Target by way of a merger of Acquiror Sub into Target.

  The parties hereto agree that the Merger Agreement is amended as follows:

    1. The date after which the Merger Agreement may be terminated pursuant to Section 8.01(b) is changed from October 31, 1996 to November 25, 1996.

    2. The parties agree that the terms of the Merger Agreement and their respective rights and obligations thereunder, remain in full force and effect notwithstanding the restatement of, or amendment to, the OEC financial statements included as part of the Proxy Statement/Prospectus Amendment No. 3 to be filed with the Securities and Exchange Commission on October 11.

    3. Except as provided above, the Merger Agreement remains in full force and effect.


  IN WITNESS WHEREOF, Acquiror, Acquiror Sub and the Target have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          BORLAND INTERNATIONAL, INC.

                                          By /s/ Paul W. Emery, II
                                            -----------------------------------
                                            Name: Paul W. Emery, II
                                            Title: Vice President

                                          ASPEN ACQUISITION CORP.

                                          By /s/ Paul W. Emery, II
                                            -----------------------------------
                                            Name: Paul W. Emery, II
                                            Title: Vice President

                                          OPEN ENVIRONMENT CORPORATION

                                          By /s/ Adam Honig
                                            -----------------------------------
                                            Name: Adam Honig
                                            Title: President

                                     A3-1

                                  APPENDIX B

        OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                                                                 July 30, 1996

The Board of Directors
Open Environment Corporation
25 Travis Street
Boston, MA 02134

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Open Environment Corporation (the "Company") of the Exchange Ratio (as defined below) to be received by such shareholders in accordance with the terms of the Agreement and Plan of Merger, dated as of May 11, 1996 as amended as of July 30, 1996 (the "Agreement"), among Borland International, Inc. ("Borland"), the Company and Aspen Acquisition Corp. ("Sub"), a wholly-owned subsidiary of Borland, pursuant to which Sub would be merged into the Company and the Company would become a wholly-owned subsidiary of Borland (the "Merger").

  Pursuant to the Agreement, each share of common stock, $.01 par value per share, of the Company (the "Company Shares") will be converted into the right to receive .66 shares of common stock, $.01 par value per share, of Borland (the "Borland Shares"). Consummation of the Merger is subject to the terms and conditions set forth in the Agreement. We further understand that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that, for accounting purposes, the Merger is intended to be treated as a pooling of interests.

  In arriving at our opinion, we have reviewed the Agreement and certain financial and other information that was publicly available or furnished to us by the Company and Borland, including information provided during discussions with their respective managements. In addition, we reviewed the historical stock prices and trading volumes of the common stock of the Company and Borland, reviewed the capitalization, cash position and financial condition of the Company and Borland, reviewed the relative contributions of the Company and Borland to selected pro forma financial data of the combined company, reviewed prices paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

  In rendering our opinion, we have assumed, and relied upon the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources and that was provided to us by the Company or Borland or their representatives or otherwise reviewed by us. With respect to financial projections supplied to us, we assumed that they had been prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and Borland as to the future operating and financial performance of the Company and Borland. We have not assumed any responsibility for independent verification of such information or any independent evaluation or appraisal of the Company's assets or liabilities. Our opinion below is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company with respect to how such stockholder should vote on the proposed Merger. We have relied on advice of counsel to the Company as to all legal matters relating to the Agreement.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion unless requested by the Company pursuant to the terms of our engagement letter with the Company. We are expressing no opinion herein as to the prices at which the Borland Shares will actually trade at any time.

  Donaldson, Lufkin & Jenrette Securities Corporation, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with this transaction and will receive a fee for our services. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company and Borland for our or their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have, in the past, also provided investment banking services to the Company, including acting as lead underwriter of the Company's initial public offering in April 1995, and have received usual and customary fees for the rendering of such services.

  Based upon and subject to the foregoing and such other factors as we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Shares.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                   APPENDIX C

                        PRINCIPAL STOCKHOLDER AGREEMENTS

                                   AGREEMENT

  This Agreement, dated as of May 11, 1996, is by and between Borland International, Inc., a Delaware corporation ("Acquiror"), and John J. Donovan, Sr. (the "Stockholder") with the reference to the following:

    1. Concurrently herewith, Acquiror, Acquiror Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Acquiror Sub"), and Open Environment Corporation, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement); the Stockholder is the
  record and beneficial owner of     shares of Target Common Stock (the
  "Block Shares");

    2. Approval of the Merger Agreement and the Merger by the Company's stockholders is a condition to the consummation of the Merger; and

    3. As a condition to its entering into the Merger Agreement, Acquiror has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

  The parties hereto agree as follows:

  Section 1. Voting Agreement and Grant of Proxy. From the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with its terms or the Effective Time (the "Expiration Date"):

    (a) The Stockholder hereby agrees that at any meeting of the stockholders of the Company, however called, and any action by consent of the stockholders of the Company, the Stockholder shall vote the Block Shares, and any other voting securities of the Company, whether issued heretofore or hereafter, which are held of record or beneficially by the Stockholder,
  (i) in favor of the Merger and the Merger Agreement, and (ii) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between the Company and any person or entity (other than Acquiror or Acquiror Sub) or any other action or agreement that Acquiror notifies the Stockholder in writing before any vote would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Merger Agreement not being fulfilled.

    (b) Except as provided in this Section 1 and except for transfers to the Stockholder from an affiliate, the Stockholder hereby agrees that it shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any pledge, lien, security interest, mortgage, charge, claim, option, proxy, voting restriction, right of first refusal, limitation on disposition, or encumbrance of any kind on or with respect to the Block Shares or other voting securities of the Company, whether issued heretofore or hereafter, which are held of record or beneficially by the Stockholder.

    (c) The Stockholder, by this Agreement, with respect to the Block Shares and any other voting securities of the Company, whether issued heretofore or hereafter, which are held of record by the Stockholder, does hereby constitute and appoint Acquiror and Acquiror Sub, or any nominee of Acquiror and Acquiror Sub, with full power of substitution, from the date hereof until the Expiration Date, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any actions related to the Merger Agreement and to vote each of the Block Shares and any other voting securities of the Company, whether issued heretofore or hereafter, which are held of record by the Stockholder, at every annual, special or adjourned meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require:

      (i) in favor of the Merger and the Merger Agreement; and

      (ii) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between the Company and any person or entity (other than Acquiror or

    Acquiror Sub) or any other action or agreement that Acquiror notifies the Stockholder in writing before any vote would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or could result in any of the conditions to the Merger Agreement not being fulfilled.

  THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement. The Stockholder hereby revokes all proxies heretofore made by it that are inconsistent with this Section 1.

    (d) The Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Acquiror and Acquiror Sub the power to carry out and give effect to the provisions of this Agreement.

    (e) The Company will cause each certificate of the Stockholder evidencing the Block Shares outstanding during the period that this Section 1 is in effect to bear a legend in the following form:

    THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE
    TERMS AND CONDITIONS OF AN AGREEMENT DATED       , AS IT MAY BE
    AMENDED, AMONG ACQUIROR, TARGET AND ACQUIROR SUB AND THE REGISTERED HOLDER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

  Upon the expiration of the period during which this Section 1 is in effect or in the event that the Block Shares otherwise cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the Stockholder, issue to the Stockholder a new certificate evidencing such shares without the legend required by this Section 1(e).

    (f) The Stockholder agrees that until the Expiration Date it will not vote any of the Block Shares at any annual, special or adjourned meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require, in any manner that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Merger Agreement.

  Section 2. Securities Act Covenants and Representations. Subject to Acquiror's obligations under Section 3.1, the Stockholder hereby agrees and represents to Acquiror as follows:

    (a) The Stockholder has been advised that the offer, sale and delivery of the Acquiror Common Stock to the Stockholder pursuant to the Merger may not be registered under the Securities Act, despite Acquiror's obligations to use commercially reasonable efforts to effect such registration. The Stockholder has been advised that if the offer, sale and delivery of the Acquiror Common Stock to the Stockholder pursuant to the Merger has not been registered under the Securities Act, then such shares (the "Merger Shares") may not be offered, sold, pledged, hypothecated or otherwise transferred unless subsequently registered under the Securities Act or an exemption from such registration is available. The Stockholder has also been advised that even if the sale and delivery to the Stockholder of the Merger Shares is registered under the Securities Act, to the extent the Stockholder is considered an "affiliate" of the Company at the time the Merger Agreement is submitted for a vote of the stockholders of the Company, any public offering or sale by the Stockholder of the Merger Shares will, under current law, require either (i) the further registration under the Securities Act of the Merger Shares, which Acquiror is obligated under Section 3.1 to use commercially reasonable efforts to effect, (ii) compliance with Rule 145 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act or (iii) the availability of another exemption from such registration under the Securities Act.

    (b) The Stockholder has read this Agreement and the Merger Agreement and has discussed their requirements and other applicable limitations upon its ability to sell, transfer or otherwise dispose of the

  Merger Shares, to the extent the Stockholder believed necessary, with its counsel or counsel for the Company.

    (c) The Stockholder also understands that stop transfer instructions will be given to Acquiror's transfer agents with respect to the Merger Shares and that a legend will be placed on the certificates for the Merger Shares issued to the Stockholder, to the extent the Stockholder is considered an "affiliate" of the Company at the time the Merger Agreement is submitted for a vote of the stockholders of the Company.

  Section 3. Tax Representation. The Stockholder represents and warrants to Acquiror that, except as set forth on Exhibit A hereto, it has no present plan or intention to sell, exchange, transfer by gift, or otherwise dispose of the Merger Shares.

  Section 4. Hart-Scott-Rodino Antitrust Improvements Act of 1976. In connection with the Merger, to the extent required by applicable law, the Stockholder agrees promptly and timely to file, or cause to be filed, all notifications, including responses to requests for information, required to be filed by it by the HSR Act. The Stockholder agrees to cooperate with Acquiror, Acquiror Sub and the Company to the extent necessary to permit them to prepare their separate filings and to supply any additional information that may be submitted to the Federal Trade Commission or the Department of Justice relating to the transactions contemplated by the Merger Agreement under the antitrust laws.

  Section 5. No Solicitation. The Stockholder agrees that until the Expiration Date, it will not negotiate with any person other than Acquiror with respect to the acquisition of the Company or the Target Common Stock owned by the Stockholder and it will not, and will not permit any of its officers, directors, employees, agents or representatives (including without limitation, investment bankers, attorneys and accountants) to (a) initiate contact with,
(b) make, solicit or encourage any inquiries or proposals, (c) enter into or participate in any discussions or negotiations with, (d) disclose, directly or indirectly, any information not customarily disclosed concerning the business and properties of the Company or Stockholder's interest in the Company under the control of Stockholder to or (e) afford any access to the Company's properties, books and records in its possession or under its control to any person in connection with any possible proposal relating to (i) the disposition of the Company's or the Stockholder's businesses or substantially all of their respective assets, (ii) the acquisition of equity or debt securities of the Company or the Stockholder, including equity or debt securities in the Company owned by the Stockholder, or (iii) the merger, share exchange or business combination, or similar acquisition transaction of or involving the Company or the Stockholder with any person other than Acquiror. Until the Expiration Date, the Stockholder will immediately notify Acquiror orally, and subsequently confirm in writing, all the relevant details relating to all inquiries and proposals which it may receive relating to any such matters. Until the Expiration Date, the Stockholder will not, and will not permit any of its representatives, at any time, to enter into or participate in any discussions or negotiations regarding, or accept, any proposal for such a transaction received by them from a third party or that a third party expresses a desire to communicate to it.

  The foregoing is entered into in the undersigned's capacity as a stockholder of the Company and does not limit any action taken by the undersigned in his capacity as a director of the Company in the discharge of his fiduciary duties in accordance with the provisions of Section 6.05 of the Merger Agreement.

  Section 6. No Hiring of Employees. For a period commencing on the date of this Agreement through a date two (2) years after the Effective Time, the Stockholder, for the benefit of himself and any entity in which the Stockholder has a direct or indirect interest, whether as a proprietor, partner, stockholder, officer, director, employee, agent, representative or otherwise, shall not to hire or engage, or attempt to hire or engage, directly or indirectly, any person who shall have been an employee of Target or Acquiror on the date of this Agreement or within thirty days (30) prior to the execution hereof.

  Section 7. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of any party to effectuate, carry out or comply with all the terms of this Agreement. If requested by Acquiror, the Stockholder agrees to execute a letter to Acquiror representing that the Stockholder executing such letter has complied with its obligations hereunder as of the date of such letter.

  Section 8. Representations and Warranties of Acquiror. Acquiror represents and warrants to the Stockholder as follows: Each of this Agreement and the Merger Agreement has been approved by the Board of Directors of Acquiror, and the Merger Agreement has been approved by the Board of Directors of Acquiror Sub and by Acquiror as the sole stockholder of Acquiror Sub, in each case representing all necessary corporate action on the part of Acquiror and Acquiror Sub (no action by the stockholders of Acquiror being required). Each of this Agreement and the Merger Agreement has been duly executed and delivered by a duly authorized officer of Acquiror and, in the case of the Merger Agreement, Acquiror Sub. Each of this Agreement and the Merger Agreement constitutes a valid and binding agreement of Acquiror and, in the case of the Merger Agreement, Acquiror Sub, enforceable against Acquiror and, in the case of the Merger Agreement, Acquiror Sub in accordance with its terms.

  Section 9. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Acquiror as follows: This Agreement has been duly executed and delivered by the Stockholder and constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms. The Block Shares are the only voting securities of the Company owned (beneficially or of record) by the Stockholder, and, except as provided in this Agreement, the Block Shares are not subject to any voting trust, voting agreement or similar arrangement whatsoever.

  Section 10. Effectiveness and Termination. It is a condition precedent to the effectiveness of this Agreement that the Merger Agreement shall have been executed and delivered. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.

  Section 11.  Miscellaneous.

    (a) Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid, in each case to the applicable addresses set forth below:

If to Acquiror:                           Borland International, Inc.
                                          100 Borland Way
                                          Scotts Valley, CA 95066
                                          Attn: General Counsel

with a copy to:                           Baker & McKenzie
                                          660 Hansen Way
                                          Palo Alto, CA 94304
                                          Attn: Peter M. Astiz, Esq.

If to the Stockholder:                    _____________________________________
                                          _____________________________________
                                          _____________________________________
                                          Attn: _______________________________
with a copy to:                           Hale and Dorr
                                          60 State Street
                                          Boston, MA 02109
                                          Attn: John A. Burgess, Esq.

or to such other address as such party shall have designated by notice so given to each other party.

    (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Acquiror and the Stockholder.

    (c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation in the case of any corporate party hereto any corporate successor by merger or otherwise.

    (d) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement.

    (e) Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

    (f) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

    (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

    (h) Third Party Beneficiaries. Except for those persons for whom indemnification is provided, this Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity which is not a party hereto. Those persons for whom indemnification is provided, however, may enforce this Agreement.

    (i) Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of laws principles).

    (j) Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

    (k) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together constitute an instrument. Each counterpart may consist of a number of copies each signed by less that all, but together signed by all, the parties hereto.

  In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.

                                          Borland International, Inc.

                                          By:
                                              -------------------------------

                                          Stockholder

                                          By:
                                              -------------------------------

  The Company by execution of this Agreement acknowledges that the execution, delivery and performance of this Agreement, as it may be amended from time to time, has been approved by its Board of Directors, and agrees to perform all of its obligations under Section 1(e) of this Agreement.

                                          Open Environment Corporation

                                          By:
                                              -------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issues, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement or any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit to brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers.

  Article Seventh of the Borland Certificates provides, in general, that the Registrant may indemnify its directors and officers under certain of the circumstances defined in Section 145, and that no director of Borland will be personally liable to Borland or its stockholders for monetary damages for any breach of such director's fiduciary duty, with certain exceptions. This Article further allows Borland to purchase and maintain insurance on behalf of its directors, officers, employees, or agents and to provide for such indemnification by means of a trust fund, security interest, letter of credit, surety bond, contract, and/or similar arrangement. The directors and officers of Borland and its subsidiaries are insured (subject to certain exceptions and deductions) against liability which they may incur in their capacity as such, including liabilities under the Securities Act, under a liability insurance policy carried by Borland. Borland has also entered into agreements with its officers and directors which essentially provide that Borland will indemnify the officers and directors to the extent set forth in the Certificate of Incorporation and Bylaws of Borland.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  EXHIBIT
  NUMBER  DESCRIPTION
  ------- -----------
   2.1    Agreement and Plan of Merger dated as of May 11, 1996 by and among
          Borland International Inc., Aspen Acquisition Corp. and Open
          Environment Corporation (the "Merger Agreement") (attached as
          Appendix A1 to the Prospectus/Proxy Statement)
   2.2    Amendment No. 1 to Merger Agreement dated July 31, 1996 (attached as
          Appendix A2 to the Prospectus/Proxy Statement)
   2.3    Amendment No. 2 to Merger Agreement dated October 8, 1996 (attached as Appendix A3 to the Prospectus/Proxy Statement)
   4.1    Certificate of Incorporation of Borland as restated and subsequently amended (incorporated by reference to Exhibit 4.1 to Registrant's
          Annual Report of Form 10-K for the year ended March 31, 1996)
   4.2    Bylaws of Borland (incorporated by reference to Exhibit 3.2 to
          Registrant's Annual Report of Form 10-K for the year ended March 31,
          1996)
   5.1    Opinion of Baker & McKenzie, counsel to Registrant, as to the legality of the shares of Common Stock registered hereunder
   8.1    Tax opinion of Hale and Dorr, counsel to OEC

  EXHIBIT
  NUMBER  DESCRIPTION
  ------- -----------
   8.2    Tax opinion of Baker & McKenzie, counsel to the Registrant
  23.1    Consent of Price Waterhouse LLP
  23.2    Consent of Ernst & Young LLP
  23.3    Consent of William Buck
  23.4    Consent of Hale and Dorr (included in Exhibit 8.1)
  23.5    Consent of Baker & McKenzie (included in Exhibits 5.1 and 8.2)
  24.1    Powers of Attorney
  99.1    Proxy Card
  99.2    Fairness Opinion (attached as Appendix B to the Prospectus/Proxy
          Statement)
  99.3    Principal Stockholder Agreement (attached as Appendix B to the
          Prospectus/Proxy Statement)

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (c) To include any material information with respect to the plan of distribution to previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered thereof.

    (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (iv) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (v) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (vi) That every prospectus (a) that is filed pursuant to paragraph (v) immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (vii) Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (viii) To respond to request for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (ix) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SCOTTS VALLEY, STATE OF CALIFORNIA, ON OCTOBER 9, 1996.

                                          Borland International Inc.
                                           (Registrant)

                                                   /s/ Paul W. Emery, II
                                          By: _________________________________
                                             PAUL W. EMERY, II Vice President
                                                       and Secretary

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                         TITLE                DATE

                  *                     Acting Chief           October 9, 1996
-------------------------------------    Executive Officer
            WHITNEY LYNN                 and Director

        /s/ Paul W. Emery, II           Vice President of      October 9, 1996
-------------------------------------    Finance and
          PAUL W. EMERY, II              Administration,
                                         Chief Financial
                                         Officer, Principal
                                         Accounting Officer
                                         and Secretary

                  *                     Director               October 9, 1996
-------------------------------------
           WILLIAM MILLER

                  *                     Director               October 9, 1996
-------------------------------------
             GEORGE HARA

                  *                     Director               October 9, 1996
-------------------------------------
            DAVID HELLER

                  *                     Director               October 9, 1996
-------------------------------------
            PHILIPPE KAHN

                  *                     Director               October 9, 1996
-------------------------------------
            STEPHEN LEWIS

                  *                     Director               October 9, 1996
-------------------------------------
             HARRY SAAL

*By     /s/ Paul W. Emery, II
  ----------------------------------
   (PAUL W. EMERY, II, ATTORNEY IN
                FACT)

                               INDEX TO EXHIBITS

                                                                     SEQUENTIAL
 EXHIBITS DESCRIPTION                                                 PAGE NO.
 -------- -----------                                                ----------
  5.1     Opinion of Baker & McKenzie, counsel to Registrant, as
           to the legality of the share of Common Stock registered
           hereunder
  8.1     Tax opinion of Hale and Dorr, counsel to OEC
  8.2     Tax opinion of Baker & McKenzie
 23.1     Consent of Price Waterhouse LLP
 23.2     Consent of Ernst & Young LLP
 23.3     Consent of William Buck
 23.4     Consent of Hale and Dorr (included in Exhibit 8.1)
 23.5     Consent of Baker & McKenzie (included in Exhibits 5.1
           and 8.2)
 24.1     Powers of Attorney
 99.1     Proxy Card
 99.2     Fairness Opinion (attached as Appendix B to the
           Prospectus/Proxy Statement)
 99.3     Principal Stockholder Agreement (attached as Appendix B
           to the Prospectus/Proxy Statement)